    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ADKNOWLEDGE INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CALIFORNIA                              7389                              77-0429320
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

                             1808 EMBARCADERO ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 842-6500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             MR. SCOTT L. KAUFFMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                ADKNOWLEDGE INC.
                             1808 EMBARCADERO ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 842-6500

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                FAYE H. RUSSELL, ESQ.                                NICHOLAS A. KRONFELD, ESQ.
           BROBECK, PHLEGER & HARRISON LLP                             DAVIS POLK & WARDWELL
            550 WEST C STREET, SUITE 1300                               450 LEXINGTON AVENUE
             SAN DIEGO, CALIFORNIA 92101                              NEW YORK, NEW YORK 10017
                    (619) 234-1966                                         (212) 450-4000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ]
---------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]
---------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                                          AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED                                          PRICE(1)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock................................................       $57,500,000               $15,985
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
                             SUBJECT TO COMPLETION
                             DATED AUGUST 27, 1999

                        Shares

[LOGO]

ADKNOWLEDGE INC.

Common Stock

This is our initial public offering of common stock. No public market currently exists for our common stock. We estimate that the initial public offering price
will be between $          and $          per share.

We have filed an application to qualify the common stock for quotation on the Nasdaq National Market under the symbol "ADKN."

INVESTING IN THE COMMON STOCK INVOLVES MATERIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED NOR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------------------------
                                                              PRICE TO          UNDERWRITING           PROCEEDS TO
                                                               PUBLIC             DISCOUNT             ADKNOWLEDGE
-------------------------------------------------------------------------------------------------------------------------
Per Share                                                $                   $                   $
-------------------------------------------------------------------------------------------------------------------------
Total                                                    $                   $                   $
-------------------------------------------------------------------------------------------------------------------------

We have granted the underwriters the right to purchase up to an additional shares of common stock to cover over-allotments.

J. P. MORGAN & CO.                                 BANCBOSTON ROBERTSON STEPHENS

                          VOLPE BROWN WHELAN & COMPANY

          , 1999

INSIDE FRONT COVER

[Three sections, separated by gradations of color, and each featuring a different photo graphic depicting the value of using AdKnowledge. The first section shows a semi-circular gear with the word "execute" super-imposed in the upper left corner. The second section shows a tape measure with the word "measure" super-imposed in the center. The third section shows a desktop telescope with the word "optimize" in the lower right section. At the bottom is band of red with the AdKnowledge logo (with sm after the name) and slogan, "We make Web advertising work," flush right.]

The following statement appears in the upper right quadrant:

AdKnowledge provides sophisticated marketers and agencies with the power to execute Web marketing programs, measure their effectiveness and optimize results to increase return on investment.

FRONT GATEFOLD:

[Graphical depiction of AdKnowledge, in the center, provides a system for ad buying customers, on the left, to execute their campaigns, serves them to sites and networks, on the right, across the Web, measures the results and gathers more information for analysis and data mining, which in turn is made available to customers so they can optimize their campaigns working through the system. Arrows are numbered to demonstrate the flow and correspond to copy in the bottom center of the page.]

Upper Left Corner Diagonal: AdKnowledge Clients

Center top of Left Column: Ad Buyers

Left column:

eBay logo
SportsLine USA logo
PlanetRx
Left Field
Fleet logo
i-Frontier
eToys logo
SmarterKids.com logo
Organic logo with 3 representative client logos horizontally underneath

Center of page:

Graphical depiction of AdKnowledge services, starting at the bottom section captioned The AdKnowledge System. Within this section, rectangles are stacked vertically with arrows in between labeled Planner, Campaign Manager, and SmartBanner(R). There is a two way arrow between the AdKnowledge System section and a top section captioned AdKnowledge eAnalytics. Within this section there is a rectangle labeled Reporter, with arrows pointing to two rectangles labeled Advisor to the left, VOYAGER Profile(TM) to the right, with arrows from these pointing to another rectangle labeled DataDNA at the top. An arrow numbered 1 flows from the list of AdKnowledge customers on the left to the AdKnowledge System. Another arrow numbered 2 flows from the AdKnowledge System to the list of ad sellers on the right and moves out to point to AdKnowledge eAnalytics. A third arrow numbered 3 flows from AdKnowledge eAnalytics to the list of customers and into the AdKnowledge System.

Below the center graphic is the following narration:

AdKnowledge offers sophisticated marketers and agencies the technology and services to evaluate the effectiveness of Web campaigns and optimize their results.

1. Execute: Marketers and agencies develop campaigns and put information into the AdKnowledge System.

2. Measure: AdKnowledge serves the ads to the Web audience across all sites and networks in a campaign, and tracks all results including clicks, visits, leads and sales generated by the campaign.

3. Optimize: Marketers and agencies use the information and insights provided by AdKnowledge eAnalytics to improve results by making campaign changes through the AdKnowledge System.

Upper right corner caption: Ad Sellers

Right Column:

A series of rectangles, each a different color and labeled as follows:

(green) Yahoo
(blue) DoubleClick Network and 2 media choices they sell, Alta Vista and the Technology channel
(gold) CNN
(green) Flycast Network and 2 media choices they sell, Business & Finance and Community channels
(blue) CBS Sportsline
(orange) 24/7 Network and 2 media choices they sell, Music and Health channels (purple) CNET

INSIDE BACK COVER

Headline: AdKnowledge eAnalytics

Introduction, which appears in a highlighted box near the top of the page:

AdKnowledge eAnalytics mines and analyzes information from a variety of sources to provide Web marketers and advertisers with the kind of strategic insights they need to base future marketing plans on the real drivers of brand awareness and purchase behavior. Findings are then put into action through the AdKnowledge System, resulting in optimal return on investment and effective campaigns.

(Three graphics representing the services that provide information through AdKnowledge eAnalytics. The graphics are at the top of the page and each has a caption describing the benefit of the service. In the center is a graphic entitled AdKnowledge Data Warehouse. Arrows flow from the data warehouse to each of the eAnalytics graphics; arrows also flow from each of the five data sources, which are separate graphics, displayed horizontally at the bottom of the page. Each graphic has a title and a caption.)

Information output icons:

eAnalytics Services

Graphic: Compass
Title: Advisor
Caption: Make creative and media decisions in real time.

Graphic: Heads of several people
Title: Voyager Profile(TM)
Caption: Understand the demographics of your campaign audience

Graphic: A DNA helix
Title: DataDNA
Caption: Find out what drives online brand awareness and purchases.

Data Sources (positioned across the bottom of the page, horizontally)

Graphic: Hand moving mouse
Title: Campaign Set-up
Caption: Campaign customers put into AdKnowledge System

Graphic: Person working at a computer
Title: Ad Views and Clicks
Caption: Web ads delivered & tracked by System

Graphic: A shopping cart
Title: Visits and Transactions, i.e. Purchases, Memberships, etc.
Caption: System tracks actions taken after ad views/clicks

Graphic: Logos of AdKnowledge data partners (Millward Brown Interactive, Media Metrix and Nielsen/NetRatings
Title: 3rd Party Data, i.e. Audience Profiles
Caption: Partnerships with top data providers

Graphic: Computer mainframe
Title: AdKnowledge Customer Databases
Caption: Profile and relationship info from marketers & agencies.

(AdKnowledge logo and slogan)

                               TABLE OF CONTENTS

                                               PAGE
Prospectus Summary...........................    1
Summary Financial Information................    3
Risk Factors.................................    4
Use of Proceeds..............................   13
Dividend Policy..............................   13
Capitalization...............................   14
Dilution.....................................   16
Selected Financial Data......................   17
Forward-Looking Statements...................   18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................   19

                                               PAGE
Business.....................................   28
Management...................................   40
Certain Relationships and Related
  Transactions...............................   49
Principal Stockholders.......................   52
Description of Capital Stock.................   54
Shares Eligible for Future Sale..............   59
Underwriting.................................   60
Legal Matters................................   61
Experts......................................   61
Available Information........................   62
Index to Financial Statements................  F-1

                            ------------------------

In deciding whether to buy our common stock, you should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes. Individual sections of the prospectus, such as the section entitled "Prospectus Summary," are not complete and do not contain all the information that you should consider before investing in AdKnowledge. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Until                   , all dealers that buy, sell or trade our common stock,
whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We are a California corporation but expect to reincorporate in Delaware prior to the closing of this offering. In addition, we expect to merge Focalink Communications, Inc., a wholly owned subsidiary of ours, with and into AdKnowledge prior to the closing of this offering. Unless otherwise indicated, the information in this prospectus assumes that we have completed our reincorporation in Delaware and that we have completed our merger with Focalink.

Unless otherwise indicated, the information in this prospectus assumes that the underwriters do not exercise the over-allotment option. In addition, unless otherwise indicated, all references to shares of common stock in this prospectus:

     - reflect a   for one reverse stock split effective             , 1999;

     - include        shares of common stock issuable upon the closing of this
       offering as a result of the conversion of all outstanding shares of all series of preferred stock; and

     - exclude the shares of common stock issuable upon exercise of all outstanding warrants and options.

For additional information on our common stock, see "Capitalization," "Management -- Benefit Plans," "Description of Capital Stock" and the financial statements and notes in this prospectus.

                            ------------------------

We own applications for federal registration or claim rights in the following trademarks and service marks: AdKnowledge, AdKnowledge eAnalytics, SmartBanner, VOYAGER Profile and Focalink. This prospectus also refers to trade names and trademarks of other companies.

                               PROSPECTUS SUMMARY

This summary highlights some of the information found in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. We urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and the financial statements before you decide to buy our common stock.

OUR BUSINESS

AdKnowledge is a leading independent provider of comprehensive Internet advertising management and analytic services for marketers and advertising agencies. Our services integrate powerful data capture and analysis into an end-to-end advertising management solution that enables marketers and agencies to more productively manage their advertising campaigns and increase the return on their Internet advertising. To date, our services have been used to manage Internet marketing campaigns on behalf of over 200 leading advertisers, including: eBay, eToys, planetRx, and SportsLine. We seek to build on our current position as a market leader to become the industry standard provider of ad management and analytic services to marketers and agencies.

Our services are designed to leverage the unique characteristics of the Internet as an advertising medium. Because ads are delivered to one viewer at a time across a digital infrastructure, the Internet provides the potential for personalized ad delivery and the measurement and tracking of consumer responses to ads in real time. Although the Internet allows advertisers and agencies to capture an unprecedented amount of valuable data on consumer behavior, according to Jupiter Communications the majority of this data currently goes uncaptured or unused. By using our ad management services in conjunction with our robust data collection and data mining services, marketers and agencies can identify the factors that underlie advertising effectiveness and thereby customize and target their Web advertising based on a multitude of audience metrics.

OUR MARKET OPPORTUNITY

We operate in the fast-growing Internet advertising market. Forrester Research projects that the market for Internet advertising will grow from $3.3 billion in 1999 to $33 billion by 2004. Within this market, we focus exclusively on the buy-side segment, comprised of marketers and their agencies, which is relatively underserved. We believe that we are well positioned to take advantage of this significant opportunity.

We believe that the buyers of Web advertising are seeking powerful solutions to enable them to optimize their Internet advertising campaigns and better leverage the significant potential of the Internet as an advertising medium. To date, however, there have been few solutions responsive to these needs. For the most part, the buyers of ad inventory have had to rely on the sellers of ad inventory -- ad networks and independent Web sites -- for ad management and reporting services. Because these services are based on systems tailored to the needs of the sellers of ad inventory, we believe that they do not fully address the unique needs of marketers and agencies. These needs include:

     - Comprehensive and easily outsourced ad management, tracking and reporting services;

     - Consistent measurement metrics on advertising effectiveness from unbiased and independent third parties;

     - Ability to determine the return on investment in Internet advertising, or "ROI"; and

     - Robust data collection, management, and mining tools.

OUR SOLUTION

We respond to the needs of the buy-side by providing centralized ad management and analytic services that offer independent and standardized reporting on advertising effectiveness, including ROI, across all major Web sites. We believe that because we are unaffiliated with any ad network or media property, our clients view us as a trusted infomediary offering an unbiased and independent view on advertising effectiveness.

Our service offering includes the AdKnowledge System and AdKnowledge eAnalytics(TM). The AdKnowledge System is a suite of Web-based applications that enables marketers and agencies to more efficiently manage all aspects of their Web advertising from their desktop. AdKnowledge eAnalytics is a collection of detailed data analysis and data mining services that gives marketers and agencies the ability to obtain deeper insights into consumer behavior and brand awareness. In addition to increasing ROI, our services also allow our clients to experience significant productivity gains and cost savings.

                                  THE OFFERING

COMMON STOCK OFFERED.................................  shares

COMMON STOCK OUTSTANDING AFTER THE
  OFFERING...........................................  shares

OVER-ALLOTMENT OPTION................................  shares

USE OF PROCEEDS......................................  Assuming a price per share of $          , the mid-point
                                                       of the range set forth on the cover of this prospectus,
                                                       AdKnowledge will receive net proceeds from this offering,
                                                       after deducting expenses, of approximately
                                                       $          million, or $          million if the
                                                       underwriters purchase all of the shares they are entitled
                                                       to purchase to cover over-allotments. See "Underwriting."
                                                       We intend to use these proceeds for working capital and
                                                       general corporate purposes. See "Use of Proceeds."

PROPOSED NASDAQ NATIONAL MARKET SYMBOL...............  "ADKN"

The information above includes shares of common stock issuable upon the closing of this offering as a result of the conversion of all outstanding shares of all series of preferred stock but excludes the following:

     - shares issuable upon the exercise of stock options outstanding under our stock option plans, with a weighted average
       exercise price of $     per share;

     - shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $
      per share;

     - Up to                shares issuable upon exercise of a warrant granted
       on August 25, 1999 with an exercise price per share which shall be
       between $     and $     ;

     -                shares reserved for issuance under our 1999 Stock
       Incentive Plan; and

     -                shares reserved for issuance under our 1999 Employee Stock
       Purchase Plan.

For additional information on our common stock, see "Capitalization," "Management -- Benefit Plans," "Description of Capital Stock" and the financial statements and notes in this prospectus.

                            ------------------------

Our principal executive offices are located at 1808 Embarcadero Road, Palo Alto, California 94303. Our telephone number at that location is (650) 842-6500. Our Web site is www.adknowledge.com. The information contained on our Web site does not constitute part of this prospectus.

                         SUMMARY FINANCIAL INFORMATION

The following table contains our summary financial data which should be read together with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Pro forma per share amounts in the table below reflect the common stock outstanding during each period plus the common stock to be issued at the closing of this offering in connection with the conversion of preferred stock. For a more complete explanation of the determination of the number of shares used in computing pro forma basic and diluted net loss per share, please see "Selected Financial Data."

The "Pro Forma As Adjusted" column in the second table below reflects the conversion of preferred stock described above plus the sale of shares of common stock in this offering at an assumed initial public offering
price of $     per share, the mid-point of the range set forth on the cover of this prospectus. For a more complete explanation of how pro forma as adjusted amounts were calculated, see "Selected Financial Data" and "Capitalization."

                                        ------------------------------------------------------------------------------
                                         PERIOD FROM
                                        JULY 10, 1996
                                          (DATE OF
                                        INCEPTION) TO      YEARS ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                                        DECEMBER 31,      ---------------------------     ----------------------------
                                            1996             1997            1998            1998             1999
                                        -------------     -----------     -----------     -----------     ------------
                                                                                                  (UNAUDITED)
Dollars in thousands, except per share
  data
STATEMENT OF OPERATIONS DATA:
Revenues..............................   $        --      $       564     $     2,421     $     1,071     $      1,636
Cost of revenues......................            --              209           3,109           1,442            2,523
Gross profit (loss)...................            --              355            (688)           (371)            (887)
Loss from operations..................          (727)          (2,954)        (10,156)         (4,601)          (7,525)
Net loss..............................          (729)          (2,914)        (10,258)         (4,621)          (7,671)
Net loss per share, basic and
  diluted.............................   $     (0.39)     $     (0.60)    $     (1.27)    $     (0.72)    $      (0.61)
Shares used in computing net loss per
  share, basic and diluted............     1,880,729        4,886,242       8,051,461       6,453,335       12,621,474
Pro forma net loss per share, basic
  and diluted.........................                                    $     (0.35)                    $      (0.16)
Shares used in pro forma net loss per
  common share calculation, basic and
  diluted.............................                                     29,146,430                       49,336,944

                                                              ---------------------------
                                                                  AS OF JUNE 30, 1999
                                                              ---------------------------
                                                                               PRO FORMA
                                                                ACTUAL        AS ADJUSTED
                                                              -----------     -----------
                                                              (UNAUDITED)
Dollars in thousands
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ 5,052
Working capital.............................................      4,709
Total assets................................................     14,351
Notes payable and capital lease obligations, less current
  portion...................................................      2,410
Total stockholders' equity..................................      8,326

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following information about this risk along with the other information contained in this prospectus before you decide whether to buy our common stock. If any of the following risks actually occurred, our business, results of operations and financial condition would likely suffer. If this happened, the market price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock. Although we believe that the risks and uncertainties described below are the material risks currently facing our company, such risks and uncertainties are not the only ones that we will face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business, results of operations and financial condition.

WE HAVE INCURRED SUBSTANTIAL LOSSES AND ANTICIPATE CONTINUED LOSSES.

We have never been profitable. As of June 30, 1999, we had an accumulated deficit of $21.6 million. Our costs and expenses historically have increased faster than our revenues and we expect that they will continue to do so. We therefore expect to continue to incur significant losses for the foreseeable future.

We will need to generate significant additional revenue in order to achieve profitability and may not achieve profitability. If our revenue grows more slowly than we anticipate or if our expenses either increase more than we expect or cannot be reduced in light of lower revenue, our business may not succeed. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our history of losses and anticipation of continued losses.

OUR FUTURE PROFITABILITY DEPENDS ON ADKNOWLEDGE EANALYTICS.

The AdKnowledge eAnalytics service is central to our business model. We may not achieve an acceptable level of profitability, or become profitable at all, if marketers and advertising agencies do not perceive that the use of AdKnowledge eAnalytics will improve the effectiveness of their advertising campaigns or if they are otherwise unable to generate a sufficient return on investment from using the service. AdKnowledge eAnalytics was recently introduced and is currently in a preliminary stage, generating insignificant revenues and incurring significant costs. Because the service is new, we cannot assure you that it will achieve widespread customer acceptance. Even if AdKnowledge eAnalytics does achieve widespread customer acceptance, we cannot assure you that we will be able to provide the service in a timely and cost-effective manner or that one or more of our current or future competitors will not develop a similar or superior service. There is also a risk that services similar to our AdKnowledge eAnalytics services will in the future become a basic commodity and be freely available to marketers and advertising agencies at little or no cost. If any of these developments occurs, our results of operations and financial condition would be materially harmed.

WE MAY NOT BE ABLE TO SUCCESSFULLY SCALE OUR TECHNOLOGY INFRASTRUCTURE.

Our technology infrastructure may not be able to support higher volumes of ads, additional clients or new types of advertising or direct marketing. If we are not able to scale our technology infrastructure, we will have difficulty retaining existing clients and attracting new clients. If our traffic increases because of heightened demand from existing or new clients, we will need to accommodate large increases in the number of ads that we manage and deliver and the amount of data that we store. We will also need to support the introduction of new and evolving types of advertising and direct marketing that require greater system resources than current methods of Internet advertising. We may not be able to continue to scale our data centers on time or within budget. The uninterrupted performance of our data centers is critical to our success. We expect to add more data centers to improve redundancy and to increase capacity. Adding capacity will be expensive, and we may not be able to do so successfully. In addition, we cannot assure you that we will be able to protect our new or existing data centers from unexpected events as we scale our systems. See "Business -- Ad Management Technology and Infrastructure" for detailed information on our system capacity.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT FUTURE RESULTS OF OPERATIONS AND TO ADDRESS RISKS AND UNCERTAINTIES.

We have a limited operating history and our prospects are subject to the risks and uncertainties frequently encountered by early stage Internet companies. These risks and uncertainties include our inability to predict future results of operations accurately due to our lack of operating history and the unavailability of comparable business models. We cannot assure you that our business strategy will be successful or that we will address these risks and uncertainties successfully.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND SEASONAL VARIATIONS.

Our quarterly results of operations have varied significantly in the past. Our revenue and quarterly results of operations may continue to vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. These factors include:

     - the advertising budget cycles of individual advertisers and marketers and the seasonality of Internet advertising generally;

     - changes in our pricing policies to effectively compete in the Internet advertising market;

     - the time it takes us to sell and implement our services and the size of each contract or sale;

     - our ability to attract and retain new clients and maintain client satisfaction;

     - our costs related to hiring and retaining key personnel;

     - the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and ad management and delivery infrastructure;

     - costs related to implementing and improving our operational, financial and management information systems;

     - costs related to possible acquisitions and integration of technologies or businesses; and

     - costs related to international expansion and sales of our services abroad.

We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first calendar quarter of each year. If our market makes the transition from an emerging to a more developed medium, similar seasonal and cyclical patterns may develop in our industry. Our revenues will be affected by seasonal and cyclical patterns in Internet advertising spending.

Due to all of the foregoing factors and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Also, it is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information on our historical quarterly operating results.

WE HAVE MANY COMPETITORS AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN THE MARKET FOR AD MANAGEMENT AND ANALYTIC SERVICES.

The market for Internet advertising management and ad delivery services, broadly defined, is relatively new yet intensely competitive. On an ongoing basis we expect to compete with numerous vendors offering alternative solutions that provide similar functionality to that offered by our services. We currently compete principally with providers of alternative advertising management systems, including DoubleClick Inc.; AdForce, Inc.; Excite@Home, through its MatchLogic subsidiary; and NetGravity Inc. Over time, we believe additional competition will come from other segments including companies providing ad management solutions for Web sites, advertising agencies and other marketing infrastructure service providers.

Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than we do. These competitors may engage in more extensive research and development, undertake more far-reaching marketing campaigns and make more attractive offers to existing and potential employees, marketers and advertising agencies. These competitors may also adopt more aggressive pricing policies and may even provide services similar to ours for free by bundling them with their other product and service offerings. We cannot assure you that our competitors will not develop products or services that are equal or superior to our solutions or that achieve greater market acceptance than our solutions. In addition, our competitors may develop databases that are larger than or otherwise superior to our database. Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. In addition, companies involved in the Internet advertising market, including ours, must also compete with television, radio, cable and print media.

We cannot assure you that we will be able to compete successfully or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

WE MAY NEED ADDITIONAL FINANCING WHICH COULD BE DIFFICULT TO OBTAIN.

We may need to raise additional financing, and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. While we currently do not have any material commitments for capital expenditures, we anticipate that we will incur significant capital expenditures in the second half of 1999 in connection with maintenance and enhancement of our ad serving and reporting equipment, and hardware and software necessary for continued development of our AdKnowledge eAnalytics services. We also expect to make significant investments in sales and marketing and the development of new services. The failure to raise sufficient funds to finance growth could require us to delay or abandon some or all of our plans or forego new market opportunities, making it difficult for us to respond to competitive pressures. If we issue equity securities to raise funds, our stockholders will be diluted. The holders of the new equity securities may also have rights, preferences or privileges senior to those of existing holders of common stock.

THE VALUE OF THE ADKNOWLEDGE EANALYTICS SERVICE DEPENDS ON COLLECTION OF DATA FROM CLIENTS' ADVERTISING CAMPAIGNS.

In addition to the detailed data we collect and warehouse for individual clients, we accumulate anonymous data on the activity of Internet users across all of our clients. We use this anonymous data to build user behavioral models to assist in the targeting of Internet advertising campaigns. Our clients currently can elect to not allow us to collect this anonymous data. They might choose to do this because of concerns relating to sharing proprietary information about their users and perceived privacy concerns. If a significant number of our clients elected not to allow us to collect the anonymous data, the value of the AdKnowledge eAnalytics service could be severely impaired.

WE DEPEND ON A SMALL NUMBER OF CLIENTS FOR OUR REVENUES.

We derive a substantial portion of our revenues from a small number of marketers and ad agencies. Our quarterly and annual results of operations would be materially and adversely affected by the loss of any of these clients or any significant reduction in revenues generated from any of these clients. Our ten largest clients represented 45% of our revenues for 1998 and 49% of our revenues for the first half of 1999. Our client agreements can generally be terminated by our clients at any time with little or no penalty.

WE MAY NOT BE ABLE TO RETAIN KEY PERSONNEL, AND OUR MANAGEMENT TEAM MAY NOT WORK TOGETHER SUCCESSFULLY.

Our future success depends on our ability to attract and retain key technical, sales and senior management personnel and their ability to execute our growth strategy. In particular, we rely heavily on Scott L. Kauffman, President, Chief Executive Officer and a director. Other than as described in "Management -- Employment and Severance Arrangements," none of our key personnel has an employment or non-competition agreement with us and could therefore terminate their employment with us at any time without penalty. We also do not maintain key person life insurance policies on any of our executives or key personnel.

In 1998, we hired a Vice President of Business Development and a Vice President and Chief Information Officer. Additionally, during 1999, we promoted two existing employees to their current positions of Vice President of Analytic Services and Vice President of Marketing. We are currently seeking to hire a Chief Financial Officer, a Vice President of Sales, a Vice President of Engineering and a Vice President of Operations. Our future performance will depend, in part, on our ability to attract new employees and integrate our newly hired executive officers effectively into our management team. Our executive officers, who have worked together for only a short time, may not be successful in carrying out their duties or making strategic decisions quickly in a rapidly changing market.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR TECHNOLOGY.

Our success and ability to compete are dependent on our internally developed technologies and trademarks. If our proprietary rights are infringed by a third party, the value of our services to our clients would be diminished and additional competition might result from the third party's use of those rights. We cannot assure you that our patent applications or trademark registrations will be approved. Even if they are approved, our patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own those trademarks, our use of these trademarks would be restricted unless we entered into arrangements with the third-party owners, which might not be possible on reasonable terms. We cannot assure you that any of our proprietary rights will be viable or of value since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and evolving. We also cannot assure you that the steps we have taken will prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

OUR SYSTEMS MAY FAIL, EXPERIENCE SLOWDOWNS OR BE DAMAGED.

Our system's continuing and uninterrupted performance is critical to our success. Clients may become dissatisfied by any system failure or slowdown that interrupts our ability to provide our services to them, including failures or slowdowns affecting our ability to deliver advertisements accurately and in a timely manner and our ability to collect, analyze and report data. Sustained or repeated system failures or slowdowns would reduce the attractiveness of our solutions to our clients. To the extent that we do not effectively address any system failures or slowdowns, our business, results of operations and financial condition would be materially and adversely affected.

Our operations are dependent on our ability and that of our co-location providers to protect our computer systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts and similar unexpected adverse events. Despite precautions we have taken, unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, interruption in the delivery of our solutions. In addition, damage to our systems may cause loss of data used in our services. Our business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts our systems or if any data in our database were lost.

WE MAY NOT BE ABLE TO TARGET ADVERTISEMENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO RETAIN OUR EXISTING CLIENTS AND TO ATTRACT NEW CLIENTS.

We may not be able to continue to meet the needs of our clients or the marketplace for more sophisticated targeting solutions. As more advertisers demand targeting solutions, we will need to develop increasingly effective tools and larger databases that can provide greater demographic precision in ad management and delivery. The development of these tools and databases is technologically challenging and expensive. We cannot assure you that we can develop any of these tools or databases in a cost-effective and timely manner, if at all. Moreover, privacy concerns may cause a reduction or limitation in the use of user information, which could limit the effectiveness of our technology and adversely affect our ability to retain our existing clients and to attract new clients.

MANY OF OUR CLIENTS HAVE LIMITED OPERATING HISTORIES, ARE UNPROFITABLE AND MAY NOT BE ABLE TO PAY FOR OUR SERVICES.

Many of our principal clients have limited operating histories and have not achieved profitability. If one or more of our clients is unable to pay for our services, or pays more slowly than we anticipate, our quarterly and annual results of operations could be materially and adversely affected. You should evaluate the ability of our clients to meet their payment obligations to us in light of the risks, expenses and difficulties encountered by companies with limited operating histories, particularly in the evolving Internet market.

THIRD PARTIES MAY ASSERT INFRINGEMENT CLAIMS AGAINST US OR OUR CLIENTS.

Third parties may assert infringement claims against us or our clients based on our technology or our collection of Internet user data. Any claims or litigation, if they occur, could subject us to significant liability for damages or could result in invalidation of our rights. Even if we were to prevail, litigation could be time-consuming and expensive to defend, and could result in diversion of our time and attention. Any claims or litigation from third parties might also limit our ability to use the proprietary rights subject to these claims or litigation.

POTENTIAL YEAR 2000 RISKS MAY ADVERSELY AFFECT OUR BUSINESS.

There is significant uncertainty regarding the potential effects associated with Year 2000 compliance issues. We have not engaged in any formal process designed to independently verify our Year 2000 readiness. We cannot assure you that unanticipated costs associated with any Year 2000 compliance will not exceed our present expectations. We depend heavily on the uninterrupted availability of the Internet infrastructure to conduct our business. We also rely heavily on the continued operations of ad networks and independent Web sites for our revenues. We are therefore dependent upon the success of the Year 2000 compliance efforts of the many service providers that support the Internet, and the Year 2000 compliance efforts of ad networks and sites. Interruptions in the Internet infrastructure affecting us or ad networks and sites, or the failure of the Year 2000 compliance efforts of ad networks or sites, could have a material adverse effect on our quarterly and annual results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance" for detailed information on our Year 2000 readiness.

PROVISIONS IN OUR CHARTER DOCUMENTS MAY DETER ACQUISITION BIDS FOR ADKNOWLEDGE.

Our board of directors expects to adopt a stockholder rights plan prior to the closing of this offering. This plan would cause substantial dilution to any person or group that attempts to acquire our company on terms not approved in advance by our board of directors. We also expect to adopt a classified board of directors and restated bylaws so that our stockholders will be unable to act by written consent or to fill any vacancy on the board of directors or be able to call special meetings of stockholders to remove any director or the entire board of directors without cause. These provisions and other provisions of Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. See "Management" and "Description of Capital Stock" for detailed information on these protective provisions.

WE COULD FACE ADDITIONAL STOCK-BASED COMPENSATION RELATED TO OUR RELATIONSHIP WITH TRINET.

From January 1, 1998 through the present date, we have been using TriNet VCO, an independent professional employer organization, to provide payroll services and employee benefits for all our employees. Under the co-employment arrangement, we pay TriNet an administration fee per co-employee, in addition to compensation costs, to cover payroll processing and related taxes and insurance. On March 31, 1999, the Financial Accounting Standards Board ("FASB") issued an Exposure Draft of a FASB Interpretation, Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25. This FASB Exposure Draft, if adopted in its current form, could be interpreted to indicate that employees subject to co-employment arrangements would not be considered our employees for purposes of applying APB No. 25. If additional clarification regarding the definition of an employee is not provided in the final pronouncement, we may be required to record stock-based compensation for stock options granted to our employees after December 15, 1998 for the purpose of accounting for stock options under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." We would recognize deferred stock-based compensation which would be amortized to expense over the remaining vesting periods of the options. This amortization would have a material adverse effect on our operating results.

WE MAY HAVE TROUBLE EXPANDING INTERNATIONALLY.

A part of our strategy is to expand into international markets. To date, we have had only very limited experience in marketing and operating our Internet advertising management services internationally. It may be difficult for us to do so successfully in the future. In order to expand overseas we intend to enter into relationships with foreign businesses. We may experience difficulty in managing international operations because of distance, as well as language and cultural differences, and there can be no assurance that we or our future foreign business associates will be able to successfully market and operate our services in foreign markets. We also believe that, in light of substantial anticipated competition, it will be necessary to implement our business strategy quickly in international markets to obtain a significant share of the market.

RISKS COMMON TO INTERNET ADVERTISING MANAGEMENT COMPANIES

PRIVACY CONCERNS MAY ADVERSELY AFFECT OUR ABILITY TO IMPLEMENT OUR INTERNET ADVERTISING SOLUTIONS.

Web sites and Internet ad servers typically place a small file commonly known as a "cookie" on a user's hard drive, generally without the user's knowledge or consent. Our products and services and those of our competitors are dependent on the use of cookies to collect, sort and analyze information about Internet browsers. Most currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive or to delete cookies at any time. In addition, some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies. The effectiveness of our services would be greatly limited by a significant reduction or limitation in the use of cookies.

In addition, privacy concerns may cause some Web users to be less likely to visit Web sites that use cookies. If enough Web users choose not to visit sites that use cookies, our ability to sell AdKnowledge eAnalytics services would be adversely affected. This would, in turn, have a material adverse effect on our business, financial condition or results of operations.

LEGISLATION OR REGULATIONS MAY BE ADOPTED THAT COULD AFFECT OUR ABILITY TO GENERATE OR USE INFORMATION FOR PROFILES AND MAY HINDER OUR ABILITY TO CONDUCT BUSINESS.

The legal and regulatory environment governing the Internet and the use of information about Internet users is uncertain and may change. United States legislators in the past have introduced a number of bills aimed at regulating the collection and use of personal data from Internet users and additional similar bills may be considered during any congressional session. Although we believe no current legislation has a material adverse effect on our business, it is possible that a bill may be enacted into law that negatively affects our ability to collect and use data about Internet users or that otherwise affects our business. The European Union has recently adopted a directive addressing data privacy that may result in limitations on the collection and use of specific personal information regarding Internet users. In addition, Germany has imposed its own laws protecting data that can become personally identifiable through subsequent processing. Other countries may also enact limitations on the use of personal data.

To date, these regulations have not materially restricted the use of our products. However, legislation or regulations may in the future be adopted which may limit our ability to target advertising or collect and use information in one or more countries. Further, a number of laws and regulations have been and may be adopted covering issues such as pricing, acceptable content, taxation and quality of products and services on the Internet. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium. In addition, due to the global nature of the Internet, it is possible that multiple federal, state or foreign jurisdictions might inconsistently regulate our activities or the activities of ad networks or Web sites. Any of the foregoing developments could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO MANAGE THE GROWTH WE EXPECT IN OUR OPERATIONS.

We have recently experienced a period of rapid growth and expansion. As a result, we have grown our workforce substantially from 55 employees on June 30, 1998 to 77 employees on July 31, 1999, and we plan to continue to expand our sales and marketing, analytic services and engineering organizations. This growth has placed, and anticipated future growth in our operations will continue to place, a significant strain on our management, systems, and resources. To manage any growth of our operations, we must:

     - improve existing and implement new financial, operational and managerial controls and reporting systems and procedures;

     - hire, train and manage additional qualified personnel;

     - expand and upgrade our core technologies; and

     - effectively manage multiple relationships with our clients and other third parties.

We may not succeed in these efforts. Our future performance may also depend on the effective integration of businesses we may acquire in the future. Our business, results of operations and financial condition will be materially and adversely affected if we are unable to effectively manage our expanding operations.

We are in the process of installing an automated financial and management accounting system, and until now have prepared much of such information manually. We cannot assure you that our financial and management accounting systems will adequately accommodate our need for such information as we grow larger.

CONSOLIDATION IN THE INTERNET INDUSTRY MAY ADVERSELY AFFECT OUR ABILITY TO RETAIN OUR PRINCIPAL CLIENTS.

Many of our principal clients are now and may in the future be affected by rapid consolidation in the Internet industry. Our quarterly and annual results of operations would be materially and adversely affected if we lose any of these clients as a result of consolidation or if our clients are required to use the proprietary ad delivery technologies of the companies that acquire them or other ad delivery technologies. See "Business -- Competition" for detailed information on industry consolidation.

WE MAY NOT BE ABLE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE.

The Internet and Internet advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards can render existing products and services obsolete. Our future success will depend on our ability to adapt to rapidly changing technologies and to enhance existing Internet advertising management solutions and develop and introduce a variety of new solutions to address our clients' changing demands. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of our solutions. In addition, our new solutions or enhancements must meet the requirements of our current and prospective clients and must achieve significant market acceptance. Material delays in introducing new solutions and enhancements may cause clients to forego purchases of our solutions and purchase those of our competitors.

DEMAND AND MARKET ACCEPTANCE OF INTERNET ADVERTISING SOLUTIONS IS UNCERTAIN.

Our future success is highly dependent on an increase in the use of the Internet as an advertising medium. The Internet advertising market is new and rapidly evolving, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand and market acceptance for Internet advertising solutions is uncertain. Many of our current or potential advertising clients have little or no experience using the Internet for advertising purposes and they have allocated only a limited portion of their advertising budgets to Internet advertising. These clients may find Internet advertising to be less effective for promoting their products and services relative to traditional advertising media. In addition, there are "filter" software programs that limit or prevent advertising from being delivered to a user's computer. The widespread adoption of such software would significantly undermine the commercial viability of Internet advertising. If the market for Internet advertising fails to develop or develops more slowly than we expect, then our business, results of operations and financial condition could be materially and adversely affected.

THE ACCEPTANCE AND EFFECTIVENESS OF THE INTERNET AS A MEDIUM FOR CONSUMER TRANSACTIONS IS NOT YET FULLY ESTABLISHED.

Our future success is dependent in large part on an increase in the use of the Internet for business transactions with consumers. The electronic commerce market is new and rapidly evolving and the extent of consumer acceptance of the Internet is uncertain. If a sufficiently broad base of consumers do not accept the use of the Internet for transacting business, our business, financial condition and results of operations could be materially and adversely affected.

THE INTERNET INFRASTRUCTURE MAY NOT BE ABLE TO ACCOMMODATE RAPID GROWTH.

The Internet infrastructure may fail to support the growth of the Internet. If the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the capacity requirements of users, we cannot assure you that the Internet infrastructure will be able to support the demands placed on it. Any actual or perceived failure of the Internet could undermine the benefits of our services. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity or due to increased government regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet could result in slower response times and could hamper use of the Internet. Even if the Internet infrastructure is able to accommodate rapid growth, we may be required to spend heavily to adapt to new technologies.

RISKS RELATING TO THE OFFERING

AFTER THE OFFERING, WE WILL CONTINUE TO BE CONTROLLED BY EXISTING STOCKHOLDERS.

Upon completion of this offering, the principal stockholders listed under "Principal Stockholders" will beneficially own, in the aggregate, approximately
     % of our outstanding common stock. Consequently, such persons, as a group, will be able to control the outcome of all matters submitted for stockholder action, including the election of directors and approval of significant change in control transactions. Therefore, they will effectively control our management and affairs. This may have the effect of delaying or preventing a change in control of AdKnowledge. See "Management" and "Principal Stockholders."

WE WILL NOT PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

We anticipate that earnings, if any, will be retained for the development of our business and that no cash dividends will be declared on the common stock for the foreseeable future. In addition, some of our debt financing arrangements restrict the payment of dividends. See "Dividend Policy."

AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP.

Before this offering, you could not buy or sell our common stock on a public market. An active public market for our common stock may not develop or be sustained after the offering, which could affect your ability to sell your shares and depress the market price of your shares. The market price of your shares may significantly vary from the offering price.

WE WILL HAVE DISCRETION AS TO THE USE OF PROCEEDS OF THIS OFFERING.

We currently have no specific uses planned for the net proceeds of this offering. As a result, our management will have broad discretion in applying the net proceeds of this offering, and could include uses with which you may disagree. The failure of management to apply the net proceeds effectively could have a material adverse effect on our business, financial condition and results of operations. See "Use of Proceeds."

THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS, AND WE COULD BE SUBJECT TO SECURITIES LITIGATION.

The market price of our common stock is likely to be subject to wide fluctuations. If our revenue does not grow or grows more slowly than we anticipate, or if operating or capital expenditures exceed our expectations or cannot be adjusted accordingly, the market price of our common stock could fall. In addition, if the market for Internet-related stocks or the stock market in general experiences a loss in investor confidence, the market price of our common stock could fall for reasons unrelated to our business or results of operations. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of litigation, it could result in substantial costs and a diversion of management's attention and resources.

YOU WILL SUFFER DILUTION IN THE VALUE OF YOUR SHARES.

Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options to purchase common stock are exercised, there will be further dilution. See "Dilution" for detailed information on dilution resulting from this offering.

SALES OF OUTSTANDING COMMON STOCK MAY DEPRESS THE STOCK PRICE AFTER THE
OFFERING.

A substantial number of shares of our common stock could be sold into the public market after this offering. The occurrence of such sales, or the perception that such sales could occur, could materially and adversely affect our stock price or could impair our ability to obtain capital through an offering of equity
securities. After this offering, we will have outstanding             shares of
common stock, or             shares if the underwriters exercise their option to
purchase additional shares of common stock in the offering. We have also
reserved an additional             shares of common stock for issuance under our
stock option and stock purchase plans and under other stock option agreements.
Options to purchase             of these shares have been issued, all of which
will be exercisable upon the consummation of this offering but subject to future vesting.

The             shares of common stock being sold in this offering will be freely transferable under the securities laws immediately after issuance, except for any shares sold to "affiliates" of AdKnowledge. We intend to register for resale the shares of common stock reserved for issuance under our stock option
and stock purchase plans approximately             days after the date of this
prospectus. In addition, substantially all stockholders have agreed under written "lock-up" agreements that, for a period of 180 days from the date of this prospectus, they will not sell their shares. As a result, upon the expiration of the lock-up agreements 180 days after the date of this prospectus, shares of common stock will be eligible for sale subject, in most cases, to certain volume and other restrictions under Federal securities laws.
The remaining             shares of common stock will become eligible for resale
under the Federal securities laws on the first anniversary of their respective
dates of issuance, beginning on                . See "Management -- Benefit
Plans" and "Shares Eligible for Future Sale."

We and stockholders who will hold in the aggregate             shares of common
stock upon the consummation of this offering have entered into a registration rights agreement which requires us to include shares of common stock held by such stockholders in registered offerings of common stock made by us in the future.

                                USE OF PROCEEDS

We estimate that the net proceeds from the sale of the             shares will
be approximately $            million, assuming an initial public offering price
of $            per share, the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and
estimated offering expenses of $          payable by us. If the underwriters
exercise their over-allotment option in full, we will receive additional net
proceeds of $     million.

We intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies or services that are complementary to our business. We have no present plans or commitments and are not engaged in any negotiations with respect to any transactions of this type. Pending these uses, we intend to invest the net proceeds from this offering in interest-bearing, investment-grade securities. See "Risk Factors -- We will have discretion as to the use of proceeds of this offering."

                                DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and we do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. In addition, some of our debt financing arrangements restrict the payment of dividends. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on financial condition, operating results, capital requirements and other factors that our board of directors deems relevant.

                                 CAPITALIZATION

The following table sets forth our capitalization as of June 30, 1999:

     - on an actual basis;

     - on a pro forma basis, after giving effect to (i) the                for
       one reverse split of our common stock, and (ii) the conversion of 525,000 shares of Series A preferred stock, 5,512,000 shares of Series B preferred stock, 569,525 shares of Series C-1 preferred stock, 605,122 shares of Series C-2 preferred stock, 2,282,730 shares of Series C-3 preferred stock, 14,432,618 shares of Series D preferred stock and 15,555,557 shares of Series E preferred stock, into an aggregate of shares of common stock; and

     - on a pro forma as adjusted basis to reflect our receipt of the estimated
       net proceeds from our sale of                shares of common stock in
       this offering at an assumed initial public offering price of $     per
       share, the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses.

                                                              ----------------------------------
                                                                     AS OF JUNE 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
Dollars in thousands, except share data
Notes payable and capital lease obligations, less current
  portion...................................................  $  2,410    $ 2,410      $2,410
Stockholders' equity:
     Series A preferred stock, $.001 par value; 525,000
      shares authorized, actual; none authorized, pro forma
      and pro forma as adjusted; 525,000 shares issued,
      actual; none issued, pro forma and pro forma as
      adjusted..............................................         1         --          --
     Series B preferred stock, $.001 par value; 5,512,000
      shares authorized, actual; none authorized, pro forma
      and pro forma as adjusted; 5,512,000 shares issued,
      actual; none issued, pro forma and pro forma as
      adjusted..............................................         6         --          --
     Series C-1 preferred stock, $.001 par value; 576,192
      shares authorized, actual; none authorized, pro forma
      and pro forma as adjusted; 569,525 shares issued,
      actual; none issued, pro forma and pro forma as
      adjusted..............................................         1         --          --
     Series C-2 preferred stock, $.001 par value; 615,016
      shares authorized, actual; none authorized, pro forma
      and pro forma as adjusted; 605,122 shares issued,
      actual; none issued, pro forma and pro forma as
      adjusted..............................................         1         --          --
     Series C-3 preferred stock, $.001 par value; 2,442,366
      shares authorized, actual; none authorized, pro forma
      and pro forma, as adjusted; 2,282,730 shares issued,
      actual; none issued, pro forma and pro forma as
      adjusted..............................................         2         --          --
     Series D preferred stock, $.001 par value; 15,138,784
      shares authorized, actual; none authorized, pro forma
      and pro forma as adjusted; 14,432,618 shares issued,
      actual; none issued, pro forma and pro forma as
      adjusted..............................................        14         --          --
     Series E preferred stock, $.001 par value; 15,711,120
      shares authorized, actual; none authorized, pro forma
      and pro forma as adjusted; 15,555,557 shares issued,
      actual; none issued, pro forma and pro forma as
      adjusted..............................................        16         --          --
     Series 1 preferred stock, $.001 par value; no shares
      authorized, actual;                shares authorized,
      pro forma and pro forma as adjusted; none issued,
      actual, pro forma and pro forma as adjusted...........        --         --          --

                                                              ----------------------------------
                                                                     AS OF JUNE 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
  Common stock, $.001 par value;                shares
     authorized, actual;                shares authorized,
     pro forma and pro forma as adjusted;
     shares issued, actual;                shares issued,
     pro forma; and                shares issued, pro forma
     as adjusted............................................         6         --          --
       Additional paid-in capital...........................    34,630
       Deferred stock-based compensation....................    (4,736)
       Note receivable from stockholder.....................       (42)
       Unrealized loss on investments.......................        (1)
       Accumulated deficit..................................   (21,572)
                                                              --------    -------      ------
          Total stockholders' equity........................     8,326      8,326
                                                              ========    =======      ======
          Total capitalization..............................  $ 10,736    $10,736
                                                              ========    =======      ======

The outstanding share information set forth above excludes:

     - shares issuable upon the exercise of stock options outstanding under our stock option plans, with a weighted average
       exercise price of $       per share;

     -                shares issuable upon exercise of outstanding warrants with
       a weighted average exercise price of $       per share;

     - Up to                shares issuable upon exercise of a warrant granted
       on August 25, 1999 with an exercise price per share which shall be
       between $     and $     ;

     -                shares reserved for issuance under our 1999 Stock
       Incentive Plan; and

     -                shares reserved for issuance under our 1999 Employee Stock
       Purchase Plan.

For additional information on our common stock, see "Management -- Benefit Plans," "Description of Capital Stock" and the financial statements and notes in this prospectus.

                                    DILUTION

Our pro forma net tangible book value as of June 30, 1999 was approximately $6.3 million or $0.14 per share of common stock. Pro forma net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 1999, after giving effect to the conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering.
Assuming the sale by us of the             shares offered hereby at an assumed
initial public offering price of $            per share, the mid-point of the
range set forth on the cover of this prospectus, and after deducting underwriting discounts and estimated offering expenses, and the application of the estimated net proceeds therefrom, our pro forma net tangible book value as
of June 30, 1999 would have been $            , or $            per share of
common stock. This represents an immediate increase in pro forma net tangible
book value of $            per share to existing stockholders and an immediate
dilution in pro forma net tangible book value of $            per share to new
investors.

The following table illustrates this per share dilution:

Assumed initial public offering price per share.............            $
  Pro forma net tangible book value per share as of June 30,
     1999...................................................  $  0.14
  Increase per share attributable to new investors..........
                                                              -------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                        ----------
Pro forma dilution per share to new investors...............            $
                                                                        ==========

The following table summarizes, on a pro forma basis as of June 30, 1999, after giving effect to the automatic conversion of all outstanding shares of preferred stock into common stock, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors:

                                                    ------------------------------------------------------------
                                                      SHARES PURCHASED      TOTAL CONSIDERATION
                                                    --------------------   ---------------------   AVERAGE PRICE
                                                      NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                                    ----------   -------   -----------   -------   -------------
Existing stockholders.............................  46,518,586         %   $27,662,713         %       $0.59
New investors.....................................
                                                    ----------    -----    -----------    -----
  Total...........................................                100.0%                  100.0%       $
                                                    ==========    =====    ===========    =====

The tables and calculations above assume no exercise of outstanding options or warrants outstanding at June 30, 1999. At June 30, 1999, there were:

     - shares issuable upon the exercise of options outstanding under our stock option plans, with a weighted average exercise price of $ per share;

     -           shares issuable upon exercise of outstanding warrants with a
       weighted average exercise price of $     per share;

     - Up to           shares issuable upon exercise of a warrant granted on
       August 25, 1999 with an exercise price per share which shall be between
       $     and $     ;

     -           shares reserved for issuance under our 1999 Stock Incentive
       Plan; and

     -           shares reserved for issuance under our 1999 Employee Stock
       Purchase Plan.

To the extent that these options or warrants are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Benefit Plans" and Notes 9 and 10 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with our financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from July 10, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, and the balance sheet data at December 31, 1996, 1997 and 1998, are derived from our financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and, except for the balance sheet at December 31, 1996, are included elsewhere in this prospectus. The statement of operations data for the six months ended June 30, 1998 and 1999 and the balance sheet data at June 30, 1999 are derived from unaudited financial statements included elsewhere in this prospectus and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in future periods. The pro forma statement of operations data included in Note 2 of Notes to Financial Statements included elsewhere in this prospectus gives effect to our acquisition of Focalink Communications, Inc. as if it had occurred on July 10, 1996 (date of inception).

                                                 ----------------------------------------------------------------------
                                                  PERIOD FROM
                                                 JULY 10, 1996
                                                    (DATE OF
                                                 INCEPTION) TO    YEARS ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                                  DECEMBER 31,    -------------------------   -------------------------
                                                      1996           1997          1998          1998          1999
                                                 --------------   ----------   ------------   ----------   ------------
                                                                                                     (UNAUDITED)
Dollars in thousands, except share data
STATEMENT OF OPERATIONS DATA:
Revenues.......................................    $      --      $     564    $     2,421    $   1,071    $     1,636
Cost of revenues...............................           --            209          3,109        1,442          2,523
                                                   ---------      ---------    -----------    ---------    -----------
  Gross profit (loss)..........................           --            355           (688)        (371)          (887)
                                                   ---------      ---------    -----------    ---------    -----------
Operating expenses:
  Research and development.....................          112          1,567          2,651        1,021          2,901
  Sales and marketing..........................           24            575          2,963        1,265          2,100
  General and administrative...................           27            265          2,281        1,076            943
  Amortization of intangible assets............            -              -            766          383            383
  Stock-based compensation.....................          564             98            807          485            311
  Acquisition of in-process research and
     development...............................           --            804             --           --             --
                                                   ---------      ---------    -----------    ---------    -----------
          Total operating expenses.............          727          3,309          9,468        4,230          6,638
                                                   ---------      ---------    -----------    ---------    -----------
Loss from operations...........................         (727)        (2,954)       (10,156)      (4,601)        (7,525)
Interest income (expense), net.................           (2)            40           (102)         (20)          (146)
                                                   ---------      ---------    -----------    ---------    -----------
Net loss.......................................    $    (729)     $  (2,914)   $   (10,258)   $  (4,621)   $    (7,671)
                                                   =========      =========    ===========    =========    ===========
Net loss per share, basic and diluted..........    $   (0.39)     $   (0.60)   $     (1.27)   $   (0.72)   $     (0.61)
Shares used in computing net loss per share,
  basic and diluted............................    1,880,729      4,886,242      8,051,461    6,453,335     12,621,474
Pro forma net loss per share, basic and
  diluted(1)...................................                                $     (0.35)                $     (0.16)
Shares used in pro forma net loss per common
  share calculation, basic and diluted(1)......                                 29,146,430                  49,336,944

                                                              --------------------------------------
                                                                    DECEMBER 31,
                                                              ------------------------    JUNE 30,
                                                              1996    1997      1998        1999
                                                              ----   -------   -------   -----------
                                                                                         (UNAUDITED)
Dollars in thousands
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $216   $   383   $ 1,165     $ 5,052
Working capital (deficit)...................................   180    (1,581)   (1,547)      4,709
Total assets................................................   258     5,940     7,097      14,351
Notes payable and capital lease obligations, less current
  portion...................................................    --       648     1,438       2,410
Total stockholders' equity (deficit)........................   (37)    2,868     1,657       8,326

---------------
(1) See the financial statements and related notes appearing elsewhere in this prospectus for the determination of number of shares used in computing basic and diluted net loss per share.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and notes appearing elsewhere in this prospectus.

OVERVIEW

AdKnowledge is a leading independent provider of comprehensive Internet advertising management and analysis services for marketers and advertising agencies. We began operations on July 10, 1996 and spent the first nine months of our operations developing our first product, ClickWise, a software package designed to enable Web sites to manage their advertising inventory. In early 1997, we began licensing our ClickWise product, and our consolidated revenues during 1997 were generated exclusively from software licenses and service and support contracts.

Shift in Focus to the Buyers of Web Advertising

On December 31, 1997, we acquired Focalink Communications, Inc. This acquisition enabled us to accomplish a strategic objective of offering Internet-accessible products and services to the buyers of Web advertising. Following the acquisition of Focalink, we were able to offer agencies and marketers centralized, outsourced ad serving and a media planning module. We began generating revenues from these products in January 1998. In the second half of 1998, we developed campaign management and basic reporting modules which, along with Focalink's original service offerings, comprise the AdKnowledge System.

In the first half of 1998, we discontinued our sell-side ClickWise product and service offering and began to focus exclusively on products and services for the buyers of Web advertising. In June 1998, we transferred our ClickWise client base to DoubleClick, an Internet advertising management company, in exchange for royalties. We do not expect to receive significant future revenues from this arrangement.

Revenue Model

Since January 1, 1998, substantially all of our revenues have been generated from ad delivery and associated management services. Fees for ad delivery are generally charged on a cost-per-thousand ads served basis, commonly referred to as "CPM." In accordance with market practice, clients with higher expected ad volumes are generally charged a lower ad serving rate.

In addition to billings for ad delivery, we charge fees for use of our Planning, Campaign Management and Reporting modules provided through the AdKnowledge System. Fees for use of these modules are negotiated with each individual client and generally include monthly usage fees over the term of the contract. Although several of our clients have contracts with terms ranging from one to three months or over a single advertising campaign, contracts with an increasing number of our new clients have a term of 12 months. We expect to increase the number of clients with subscription-based, 12-month contracts in the future.

Trends in Revenues

Our ad serving revenues generally have increased in every quarter, and we expect ad serving revenues to continue to increase in future periods due to continued growth in the volume of ads we serve. In the first and second half of 1998 and first half of 1999, we delivered 1.2 billion, 1.8 billion and 3.3 billion ads and expect this trend to continue. We expect continued declines in the rates we charge for ad delivery due to competitive pressure on standard ad serving rates and an expected increase in the number of our high volume clients. We periodically review our pricing model in response to market trends and conditions.

In the future, we expect that the primary driver of our revenue growth and, ultimately, the primary determinant of our ability to achieve and maintain profitability, will be AdKnowledge eAnalytics, a service offering announced in July 1999 that incorporates advanced campaign management and analysis functionality. In future periods, we expect that an increasing portion of our revenues will be attributable to AdKnowledge eAnalytics. Our AdKnowledge eAnalytics services have not yet generated significant revenues, and we cannot give assurances as to when or whether they will do so.

We are currently introducing AdKnowledge eAnalytics to the market and testing its pricing through preliminary commercial sales to our clients. We expect that fees for AdKnowledge eAnalytics products will be based on the number and complexity of individual reports or groups of reports generated for our clients and on the corresponding volume of data analyzed. We expect that AdKnowledge eAnalytics services will be priced either on a per-report basis or as a premium to our current CPM-based pricing. In the future, we may also earn project-based fees for custom data mining and data integration services.

Relationship Between Revenues and Associated Costs

Cost of revenues in 1997 reflected customer service and support activities in connection with the ClickWise product. Since January 1, 1998, cost of revenues has consisted primarily of:

     - salaries and personnel costs associated with the maintenance of our operational infrastructure and customer service and support activities;

     - fees paid to Internet hosting service providers; and

     - depreciation expense associated with ad delivery and reporting equipment.

Exclusive of Internet hosting services, which comprised 20% of total cost of revenues in the first half of 1999, we believe that we are capable of accommodating greater ad volumes than we serve today without a proportional increase in our cost of revenues. Due to the costs of building out and maintaining our ad serving capacity and our operations and client services departments in anticipation of future growth, we have experienced negative gross margins since January 1, 1998.

We believe that our gross margins will improve to the extent that we succeed in the initiatives discussed below. We cannot be certain, however, that we will be able to successfully implement these initiatives or, if implemented, that these initiatives will have the positive effect on gross margin that we expect. These initiatives include:

     - Increasing the number of ads we serve. We are currently experiencing significant growth in our ad serving volume and expect this growth to continue in the future. We believe that increasing ad volumes will result in economies of scale and generally a lower average cost to deliver each ad. We believe that we can achieve these economies of scale because increased volume will enable us to negotiate preferable Internet service rates with network providers. In addition, we expect that minimal additions to our current operations staffing will be required to maintain and monitor a significantly greater number of ads than we serve today.

     - Improving the efficiency of our ad serving equipment. A significant portion of our research and development activities is devoted to providing enhancements to software, hardware and network infrastructure to achieve greater ad serving capacity with our current level of ad delivery and reporting equipment. We expect these enhancements to result in a reduction in required capital expenditures and, therefore, in declining depreciation charges, in connection with incremental increases in ad volume.

     - Increasing the number of high-volume clients. We are currently experiencing growth in our number of high-volume clients and expect this growth to continue in the future. Such growth is expected to result in economies of scale for client services as the number of client service specialists is determined more by the number of clients and campaigns managed than by aggregate ads served.

     - Developing AdKnowledge eAnalytics as an emerging revenue stream. AdKnowledge eAnalytics is currently at a preliminary commercial stage and the potential margins on these services are currently unknown. However, AdKnowledge eAnalytics is positioned to be a premium service to traditional ad delivery and we expect that the incremental cost of revenues, including data storage and personnel-related costs, will be minimal over the mid- to long-term.

Acquisition Transaction

We acquired Focalink for a purchase price of approximately $5.5 million, consisting of approximately $3.1 million in AdKnowledge shares and warrants, $2.2 million in liabilities assumed and transaction costs of approximately $208,000. The acquisition was accounted for under the purchase method of accounting and resulted in an expense of $804,000 in the fourth quarter of 1997 for the write-off of purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Purchased technology and goodwill, totaling approximately $3.2 million, were recorded in connection with the acquisition and are being amortized on a straight-line basis over three and five years. As of June 30, 1999, approximately $1.2 million of this amount had been amortized to expense. In the second half of 1999, and in years 2000, 2001 and 2002, an additional $0.4 million, $0.8 million, $0.4 million and $0.4 million of this purchased technology and goodwill will be amortized to expense.

RESULTS OF OPERATIONS

The following table shows selected line items from our audited annual and unaudited interim statements of operations.

                                                        ------------------------------------------------------
                                                         PERIOD FROM
                                                        JULY 10, 1996
                                                          (DATE OF         YEARS ENDED       SIX MONTHS ENDED
                                                        INCEPTION) TO      DECEMBER 31,          JUNE 30,
                                                        DECEMBER 31,    ------------------   -----------------
                                                            1996         1997       1998      1998      1999
                                                        -------------   -------   --------   -------   -------
                                                                                                (UNAUDITED)
Revenues..............................................      $  --       $   564   $  2,421   $ 1,071   $ 1,636
Cost of revenues......................................         --           209      3,109     1,442     2,523
                                                            -----       -------   --------   -------   -------
  Gross profit (loss).................................         --           355       (688)     (371)     (887)
                                                            -----       -------   --------   -------   -------
Operating expenses:
  Research and development............................        112         1,567      2,651     1,021     2,901
  Sales and marketing.................................         24           575      2,963     1,265     2,100
  General and administrative..........................         27           265      2,281     1,076       943
  Amortization of intangible assets...................         --            --        766       383       383
  Stock-based compensation............................        564            98        807       485       311
  Acquisition of in-process research and
     development......................................         --           804         --        --        --
                                                            -----       -------   --------   -------   -------
Total operating expenses..............................        727         3,309      9,468     4,230     6,638
                                                            -----       -------   --------   -------   -------
Loss from operations..................................       (727)       (2,954)   (10,156)   (4,601)   (7,525)
Interest income (expense), net........................         (2)           40       (102)      (20)     (146)
                                                            -----       -------   --------   -------   -------
Net loss..............................................      $(729)      $(2,914)  $(10,258)  $(4,621)  $(7,671)
                                                            =====       =======   ========   =======   =======

Six Months Ended June 30, 1998 and 1999

Revenues Revenues increased from $1.1 million in the first half of 1998 to $1.6 million in the first half of 1999, an increase of 53%. This increase was due primarily to a 183% increase in aggregate ad volume offset in part by a 30% decrease in the average revenue derived per ad served. The overall increase in revenues was also partially offset by the recognition in the first half of 1998 of approximately $136,000 of ClickWise license and support revenues and $244,000 derived from delivery of ads on behalf of Web network sites, both of which were discontinued in June 1998. The overall increase in ad volumes between the periods resulted substantially from the addition of new agency and marketer clients, partially offset by decreases in volume attributable to the discontinuation of ad serving for sites. Excluding revenues generated from ClickWise and ad serving for sell side clients, revenues from ad delivery, media planning and associated management services increased from $681,000 to $1.5 million, or by 127%, from the first half of 1998 to the first half of 1999. In the first half of 1998, one client, International Data Group (IDG), a global Web advertising site, comprised approximately 12% of our revenues. Due to the discontinuation of ad serving for sites, no revenues were derived from IDG in 1999. In the first half of 1999, Left Field and i-traffic, two leading advertising agencies, comprised approximately 11% and 10% of our revenues. The loss of either of these clients, or a significant reduction in revenues generated from these clients, would have a material adverse impact on our quarterly and annual results of operations.

Cost of Revenues Cost of revenues increased from $1.4 million in the first half of 1998 to $2.5 million in the first half of 1999. Total cost of revenues consists primarily of personnel-related costs of our operations and customer support organizations, as well as third-party Internet hosting service costs and depreciation of ad serving and reporting equipment. Since June 30, 1998, we have increased the number and experience-level of our operations personnel and have acquired significant capital assets in order to provide additional capacity and operational redundancy. This trend has continued into the third quarter of

1999 and we expect it to continue in the future. The increase in capital assets has resulted in increased depreciation expense and Internet service costs necessary to co-locate and connect our equipment to the Internet.

Research and Development Research and development expenses consist primarily of personnel and related costs associated with developing technology to expand the features and functionality of our products and to make efficiency improvements in the design and deployment of our ad serving and reporting assets. Research and development expenses were $1.0 million in the first half of 1998 and $2.9 million in the first half of 1999. This increase of approximately $1.9 million was due primarily to increased personnel and consulting expenses. Of this increase, we incurred approximately $0.6 million of personnel, consulting and overhead expenses for the development and preliminary delivery of our AdKnowledge eAnalytics product offering in the second quarter of 1999. In the third quarter of 1999, we expect to incur significant additional consulting expenses in connection with our AdKnowledge eAnalytics development. Through June 30, 1999, all research and development costs have been expensed as incurred. We believe that continued investment in research and development is critical to attaining our strategic objectives and, as a result, we expect research and development expenses to continue to increase in future periods, particularly in connection with further development of the AdKnowledge eAnalytics service offering.

Sales and Marketing Sales and marketing expenses consist primarily of personnel and related costs, including commissions, travel, advertising, trade show costs and marketing materials expenses. Sales and marketing expenses were $1.3 million in the first half of 1998 and $2.1 million in the first half of 1999. This increase of approximately $0.8 million was due primarily to an increase in sales personnel costs, particularly in commissions and travel, and increased expenditures in connection with tradeshows and marketing materials. We expect sales and marketing expenses to increase in future periods as we hire additional sales personnel, expand into new markets and continue to promote our services and product offering.

General and Administrative General and administrative expenses consist primarily of personnel and related costs associated with our executive and financial functions, as well as professional service fees and general corporate costs. General and administrative expenses were $1.1 million in the first half of 1998 and $0.9 million in the first half of 1999. We expect general and administrative expenses to increase in future periods as we hire additional administrative personnel and incur additional costs related to the growth of our business and our operations as a public company. In the third quarter of 1999, we expect to recognize approximately $0.3 million of general and administrative expenses in connection with the forgiveness of a related party note receivable.

Stock-based Compensation Since inception and through June 30, 1999, we have recorded aggregate deferred stock-based compensation of approximately $6.0 million for the difference between the exercise price and the deemed fair value of common stock issuable upon the exercise of certain stock options granted to employees. This deferred stock-based compensation is being amortized over the vesting periods of the related options. We recognized expense of $0.5 million in the first half of 1998 and $0.3 million in the first half of 1999 in connection with the amortization of stock-based compensation. The expense recognized in the first half of 1998 reflects the amortization of approximately $130,000 of expense attributable to 294,697 stock options that were both granted and fully vested in the first quarter of 1998. As of June 30, 1999, deferred stock-based compensation of $4.7 million will be amortized to expense over the remaining vesting periods of the related options. Of this amount approximately $0.7 million, $1.3 million, $1.3 million, $1.0 million and $0.4 million will be amortized to expense in the second half of 1999 and in 2000, 2001, 2002 and 2003.

Periods Ended December 31, 1996, 1997 and 1998

Revenues In 1996, we were a development stage company and had no revenues. In 1997, our revenues of approximately $0.6 million were generated exclusively from the licensing of our ClickWise product and from the sale of software licenses and service and support contracts. In 1998, our revenues of $2.4 million were generated principally from ad delivery and associated ad management services. Of the $2.4 million of 1998 revenues, approximately $0.4 million are nonrecurring due to the discontinuation of ad serving for sites and our ClickWise product. No single client, or group of affiliated clients, comprised 10% or greater of our consolidated revenues in 1997 or 1998.

Cost of Revenues In 1996, we had no revenues or cost of revenues. In 1997, cost of revenues consisted primarily of personnel-related costs associated with our ClickWise client service and support activities. We recognized a gross profit of approximately $0.4 million, or 63% of revenues, during 1997. In 1998, cost of revenues consisted primarily of personnel-related costs of our operations and customer support organizations, third-party Internet hosting service costs and depreciation of ad serving and reporting equipment. Approximately 50% of our total cost of revenues was comprised of payroll, consulting and recruiting expenses. Internet hosting service costs, the largest variable component of cost of revenues, were $0.4 million in 1998.

Operating Expenses In 1996, we had no material research and development, sales and marketing and general and administrative expenses. From 1997 to 1998, we experienced a substantial increase in our overall business activities. In connection with our Focalink acquisition on December 31, 1997, we increased our headcount and assumed facility leases for office space in Palo Alto, California and in New York, New York. During 1998, we disposed of property and equipment that resulted in a loss of approximately $0.2 million and incurred significant expenses in connection with the recruitment and compensation of certain executive officers. During 1998, we also significantly increased our sales and marketing activities, and developed and began to sell the AdKnowledge System. Approximately 74% of our total research and development, sales and marketing and general and administrative expenses were comprised of payroll, consulting and recruiting costs during 1998.

Acquisition of In-Process Research and Development and Amortization of Intangible Assets We acquired Focalink on December 31, 1997 and recorded an expense of $804,000 for the write-off of purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Purchased technology and goodwill, totaling approximately $3.2 million, were recorded in connection with the acquisition and, beginning January 1, 1998, are being amortized on a straight-line basis over three and five years. In 1998, we recorded amortization of intangible assets of approximately $0.8 million.

The amount allocated to the in-process technology represented the purchased in-process technology for three projects that had not reached technological feasibility and had no alternative future use. The three projects comprised a campaign management module and enhanced versions of centralized outsourced ad serving and media planning services. Upon completion, these projects were to become the central modules of the AdKnowledge System. The campaign management module and the AdKnowledge System were introduced in the third and fourth quarters of 1998. The value of these projects was determined by estimating the costs to develop the purchased in-process technology into commercially viable services; estimating the resulting net cash flows from the sale of services resulting from the completion of the projects, reduced by the portion of the revenues attributable to core technology; and discounting the net cash flows back to their present value using discount rates of approximately 30%.

The nature of the efforts to develop the purchased in-process technology into commercially viable services principally related to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the services can be produced to meet their design specifications, including function, features and technical performance requirements. The resulting net cash flows from such services were based on our estimates of revenues, cost of revenues, research and development costs, sales and marketing costs, and income taxes from such projects.

The related net cash flows in 1998 and 1999 have been in excess of those projected. We currently believe the aggregate net cash flows originally anticipated will be realized and that there has been no material change in the expected return on investment related to these services. However, we cannot guarantee that we will realize revenues from these services in amounts estimated and actual revenues realized from these services may be significantly lower than expected in the future.

Stock-based Compensation During 1996, we issued common stock to our founders under restricted purchase agreements and retained the right to repurchase the shares if these individuals terminated employment. In late 1996, we waived our right to repurchase certain of these shares and recorded stock-based compensation of $0.5 million, equal to the difference between the purchase price of the stock and its deemed fair value. In 1996, 1997 and 1998, we recognized stock-based compensation expense of approximately $18,000, $0.1 million and $0.8 million for the difference between the exercise price and the deemed fair value of common stock issuable upon the exercise of employee stock options. This stock-based compensation is being recognized over the vesting periods of the related options. In 1996, 1997 and 1998, options for a total of 625,000 shares, 1,827,255 shares and 6,345,885 shares of common stock were granted under our stock option programs.

QUARTERLY RESULTS OF OPERATIONS

The following table sets forth unaudited quarterly statements of operations data. We believe that this information has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus, and that it reflects all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles.

                                                              ------------------------------------------
                                                                            QUARTER ENDED
                                                              ------------------------------------------
                                                              SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                                                1998        1998       1999       1999
                                                              ---------   --------   --------   --------
Dollars in thousands
Revenues....................................................   $   595    $   755    $   644    $   992
Cost of revenues............................................       607      1,060      1,099      1,424
                                                               -------    -------    -------    -------
  Gross loss................................................       (12)      (305)      (455)      (432)
                                                               -------    -------    -------    -------
Operating expenses..........................................     2,494      2,744      3,245      3,393
                                                               -------    -------    -------    -------
Loss from operations........................................    (2,506)    (3,049)    (3,700)    (3,825)
Interest expense, net.......................................       (20)       (62)       (90)       (56)
                                                               -------    -------    -------    -------
Net loss....................................................   $(2,526)   $(3,111)   $(3,790)   $(3,881)
                                                               =======    =======    =======    =======

We believe that the seasonal fluctuations in our business are trending towards those of traditional advertising, with the fourth quarter of the year expected to generate the largest relative percentage of revenues. We expect that the majority of our revenues in 1999 and for the foreseeable future will be generated in the second half of each year. In the future, we also expect that the first quarter of each year, following the holiday season, will tend to contribute the lowest relative percentage to our annual revenues. Excluding royalty revenues generated from DoubleClick, total revenues were approximately $558,000, $659,000, $607,000 and $968,000 in the third and fourth quarters of
1998 and the first and second quarters of 1999.

Cost of revenues began to increase significantly in the fourth quarter of 1998 and first and second quarters of 1999 primarily as a result of increasing payroll-related costs. Increased consulting expenses in the first quarter of 1999 and increased Internet hosting service costs in the second quarter of 1999 also contributed to the upward trend in total cost of revenues.

In our research and development, sales and marketing, and general and administrative activities, the largest single component of our expenses is payroll, consulting and other personnel related costs. We expect that these costs will continue to comprise the largest component of our operating expenses and that they will increase in the future.

Our revenues, gross margins and other operating results have varied widely in the past and we expect that they will continue to vary in the future. As a result, our results of operations for any particular quarter are not necessarily indicative of our results of operations for any future period. Our revenues and results of operations depend on a variety of factors, many of which are beyond our control. See "Risk Factors -- Our quarterly operating results are subject to significant fluctuations and seasonal variations."

LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have financed our operations primarily through the private placement of equity securities and, to a significantly lesser extent, net proceeds from the issuance of notes payable and capital lease financings. As of June 30, 1999, we had $6.6 million in cash and cash equivalents and short-term investments and had borrowed $3.8 million under credit and capital lease facilities. Of these borrowings, $0.5 million of notes payable were subject to financial covenants, including monthly liquidity, monthly quick ratio and quarterly profitability. We have in the past had, and may in the future have, difficulty complying with these covenants and are currently renegotiating such covenants with the lenders. Since June 30, 1999, we have received proceeds of $4.0 million from a three-year term note and an additional $350,000 under capital lease obligations, payable over 42 months. In addition, we have available credit facilities of approximately $0.8 million.

Net cash used in operating activities was $0.1 million in 1996, $1.9 million in 1997, $7.2 million in 1998 and $6.5 million in the first half of 1999. Net cash used in operating activities resulted primarily from net losses and increasing accounts receivable balances, partially offset by non-cash charges. During the annual periods, net cash used in operating activities was also partially offset by the timing of payable settlements. Net cash used in investing activities was insignificant in 1996, $0.1 million in 1997, $1.5 million in 1998 and $2.9 million in the first half of 1999. Net cash used in investing activities resulted primarily from capital expenditures for equipment used in ad delivery, reporting and, to a lesser extent, for research and development activities. In addition, in the first half of 1999, we purchased $1.5 million of short-term investments. Net cash provided by financing activities was $0.4 million in 1996, $2.2 million in 1997, $9.5 million in 1998 and $13.3 million in the first half of 1999. Through June 30, 1999, net cash provided by financing activities reflected approximately $23.1 million of net proceeds from issuance of convertible preferred stock.

While we do not currently have any material commitments for capital expenditures, we plan to incur approximately $2.5 million in capital expenditures in the second half of 1999. We anticipate these capital expenditures will be largely incurred in connection with the maintenance and enhancement of our ad serving and reporting equipment and with hardware and software necessary for continued development of our AdKnowledge eAnalytics services. In addition, as of June 30, 1999, our future minimum lease payments under noncancelable operating leases, net of sublease rental receipts, totaled approximately $5.3 million through 2004. We expect to continue to experience significant growth in our operating expenses for the foreseeable future and anticipate that these expenses will require a significant use of cash.

We believe that the net proceeds of this offering, together with our existing cash, cash equivalents and short-term investments and available credit facilities, will be sufficient to meet our anticipated cash needs for working capital, repayment of debt and capital expenditures for at least the next 12 months. We may need to raise additional capital, however, to fund more rapid expansion, to develop new services or enhance existing services, to respond to competitive pressure or to acquire complementary products, businesses or technologies. If adequate funds are not available in sufficient amounts and on terms acceptable to us, our business, results of operations and financial condition could be materially adversely affected.

MARKET RISK DISCLOSURES

Our exposure to market risk is principally confined to our cash and cash equivalents and available-for-sale securities, which have short maturities and, therefore, immaterial market risk.

NEW ACCOUNTING PRONOUNCEMENTS

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 requires entities to capitalize costs related to internal-use software once specified criteria have been met. We adopted SOP No. 98-1 on January 1, 1999. The adoption of this standard did not have a material impact on our results of operations, financial position or cash flows.

In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-up Activities." SOP No. 98-5 requires the costs of start-up activities and organization costs to be expensed as incurred. We adopted SOP No. 98-5 on January 1, 1999. Because we have historically expensed the costs of start-up activities, the adoption of this standard did not have a material impact on our results of operations, financial position or cash flows.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We will be required to adopt SFAS No. 133 on January 1, 2001. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we do not expect that the adoption of SFAS No. 133 will have a material impact on our results of operations, financial position or cash flows.

IMPACT OF THE YEAR 2000 ISSUE

Many existing computer systems, applications and other control devices use computer programs that recognize only two digits rather than four to define an applicable year. Therefore, any computer systems or other equipment with embedded date-sensitive technology may recognize a date using "00" as the year 1900 rather than the year 2000. This is commonly referred to as the "Year 2000 issue". In addition to affecting the functionality of our own software and internal systems, the Year 2000 issue could result in system failure or miscalculations causing disruptions in the operations of business and government entities which could affect operations in any area of AdKnowledge, including our supply chain, distribution and financial organizations.

We initiated a Year 2000 compliance project in the first quarter of 1999. The scope of this project includes addressing the Year 2000 issue in four key areas:

     (1) development, which includes our software-based services;

     (2) operations, which includes the local area network, desktops, delivery and reporting equipment, and desktop-based software;

     (3) general and administrative, which includes voice communications equipment and service, business applications, payroll and benefits service providers, banks, general facilities, and key business relationships; and

     (4) quality assurance and testing of our software-based services.

The project consists of addressing each of these four areas in the following phases:

     - awareness;

     - assessment;

     - renovation or replacement;

     - testing and validation;

     - implementation; and

     - contingency planning.

We commenced the awareness phase by establishing a Year 2000 team. The assessment phase is substantially completed with core business areas and processes identified, analyzed and the priority of their conversion or replacement determined. The investigation included specifically identifying information technology and non-information technology computer and embedded systems. Based on the investigation, we determined that we would be required to modify or replace certain portions of our third-party and proprietary software so that such software would properly utilize dates beyond December 31, 1999. Specific information technology and non-information technology systems in AdKnowledge were targeted for software and hardware upgrades or replacements.

Also during the assessment phase, we commenced formal communications with our significant suppliers to determine the extent to which we are vulnerable to those third parties' failure to remedy their own Year 2000 issue. Computer equipment and embedded-systems vendors, business service providers and other third-party vendors, on whom we rely to carry out normal business operations, generally have indicated substantial remediation, or documented plans to remediate, the Year 2000 issue. Some have given written certification of internal and product compliance. Substantially all critical suppliers have indicated compliance of their product or service. We cannot assure you, however, that the systems of third-party service providers on which our business operations rely will be converted in a timely fashion, or that a failure to convert by a third party, or a conversion that is incompatible with our systems, will not have a material adverse impact on our business, results of operations and financial position. Nevertheless, we presently believe that, based on the positive responses of most business partners, including customers and vendors, the Year 2000 issue is being diligently addressed and substantial mitigation will be achieved in most, if not all, sectors.

To date, we have also substantially completed the renovation or replacement phase with respect to mission critical internal-use information technology and non-information technology systems and our own proprietary software. The renovation or replacement of non-mission critical systems and embedded information technology and non-information technology systems is expected to be completed by the end of 1999. Substantially all of our critical business and development computer systems have been updated with Year 2000 compliant versions of software and are being tested to assure that the software performs as required. The remainder of our critical business and development computer systems will be updated by early in the fourth quarter of 1999. Testing of these systems is expected to occur throughout the rest of 1999. Material failure by one of these systems is not expected, based on the results of testing to date. However, if such failure were to occur, it could result in interruption of our normal business operations and affect our results of operations in that quarter. Year 2000 remediation efforts are not expected to materially impact or delay other information technology projects or new service introductions.

The process of testing, validating and implementing Year 2000 corrections in our proprietary software is nearing completion, with final testing estimated to be achieved in late 1999. Based on remediation and testing results achieved to date, we expect that the Year 2000 compliant versions of our software will be fully functional and will not result in any Year 2000-related failure. However, if such failure were to occur, it could result in interruption of our normal business operations and affect our ability to provide our services to, and satisfy and retain, our clients. We believe, however, that our Year 2000 efforts mitigate the possibility of such interruptions.

We are currently progressing in the contingency planning phase with the development of a comprehensive contingency plan that is intended to mitigate possible disruptions that may occur due to material Year 2000-related failures in any of the core business areas or processes. We have begun to address contingency plans in the event of either our own software failure or the failure of any critical third-party provider of goods or services, including Internet hosting service providers. In general, third-party vendors have indicated virtually complete product and service compliance and substantially complete internal compliance. Although we will identify alternative vendors for some critical items, and continue to maintain a redundant and geographically distributed ad delivery and reporting capability, we do not expect failures in this area to be significant. We have determined that it is not practicable to identify or arrange for secondary backup services for such critical functions as electricity, telephone, banking and government services on which we must rely. Therefore, we continue to seek information on the status of each of these service providers. Our Year 2000 committee will continue to address options for mitigating failures in these areas as part of our contingency plan.

Our contingency plan for handling our proprietary software and hardware service compliance consists principally of having available appropriate engineering personnel to address problems that may occur. As we continue to test our software for Year 2000 readiness, we expect such issues, if any, to be insignificant and to be handled in the normal course of business by existing engineering staff.

Our estimates of the expected costs to complete the Year 2000 project are based on the results of the assessment, renovation or replacement, and testing completed to date. The computer products purchased and used by us consist substantially of new or relatively new equipment that are certified Year 2000 compliant by the manufacturer. The principal software platforms used by us in research and development activities, ad delivery and reporting and most of our other operations are the latest versions which have been represented by their manufacturers as Year 2000 compliant.

Based on the above facts, our estimate of the total cost for the Year 2000 project is $640,000. Estimated costs incurred through June 30, 1999 related to the Year 2000 project are $270,000, all of which have been expensed in the period incurred. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. There can be no assurance, however, that these cost estimates will be achieved and actual results could differ materially from these estimates. Specific factors that might cause such differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer code, the failure of third parties which are material to our operations to mitigate their own Year 2000 issues, and similar uncertainties. However, we are continuing to pursue the Year 2000 issue, and believe that, once all phases of the project have been completed and contingency plans have been explored and put in place, we will be able to significantly reduce the impact of any Year 2000-related disruptions that may occur.

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

                                    BUSINESS

This prospectus may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in any forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

AdKnowledge is a leading provider of comprehensive Internet advertising management and analytic services for marketers and advertising agencies. Our services integrate powerful data capture and analysis into an end-to-end advertising management solution that enables marketers and agencies to increase the return on their Internet advertising. We differentiate ourselves in three principal ways:

     (1) We offer a comprehensive Web-based solution for management of Internet advertising campaigns;

     (2) We enable our clients to optimize their Internet advertising across all major Web sites by offering complex data collection and data mining services. These services correlate outbound marketing to customer behavior revealing trends in consumer behavior and brand awareness; and

     (3) We are independent from any media property or ad network. We are focused exclusively on the needs of the buyers of Internet advertising, such as marketers and their advertising agencies, as opposed to the sellers of Internet advertising, such as Web sites.

Our services include the AdKnowledge System and AdKnowledge eAnalytics(TM). The AdKnowledge System is a suite of Web-based applications that enables marketers and agencies to more efficiently manage all aspects of Web advertising from the desktop. The AdKnowledge System streamlines what is otherwise a cumbersome and complicated process, thus providing significant productivity gains and cost savings.

AdKnowledge eAnalytics is a suite of detailed data analysis and data mining services that allows marketers and agencies to obtain deeper insights into consumer behavior and brand awareness. This operationally complex service relates data collected from campaign tracking with AdKnowledge's massive proprietary profile database and other third party databases, including our clients' own in-house customer data, to create a rich data set for data mining and analysis. Combined with the AdKnowledge System, AdKnowledge eAnalytics is designed to allow marketers and agencies to significantly enhance the efficiency and effectiveness of their marketing programs.

While the Internet provides the potential for advertisers to capture an unprecedented amount of data on consumers, today the vast majority of this data goes uncaptured or unused. We believe that we are well positioned to leverage this data to take advantage of a growing demand among Internet marketers and agencies for more detailed and sophisticated analysis of consumer behavior and brand awareness.

INDUSTRY BACKGROUND

GROWTH OF INTERNET COMMERCE AND INTERNET ADVERTISING. The Internet has emerged as a significant global medium for the electronic transaction of business, or e-commerce. Forrester Research, an independent technology research firm, projects that U.S. business trade on the Internet will grow dramatically from $43 billion in 1998 to $1.3 trillion in 2003, or to more than 9% of total U.S. business sales. Also fueling this growth is the evolution of the Internet into an entertainment medium as faster connections permit greater interactivity and traditional advertisers dedicate an increasing portion of their budgets to Internet advertising in order to drive offline sales as well as online activity. Forrester projects the market for worldwide Internet advertising spending will grow from $3.3 billion in 1999 to $33.0 billion in 2004. The Direct Marketing Association estimates that spending on Internet direct marketing will grow from $603 million in 1998 to $5.3 billion in 2003.

THE INTERNET AS A UNIQUE ADVERTISING MEDIUM. Unlike traditional media advertising that is based on the mass display of a fixed message to an aggregated audience, Internet advertising involves the independent delivery of dynamic messages to each individual viewer. Because ads are delivered one viewer at a time across a digital infrastructure, the Internet offers several unique possibilities as an advertising medium including:

     - Measurability. The Internet provides the potential to measure virtually every activity -- for example, the delivery of text or an image to a browser, click-throughs on Internet links, the completion and submission of forms by a user, or the downloading of files. For this reason, the Internet allows marketers to measure the full range of consumer behaviors associated with a particular advertisement.

     - Accountability. The Internet also offers the potential for accountability, or the determination of the return on a marketer's advertising investment. Advertising returns can be calculated because sales or other desired actions resulting from a campaign can be correlated to the original ad displayed. The Internet is the only medium capable of providing this detailed feedback on consumer responses to advertisements.

     - Personalization. Since each Internet image or message is delivered to one viewer at a time, specific Web pages, emails, or ads can be tailored to the interests of each viewer, increasing the likelihood that the ad will elicit the desired response from the viewer.

     - Immediacy. The Internet dramatically accelerates the transactional feedback loop. Information on consumer responses to campaigns can be provided in real time and campaigns can be adjusted quickly. The Internet is the only advertising medium that provides the potential for this real time feedback through every stage of the sales cycle.

CHALLENGES TO INTERNET ADVERTISING. Although the Internet has the potential to become a more effective and efficient advertising medium for marketers, several challenges have limited its use by marketers to date. These challenges include:

     - Lack of buy-side focused solutions. The Internet advertising market is segmented into two groups -- marketers and agencies seeking to purchase the most effective ad inventory at the lowest possible price, and Web sites and ad networks seeking to maximize the revenue generated by their ad inventory. To date, due to a lack of buy-side focused solutions, marketers and agencies generally have had to rely on Web sites and ad networks for ad management and reporting services. Because these services are often based on systems which are tailored to the needs of the sell-side, they do not fully address the unique needs of marketers and agencies. Furthermore, this arrangement requires that buy-side clients accept potential conflicts of interest and rely on advertising effectiveness reports received from the entities whose ad inventory they seek to evaluate.

     - Disorganized and decentralized planning, execution and tracking. A marketer or agency seeking to advertise on the Internet faces a complicated labor intensive and multi-step process to establish and execute a campaign across different ad networks and independent Web sites. The marketer or agency must interact with multiple parties, many of whom use different procedures and protocols. Accordingly, the lack of centralized and standardized planning, execution and tracking creates complication and inefficiency for marketers and agencies.

     - Inconsistent performance metrics. Marketers and agencies managing campaigns across different ad networks and independent Web sites must reconcile reports from multiple parties to determine the overall effectiveness of their advertising. Because common measurement standards are only beginning to emerge, these reports may be based on different measurement methodologies, and therefore are not easily consolidated or compared with one another.

     - Inability to measure ROI. A 1998 survey of corporate executives by the Association of National Advertisers found that the reason most often cited for not advertising online was a lack of proof of the return on investment, commonly referred to as "ROI." Web site solutions are designed to address the needs of the sell-side and provide basic measurements, such as delivery and click-through numbers. These measurements do not adequately measure ROI for marketers or agencies and may be misleading and inaccurate proxies for measuring the effectiveness of their advertising. For example, an internal study in July 1999 of data we tracked across multiple advertisers revealed that the ad with the best clickthrough rate yielded the best conversion rate less than 20% of the time.

     - Underutilized consumer behavior data. The Internet presents an opportunity to collect and analyze vast amounts of data that tracks consumer responses to advertisements. However, much of this information is currently stored in databases in inflexible and largely unusable formats. As a result, the potential for analysis and mining of this consumer behavior data is underutilized, making it difficult for marketers to maximize their advertising ROI. Jupiter Communications estimates that only 22% of marketers are making optimal use of this data. If consumer behavior data is organized and processed correctly, it can reveal key trends and causal relationships between advertising and a final sale or other desired transaction.

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

THE ADKNOWLEDGE SOLUTION

We provide comprehensive centralized ad management and robust analytic services that enable marketers and agencies to execute, measure and optimize their Internet advertising. Our services enable our clients to more productively manage their advertising campaigns and increase their advertising ROI. The primary features of our solution are as follows:

TRUSTED INFOMEDIARY WITH EXCLUSIVE BUY-SIDE FOCUS. We believe that our clients view our independence from any media property as a fundamental benefit of our solution. Because we are unaffiliated with any ad network or media property, we are able to offer unbiased and independent information on the results of ad campaigns. Furthermore, we are entirely focused on serving the needs of the buyers of Internet advertising. We believe that our exclusive buy-side focus helps us to design products and services that best respond to the needs of marketers and their agencies.

COMPREHENSIVE SOLUTION. We provide a complete solution that enables marketers and agencies to efficiently and effectively manage every step of the Internet advertising process. The key steps include:

     - identifying where to advertise;

     - quickly establishing a campaign across multiple Web sites;

     - previewing and approving insertion orders;

     - submitting trafficking instructions;

     - specifying detailed ad targeting information;

     - monitoring the status of campaign deployment; and

     - generating detailed reports on the campaign results.

By providing our clients with the ability to manage all these steps through a single Web-based user interface, our solution streamlines the otherwise complex and administratively burdensome Internet advertising process, thus significantly enhancing our clients' productivity.

TURNKEY, OUTSOURCED SOLUTION. Because our services are Web-based, our clients require only a browser and Internet access to use them. No investment in incremental hardware or software is required to use our services, and upgrades are easily provided without client involvement. In addition, our services have been designed based on significant feedback from our clients so that they require minimal training to use.

CONSISTENT MEASUREMENT ACROSS ALL MAJOR WEB SITES. We provide a system that centrally delivers ads onto every major advertising supported Web site and network. This allows us to offer our clients consistent measurement across an entire ad campaign. Absent such a system, a marketer or agency is left compiling a myriad of different reports that may use different counting standards, formats and terminology, and are therefore difficult to reconcile.

ABILITY TO TRACK CONVERSION RATES IN REAL TIME. We provide marketers and agencies with the ability to track and monitor viewers' online responses to Internet ads. These responses, commonly known as "post-click actions," may include visits, user registrations, or purchases on the advertiser's site. The post-click action ultimately sought by a marketer is referred to as a "conversion." Knowledge of conversion rates is essential to calculating ROI, and our services provide conversion information to our clients on a daily basis. For an e-commerce advertiser, a conversion usually refers to a successful sale to a customer acquired via Internet advertising. For an advertiser who does not sell online, such as a car manufacturer, a conversion may be defined as the use of a dealer locator function or the request that a dealer call with more information.

ROBUST DATA MINING AND TARGETING CAPABILITIES. Advertisers want to know what worked and why. To answer these questions, we collect, manage and help analyze massive amounts of data on consumer responses to past and current ad campaigns, including actions and transactions on the advertiser's site. It is common for the data that we accumulate on behalf of a single marketer client over a few months to total tens or even hundreds of millions of rows of data. We maintain and perform periodic analysis on massive amounts of data to ascertain deeper trends in consumer behavior and ad campaign effectiveness. To further enrich our database and generate more insightful reports, we have developed the capabilities to relate our database to our clients' customer databases and other third party databases such as Millward Brown's database of Internet user demographic information. In total, we currently store data on the ad interactions and transactional behavior of over 70 million unique browsers. Our data mining provides actionable information that our clients can use to significantly improve the efficiency and effectiveness of their advertising campaigns. For example, an e-tailer client may use the results of data mining analysis to target ads to consumers most pre-disposed to purchasing its product.

STRATEGY

Our objective is to leverage our current position as a market leader to become the industry standard provider of marketing and analytic services for Internet marketers and their advertising agencies. Our strategy to achieve this objective includes the following key elements:

ESTABLISH ADKNOWLEDGE AS THE LEADING TRUSTED INFOMEDIARY FOR INTERNET ADVERTISING. We seek to brand AdKnowledge as the leading provider of independent and unbiased reporting information to marketers and agencies. We believe that our clients seek a neutral third party source of advertising measurement information that is independent of any media property or ad network. We also believe that by maintaining our exclusive buy-side focus, we will be best positioned to respond to the needs of marketers and agencies.

LEVERAGE OUR AGENCY DISTRIBUTION CHANNEL AND EXPAND OUR CLIENT BASE. We believe our advertising agency clients represent a leveraged distribution channel for our services. We have cultivated strong relationships with many leading interactive agencies, and often work closely with them to jointly market our services. In addition, we cultivate direct relationships with marketers, some of whom we receive introductions to through our agency clients. As spending and interest in the Internet as a marketing medium has grown, some marketers, particularly e-tailers, have assumed a greater role in managing their Internet-based marketing campaigns. These marketers tend to be more focused than traditional marketers on the results and optimization of their marketing campaigns. We provide a service that addresses the demand among these marketers for increased intelligence on their marketing campaigns. We intend to build on our past successes in winning direct marketer accounts and focus an increasing portion of our sales and marketing resources on targeting marketers who directly manage their Internet advertising programs.

PROVIDE MORE SOPHISTICATED DATA MINING ANALYSIS AND PROFILING. We foresee a growing importance for the AdKnowledge eAnalytics services as an increasing number of marketers and agencies seek a deeper understanding of what factors underlie advertising effectiveness. To take advantage of this opportunity, we are making, and will continue to make, substantial investments in large data warehousing and statistical analysis systems. To provide a rich data set for data mining, we have developed and continue to build on our massive database of detailed anonymous behavioral profiles based on the campaigns we manage on behalf of our clients. We believe that our profiles are uniquely useful because we collect information on browser activity across all the major ad-supported sites and many of the leading e-commerce sites that are our clients. In contrast, an ad network or independent Web site often only collects data on browser activity across their affiliate media properties. Our data, however, is not limited to, or skewed toward, activity on any one site or network of sites. To date, we provide a variety of detailed analyses through Advisor, VOYAGER Profile and our recently introduced DataDNA service.

ADVANCE OUR TARGETING CAPABILITIES. Our solution currently permits clients to target their advertising to end users based on a broad range of characteristics, including: the type of browser, computer, or operating system being used; time and date; the sequence of ads previously displayed to a particular browser; creative rotation indicated by the advertiser; or domain, which permits further targeting, such as by country, ISP, company, or SIC code. We plan to expand our targeting capabilities to allow our clients to target based on behavioral profiles and on information from AdKnowledge eAnalytics data mining services. A simple but powerful example is that an advertiser will be able to show a specific ad cross-selling a second product to those users who have previously purchased an initial product on the advertiser's site.

ENHANCE OUR CORE SERVICES AND TECHNOLOGY. We believe that continued improvements to our services will both help win new clients and enhance loyalty among our existing clients as we seek to make the AdKnowledge System the standard desktop solution for the Internet advertising buy-side community. We continually seek to upgrade and enhance the AdKnowledge System in several areas: overall ease of use, cost-accounting for campaign management, and intra-enterprise managed access for improved sharing of information and functionality within the system. We are in the process of upgrading our system to accommodate the variety of business models, such as cost per thousand ad impressions, cost per click-through, and cost per action, which are used for purchasing media. This upgrade will enable our clients to better assess ROI.

PROVIDE A FULL RANGE OF INTERNET MARKETING SERVICES. Our goal is to be a single-source provider of management and optimization tools for all Internet advertising vehicles including direct advertising, opt-in email and affiliate marketing.

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

Incorporating tools to manage these alternative advertising vehicles into our services will allow us to provide a broader service offering to our marketer and agency clients.

EXPAND INTO INTERNATIONAL MARKETS. We believe that we have the opportunity to capture a first mover advantage in international markets that are in earlier stages of adopting Internet-based services and solutions. While substantially all of our current revenue is derived from clients based in the United States, we believe that, over time, markets outside the United States may provide a significant portion of our revenues. As part of our strategy to position ourselves early as the leading provider of Internet advertising services in international markets, we have entered into discussions with leading buyers of Internet advertising in the United Kingdom, France, Germany and Japan.

ADKNOWLEDGE SERVICES

Our services, the AdKnowledge System and AdKnowledge eAnalytics, are designed to give our clients the ability to answer three questions about their Internet marketing campaigns:

     - How do I execute my campaign? Our services guide the user through a workflow that ranges from identifying the Web sites most appropriate for meeting their campaign goals, to quickly establishing campaigns across multiple Web sites, to specifying detailed ad targeting instructions, through to the delivery of the advertising campaigns.

     - How do I measure what worked? Whether campaigns are geared toward building brand awareness or toward driving direct response, the AdKnowledge System and AdKnowledge eAnalytics track specific metrics and audience characteristics that help our clients to measure the overall effectiveness of their Web advertising programs.

     - How do I optimize next steps? Our services assist our clients in identifying the key factors that drive their campaigns' success, and help them maximize their ROI.

                                      LOGO

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

THE ADKNOWLEDGE SYSTEM. The AdKnowledge System is comprised of four Web-based modules, seamlessly integrated into one, easy-to-use system. The following chart describes major characteristics of the modules.


MODULE                  DESCRIPTION
------------------------------------------------------------------------------------
 Planning               A comprehensive media planning tool and searchable database that allows for cross-site comparisons based on a multitude of criteria.

                        - Assists in identifying the right sites, making informed media decisions, and planning and negotiating more effectively.

                        - Lists more than 2,000 Web media properties, including networks, representing a reach of more than 94% of the Web audience, according to Nielsen/NetRatings.

                        - Incorporates the data of multiple third party data
                        providers, including Mediamark Research, Simmons, NetGuide,
                          Media Metrix and Nielsen/NetRatings.
------------------------------------------------------------------------------------
 Campaign               An Internet marketing "control panel" that streamlines the
 Management             process of building Internet advertising campaigns.

                        - Automates the process of setting up advertising campaigns.

                        - Creates trafficking instructions for all campaigns.

                        - Links seamlessly with the Planning module.

                        - Automates scheduling of ad rotations.

                        - Allows ads to be targeted based on browser, operating
                          system and domain characteristics.

                        - Allows clients to make changes to ad content daily.
------------------------------------------------------------------------------------
 Ad Serving             An Internet ad serving system.

                        - Automates the targeting, tracking and serving of Web
                          campaigns.

                        - Provides independent, outsourced ad serving across all
                          major sites and networks.

                        - Allows precise control of frequency and sequencing of ads to individual users.

                        - Accommodates all popular rich media formats through
                        technology relationships with various parties, such as
                          InterVU, @Home Network's Enliven Business Unit, Thinking
                          Media, AudioBase and Comet Cursor.
------------------------------------------------------------------------------------

 Reporting              A flexible online interface for basic performance reporting.

                        - Instantly measures campaign performance across all major sites and networks.

                        - Permits easy customization of the contents and formats of reports.

                        - Downloads to Microsoft Excel for easy review or presentation.

                        - Includes 24 hour online access to current and archived
                          reports.
------------------------------------------------------------------------------------

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

ADKNOWLEDGE EANALYTICS. In conjunction with the AdKnowledge System, our clients can use AdKnowledge eAnalytics to go beyond basic reporting and measurement to gain deeper insights into the effectiveness of their advertising campaigns and consumers' underlying brand awareness and purchase behavior.

AdKnowledge eAnalytics provides the information necessary to make strategic decisions about how to execute an effective marketing campaign on the Web. These services are ideal for marketers and agencies that want to base future Web marketing plans on current customer brand awareness and purchasing behavior. AdKnowledge eAnalytics follows the principle that the data collected through central ad serving and post-click tracking provide meaningful insight into which ads, presented in which context, to which type of user, are most likely to yield the long-term branding or response effect that our clients desire.

AdKnowledge eAnalytics was announced in July 1999 as a product category incorporating three separate components. Of these, Advisor and VOYAGER Profile were introduced as individual products in October 1998 and June 1999, and DataDNA was introduced in August 1999. The following chart describes major characteristics of the three services.


PRODUCT    DESCRIPTION
-----------------------------------------------------------------------
 Advisor   Enables clients to determine which ad and Web site
           characteristics generate the most cost-efficient actions in their Web advertising campaigns.

           - Provides detailed reports on which ads generate the most sales, leads or other actions.

           - Seamlessly integrates with the AdKnowledge System to provide real time insights into campaign effectiveness across sites and ad versions.

           - Incorporates flexible reporting criteria, including
             product inquiry, registration, and purchase.
-----------------------------------------------------------------------
 VOYAGER   Provides detailed profiles of the audience exposed to Web
           campaigns or to advertisers' Web sites using demographic
  Profile  data compiled by Millward Brown Interactive.

           - Profiles viewers of ad campaigns across more than 60 key variables -- demographic, media usage, company information, attitudinal measures, product usage -- even for campaigns across multiple sites.

           - Produces reports that compare actual campaign results to their reach, frequency and demographic goals.

           - Provides profile reports for an entire campaign, or for specific date ranges within a campaign.

           - Integrates with Advisor to provide a complete snapshot of who saw a campaign, and also what they did after clicking
             through to the client's site.
-----------------------------------------------------------------------
 DataDNA   Provides a series of data mining services that reveal the
           underlying drivers of awareness and response from an
           Internet advertising campaign. These services help answer
           questions that go beyond impression and click information, including, among others:

           - Conversion and sales cycle -- Do people who click become active visitors, registered users or paying customers? How does the time lag from a consumer clicking on an ad to completing an on-site transaction vary by site, by placement, or by ad version? What percentage of total sales and total visits are attributable to my advertising?

           - Branding and frequency effects -- What is the measurable brand effect of ad impressions on people who do not click?
             Do people who see my ads but do not click later visit my site and become customers? What is the impact of frequency of exposure on conversion rates?

           - Visitors and customers -- How many customers acquired through my ad campaign become repeat visitors or repeat customers? Are certain media sites, placements or creatives better at driving repeat visitors or purchasers?
             What is the user profile of the exact audience of my site, site section, or of active purchasing customers? What are their demographics, product usage and purchase habits, Web usage habits, media usage habits, and employment profiles?

           - Time pattern of conversion -- What is the time pattern of post-click actions by time period, such as hour of the day or day of the week? What is the pattern of post-click actions during the course of the campaign?

           - Prospecting versus retention -- Am I reaching people with my ad campaign that are already active visitors and/or
             purchasers on my site, or am I reaching new prospects? How does this vary by site?
-----------------------------------------------------------------------

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

CUSTOMER SERVICE AND SUPPORT

Our customer service and support activities are a fundamental component of our service offering. Our highly trained customer service and support personnel are available 24 hours a day, 7 days a week to provide account management, training and ongoing support to our clients.

To enhance the responsiveness and productivity of our client service personnel, we invest in providing technology infrastructure to automate portions of the support process. The results of our investment include the following:

     - Our proprietary systems offer real-time assistance in expediting campaign setup and tear down.

     - Our campaign viewing pages are designed to allow Web publishers to view exactly the fragments needed for each ad package.

     - Our real-time campaign monitoring system automatically notifies our customer service and support organization, as well as our clients, of exactly which advertising fragments are active and which are inactive.

     - Our campaign monitor detects common mistakes made by individual Web sites placing ads.

     - We have developed a proprietary process for campaign tear down to ensure that time-sensitive promotions are ended on time.

     - We provide customer service and support from both our Palo Alto, California headquarters and our sales and support office, located in New York, New York.

SALES AND MARKETING

We sell and market our products primarily through our field sales organizations located at our headquarters in Palo Alto, California and at our sales and support office, located in New York, New York. As of July 31, 1999, our sales organization included eight regional sales managers and a director of sales located on each of the East and West coasts of the U.S. In the future, we believe that sales representation will be required abroad as we pursue our strategic objective of international expansion.

Our sales process begins with the generation of sales leads obtained from a variety of sources including client referrals, through our Web site, responses to public relations and advertising activities, trade shows, published lists of leading interactive ad agencies and Web marketers. Initial sales activities normally include an initial phone conversation to qualify interest, followed by product demonstrations conducted either over the telephone or by a local visit. Demonstrations are typically followed by one or more technical discussions. Soon thereafter, a proposal is generated based on specific client requirements.

To promote our product and service offerings, we conduct comprehensive marketing programs, including public relations activities, print and online advertising, trade shows, press tours, client satisfaction surveys and ongoing communications with industry analysts, the press and our clients.

CLIENTS

During the quarter ended June 30, 1999, we served advertising campaigns on behalf of approximately 200 clients. We participate in a single industry segment, Internet advertising, and provide tools and services to our client base, comprised principally of advertising agencies and marketers. Our clients include:

eBay                                       planetRx
eToys                                      SmarterKids.com
Fleet                                      SportsLine
i-frontier                                 Sun Microsystems
Left Field                                 Virtual Vineyards
Macys.com                                  WebMD
Organic

COMPETITION

The market for Internet advertising management and ad delivery services, broadly defined, is relatively new yet intensely competitive. On an ongoing basis we expect to compete with numerous vendors offering alternative solutions that provide similar functionality to that offered by our services. We believe the keys to long term success will be to maintain a high degree of client loyalty, provide a technological advantage to our clients, and maintain superior customer service and support.

We compete principally with providers of alternative advertising management systems, including: DoubleClick; AdForce, Inc.; Excite@Home, through its MatchLogic subsidiary; and NetGravity Inc. Many of our current competitors, particularly DoubleClick, have substantially greater capital resources and operating histories than we do. Although we presently believe that we compete favorably with these alternative providers, there can be no assurance that we can continue to compete favorably with these providers, or any number of potential new competitors, in the future.

Over time, we believe additional competition will come from several primary segments:

     - Companies providing ad management solutions for Web sites (the sell-side) who may begin to provide services to buyers of Web advertising. These include current competitors, such as DoubleClick, who have already done so;

     - Advertising agencies crafting technical systems as part of the services offered to their customers such as Avenue A;

     - Companies providing other marketing infrastructure services, such as email and affiliate marketing, expanding their offerings to include Internet advertising management systems; and

     - Pure play buy-side competitors offering similar services.

Currently, we compete on the basis of functionality, customer service and support, and price. We have established a leading competitive position in our target market by:

     - Focusing exclusively on the buyers of Web advertising;

     - Maintaining media independence; and

     - Providing a single, comprehensive solution for maximizing Web advertising return on investment.

Our continued ability to compete favorably also depends on a number of circumstances both within and beyond our control, such as:

     - The ability to maintain a leading, exclusive focus on the buyers of Web advertising;

     - The continued independence and unbiased capability to plan and serve ads across the broadest reach of Web sites in the industry;

     - The ability, with a time-to-market advantage, to enhance the capabilities and product offering of AdKnowledge eAnalytics;

     - The ability to respond to rapid technological change and the need for continual feature enhancements and product line expansions, whether developed internally or in collaboration with partners;

     - The quality and reliability of our operations and customer service and support organizations;

     - The ease of use, reliability and performance of our products and services relative to those of our competitors; and

     - The effectiveness of our sales and marketing efforts, both domestically and abroad.

PRIVACY

We believe that preserving the privacy of Internet users is critical to the health of the Internet as an advertising medium. We are committed to working toward an environment in which Internet users feel secure about their privacy. We have a privacy policy posted on our Web site which describes:

     - The information we collect about browser activity;

     - How we use this information;

     - With whom we share this information;

     - Our security procedures for protecting this information;

     - How to opt out of our information collection procedures; and

     - Our policy with regards to personally identifiable information.

We do not collect, store or use personally identifiable information from Internet users for any purpose. We maintain a business relationship with Millward Brown Interactive, which allows us to identify browsers from people who have opted to participate in a Millward Brown research panel. This allows us to report to marketers the demographic, corpographic, media usage and product usage behaviors of the audience that actually received ads from a particular campaign. At no time, however, do we have access to any personally identifiable information on these panelists.

AD MANAGEMENT TECHNOLOGY AND INFRASTRUCTURE

Our ad delivery infrastructure consists of ad delivery servers located on the premises of leading Internet hosting facilities on the West and East coasts of the U.S. Our advanced technology delivers ads 24 hours a day, 7 days a week, for more than 200 companies, including leading traditional and interactive advertising agencies and advertisers and marketers on the Web. The configuration and geographic distribution of our co-location sites provides physical ease-of-access with protection against service outages, both man-made and natural. If a service outage were to occur, our operations staff can transparently fail-over the load of that location to a redundant location within minutes. Once service has been restored, ad serving traffic is once again evenly distributed between the locations.

Our infrastructure deploys both internally developed proprietary software and industry-standard hardware predominantly leased through leading third-party vendors. In 1996, 1997 and 1998, we spent approximately $112,000, $1.6 million and $2.7 million in connection with company-sponsored research and development programs designed to enhance our Web-based applications and ad delivery system.

Ad Delivery. We use a combination of ad delivery and database servers to serve ads and to target which ads to serve. All communications, both inter- and intra-location, operate with high-speed connections. We also deploy high-speed communication equipment, including switches, load balancing devices, hubs and routers, to smoothly transmit and efficiently route traffic among the servers and locations to ensure an appropriate level of redundancy.

AdKnowledge System Application and AdKnowledge eAnalytics Services. The AdKnowledge System is accessible to our clients through a Web-based interface and communicates with our system over the Internet. Accessible to our clients though this interface, the components of our systems, are hosted on a redundant set of servers. These modules access and store data on our central database installed at a co-location site. Trafficking instructions received for our clients' advertising campaigns though the Campaign Manager module of the AdKnowledge System are stored on this database. Once nightly, these instructions are automatically trafficked to our ad servers, allowing our clients to make daily changes to existing campaigns or to insert new campaigns on the system.

All data logs from the ad servers are swept hourly and loaded into our highly scalable central database. Data files received directly from marketers are also automatically loaded into this same database for matching with the ad performance data. Our Reporter module and ROI Advisor encompass this database to provide our clients a flexible interface for analyzing the performance of their Web advertising campaigns. Our reporting system also incorporates a leading third party's reporting tool that maximizes our customers' ability to customize their reports. We can publish reports to our clients either to the Reporter/ Advisor Web interface or to files for download and customization by our clients.

The pace of change in Web advertising requires frequent feature enhancement and repeated releases of production systems over short periods of time. Our centralized architecture eliminates the requirement to port, test and release a majority of our system components on multiple hardware and software platforms. Each of our production and application systems is maintained and run by AdKnowledge to ensure the highest level of reliability and service to our clients. As a result, we can iterate new releases of our technology quickly, resulting in time-to-market competitive advantages for our clients.

INTELLECTUAL PROPERTY

Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. If our proprietary rights are infringed by a third party, the value of our services to our clients would be diminished and additional competition might result from the third party's use of those rights, which would materially and adversely affect our business and quarterly and annual results of operations. We have not filed any patent applications in the United States to date. We have applied, however, to register trademarks in the United States. We cannot assure you that our trademark registration or future patent applications, if any, will be approved. Even if they are approved, our trademarks or patents may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own these trademarks, our use of these trademarks would be restricted unless we entered into arrangements with the third-party owners, which might not be possible on reasonable terms.

Our technology collects and utilizes data derived from user activity on the Internet. Although we believe that we generally have the right to use this information and to compile it in our database, we cannot assure you that any trade secret, copyright or other protection will be available for this information. We also cannot assure you that any of our proprietary rights will be viable or of value in the future since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. We believe that factors such as the technological and creative skills of our personnel, new service offerings, brand recognition and reliable customer service are more essential to establishing and maintaining our technology leadership position than the legal protection of our technology. There can be no assurance that others will not develop technologies that are similar or superior to our technology.

We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. The steps we have taken may not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

Third parties may assert infringement claims against us or our clients. We do not believe that our technological processes infringe the proprietary rights of others, but we cannot assure you that third parties will not assert claims that we violate their rights. In addition, we believe that we have the right to use the user data we collect for our database, but we cannot assure you that third parties will not assert claims that we violate their trade secrets or copyrights. Although there has not been any claims of these types in the past, any claims and resultant litigation, if they occur, could subject us to significant liability for damages or could result in invalidation of our rights. In addition, even if we were to prevail, litigation could be time-consuming and expensive to defend and could result in diversion of our time and attention, which could materially and adversely affect our business and quarterly and annual results of operations. Any claims or litigation from third parties might also result in limitations on our ability to use the trademarks and other intellectual property subject to these claims or litigations unless we entered into arrangements with the third parties responsible for the claims or litigation, which might be unavailable on reasonable terms, if at all.

EMPLOYEES

As of July 31, 1999, we had 77 employees, comprised of 25 in operations and customer service, 27 in engineering and AdKnowledge eAnalytics, 19 in sales and marketing and six in general and administrative functions. Other than as described in "Management -- Employment and Severance Arrangements," none of these individuals has an employment agreement with us. We are not subject to any collective bargaining agreements and believe that our relationship with our employees is good. We believe that our future success is dependent on our ability to attract and retain highly qualified engineering, operations, sales and marketing and senior management personnel. Competition for such personnel in our geographic location and industry is intense, and there can be no assurance that we will be successful in attracting and retaining a sufficient number of highly qualified personnel, either to meet our business requirements or at a favorable cost.

DESCRIPTION OF PROPERTY

Our principal executive offices are currently located in Palo Alto, California. This facility, consisting of approximately 19,823 square feet of office space and laboratories for engineering development and production reporting, is leased through December 2004. We also lease two facilities in Palo Alto consisting of approximately 5,051 and 10,835 square feet and have sublet these facilities through the end of their terms. In New York, New York we lease approximately 1,645 square feet to support our sales and customer service efforts. This lease expires in May 2002. We intend to sublease our current New York office space through the term of our lease and relocate to a larger office space in New York, New York in the second half of 1999. Our ad delivery servers are located at the premises of Internet hosting facilities in Northern California and New Jersey. We believe that suitable additional office and co-location space will be available to us in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

Our executive officers, key employees and directors, as of August 12, 1999, are as follows:

-------------------------------------------------------------------------------------------------------------
                         NAME                           AGE                  POSITION WITH US
-------------------------------------------------------------------------------------------------------------
Scott L. Kauffman.....................................  43    President, Chief Executive Officer and Director
Kimberly A. Finder....................................  30    Director, Finance
Stephen E. Findley....................................  29    Vice President, Analytic Services
Roberta Greenspan.....................................  36    Vice President, Client Services
John E. Mracek........................................  37    Vice President and General Manager
Steven C. Rubinow.....................................  46    Vice President and Chief Information Officer
Kevin L. Wandryk......................................  42    Vice President, Business Development
David E. Zinman.......................................  31    Founder and Vice President, Marketing
Philippe Cases *......................................  37    Director
Steven L. Eskenazi +..................................  37    Director
Samantha McCuen +.....................................  32    Director
Russell Siegelman *...................................  38    Director

-------------------------
* Member of Compensation Committee
+ Member of Audit Committee

SCOTT L. KAUFFMAN has served as our President, Chief Executive Officer and a director since August 1997. From April 1995 until August 1997, Mr. Kauffman served as Vice President, Online Services of CompuServe Incorporated, an online services company. While employed at CompuServe, Mr. Kauffman supervised CompuServe's online services, including CompuServe Interactive and SpryNet, CompuServe's Internet service provider. From September 1987 until April 1995, Mr. Kauffman served in various positions at Time Warner Inc., a diversified entertainment company, and most recently as Vice President of Business Development for Time Warner Interactive. Mr. Kauffman holds an A.B. in English from Vassar College and an M.B.A. in Marketing from New York University's Graduate School of Business Administration.

KIMBERLY A. FINDER has served as our Director of Finance since November 1998. Prior to joining AdKnowledge, Ms. Finder served as Director of Finance of Chiron Corporation, a biotechnology company, from February 1998 to October 1998 and as manager of financial reporting from April 1997 to February 1998, where she was primarily responsible for the consolidation of Chiron's financial results and for Securities and Exchange Commission filings. From July 1991 to November 1995 and from August 1996 to March 1997, Ms. Finder held various positions with the Technology Industry Group of Price Waterhouse LLP, an independent accounting firm, most recently as manager. From December 1995 to August 1996, Ms. Finder was a senior financial analyst at Hewlett-Packard Company. Ms. Finder is a certified public accountant and holds a B.A. in Social Ecology and an M.B.A. from the University of California at Irvine.

STEPHEN E. FINDLEY has served as our Vice President, Analytic Services since May 1999. From November 1998 to May 1999, Mr. Findley served as our General Manager, Marketer Solutions. From January 1998 through November 1998, Mr. Findley served as our Director of Product Management. Prior to this, Mr. Findley served in various positions, including Vice President, Business Development and Director of Marketing, where he was responsible for product management, strategic planning, partnerships and outbound marketing. Mr. Findley joined us in October 1996. From September 1993 to October 1996, Mr. Findley worked as a consultant at McKinsey & Company, a management consulting company. Mr. Findley holds a B.A. in Economics from Harvard University and an MSc degree in International Political Economy from the London School of Economics.

ROBERTA GREENSPAN has served as our Vice President, Client Services since February 1998. From January 1997 to February 1998, Ms. Greenspan served as Director, Client Services at Focalink. From August 1991 to April 1996, Ms. Greenspan served as Director, Client Services of Marketing Resources Plus, a software company providing media buying tools to ad agencies, where her responsibilities included overseeing both the call center and field customer service teams. Prior to joining Marketing Resources Plus, Ms. Greenspan worked for Chase Manhattan Bank and the USA Network, a cable TV network. Ms. Greenspan holds a B.S. in Computer Science from the State University of New York at Binghamton.

JOHN E. MRACEK has served as our Vice President, Marketing and General Manager since January 1998 and was serving as Vice President, Marketing of Focalink when we acquired Focalink. Mr. Mracek joined Focalink in August 1996. From March 1994 through May 1996, Mr. Mracek served as Senior Director, System Software Marketing of Apple Computer, a computer manufacturing company. While employed at Apple, Mr. Mracek was responsible for the Mac operating system strategy and brand and Apple's Interactive Media Product Marketing group. Mr. Mracek holds a B.S. in Computer Science and Engineering from the Massachusetts Institute of Technology.

STEVEN C. RUBINOW has served as our Vice President and Chief Information Officer since June 1998. Prior to joining AdKnowledge, Dr. Rubinow served as Vice President, Corporate Management Information Systems of Fidelity Investments from September 1994 to June 1998, where he was primarily responsible for systems architecture and integration across 40 divisions of Fidelity in areas of Finance, Operations, Risk, Trading, Investments and Research. From March 1991 to September 1994, Dr. Rubinow was employed by Budget Rent a Car Corporation where his most recent position was Vice President, Marketing Planning. Dr. Rubinow holds a B.S., M.S. and Ph.D in Chemistry and an M.B.A. from the University of Illinois. He also holds an M.S. in Computer Science from DePaul University, where he has additionally served as an adjunct faculty member in Computer Science.

KEVIN L. WANDRYK has served as our Vice President, Business Development and International Sales since May 1999. From November 1998 through May 1999, Mr. Wandryk served as Vice President, Marketing and Business Development. From May 1998 through November 1998, Mr. Wandryk served as Vice President of Business Development. Prior to joining AdKnowledge, Mr. Wandryk was employed at Adobe Systems for approximately 10 years. From June 1996 through January 1998, he served as Director of Product Management for Adobe's Internet Products Division, where he oversaw product strategy for the division. From April 1993 through June 1996, Mr. Wandryk served as Director of Market Development at Adobe, where he was responsible for corporate wide partnerships and new business development. Mr. Wandryk holds a B.A. in Economics from Cornell University and an M.B.A. from the University of California at Berkeley.

DAVID E. ZINMAN, a founder of Focalink, has served as our Vice President, Marketing since May 1999. From January 1998 through May 1999, Mr. Zinman served for various periods as President, Chief Executive Officer, Vice President, Sales and Marketing and Director, Product Management of Focalink prior to our acquisition of Focalink. In the summer of 1994, Mr. Zinman worked as a management consultant at Deloitte & Touche, a professional services company. Mr. Zinman holds a B.A. in Political Science and Economics from Tufts University and an M.B.A. and a Certificate of Public Management from the Stanford Graduate School of Business.

PHILIPPE CASES has served as a director since February 1999. Since 1997, Mr. Cases has been a partner of Partech. Prior to joining Partech, Mr. Cases was a partner at Sofinova, a French investment company, for five years. Mr. Cases also serves as director of several private companies. Mr. Cases holds an M.S. from the Ecole Civile des Mines de Nancy, France and is a Sloan Fellow from the Stanford Graduate School of Business.

STEVEN L. ESKENAZI has served as a director since March 1998. Since March 1997, Mr. Eskenazi has been a general partner of The Walden Group, a venture capital firm. Prior to joining The Walden Group, Mr. Eskenazi served as managing director responsible for New Media Research at Alex Brown. Mr. Eskenazi also serves as director of several private companies. Mr. Eskenazi holds a B.S. in Applied Mathematics from Union College and an M.B.A. in Business Administration from the Amos Tuck School at Dartmouth College.

SAMANTHA MCCUEN has served as a director since February 1999. Since 1996, Ms. McCuen has been a Senior Vice President of Research and Investments of Sandler Capital Management, an investment management firm and is responsible for industry and company research for technology companies in the public and private sectors. She is also a partner of Sandler Internet Partners, L.P. Ms. McCuen also serves as director of several private companies. From 1990 to 1996, Ms. McCuen held both equity research and investment banking positions at Morgan Stanley Dean Witter, a provider of investment banking services, where she specialized in Internet and PC software companies, and was a co-author of The Internet Report. Ms. McCuen holds a B.A. in Economics from Lehigh University.

RUSSELL SIEGELMAN has served as a director since March 1997. Since 1996, Mr. Siegelman has been a partner of Kleiner Perkins Caufield & Byers, a venture capital firm. Prior to joining Kleiner Perkins, Mr. Siegelman served in a variety of positions at Microsoft, including most recently as Vice President of the Microsoft Network, Microsoft's online service. Mr. Siegelman also serves as director of several private companies. Mr. Siegelman holds a B.S. in Physics from the Massachusetts Institute of Technology and an M.B.A. from Harvard University.

CLASSES OF THE BOARD

Our board currently has five members and, prior to the completion of this offering, will be classified into three classes of directors serving staggered three-year terms, with one class of directors to be elected at each annual meeting of stockholders. The classification of directors has the effect of making it more difficult to change the composition of the board of directors.

BOARD COMMITTEES

Audit Committee. The audit committee of the board of directors reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. As of the closing of this offering, the members of the audit committee will be Mr. Eskenazi and Ms. McCuen.

Compensation Committee. The compensation committee of the board of directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our compensation plans. As of the closing of this offering, the members of the compensation committee will be Messrs. Cases and Siegelman.

DIRECTOR COMPENSATION

Directors do not receive cash compensation for their service on our board of directors. Non-employee directors are reimbursed for reasonable expenses incurred in connection with serving as a director. Under our 1999 stock incentive plan to become effective upon the closing of this offering, each individual who is serving as a non-employee member of the board of directors on the date that the underwriting agreement relating to this offering is executed will automatically receive an option grant on that date for shares of common stock, provided such individual has not previously been employed by us or any parent or subsidiary corporation. Each individual who first becomes a non-employee member of the board of directors at any time
thereafter will receive an option to purchase                shares of common
stock on the date such individual joins the board of directors, provided such individual has not previously been employed by us or any parent or subsidiary corporation. In addition, on the date of each annual stockholders' meeting beginning in 2000, each non-employee member of the board of directors will
automatically be granted an option to purchase                shares of common
stock, provided such individual has served as a non-employee member of the board of directors for at least six months. Please see "-- Benefit Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of the closing of this offering, our compensation committee will consist of Messrs. Cases and Siegelman. No member of the compensation committee has been an officer or employee of us at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

In May 1998, we entered into an employment agreement with Mr. Rubinow. Under this agreement, if Mr. Rubinow is terminated for reasons other than cause, he will be entitled to receive six months' salary at his then-current base salary. His current base salary is $200,000 per year.

In May 1998, we entered into an employment agreement with Mr. Wandryk. Under this agreement, if Mr. Wandryk is terminated for reasons other than cause, he will be entitled to receive three months' salary at his then-current base salary. His current base salary is $150,000 per year.

In August 1997, we entered into an employment agreement with Mr. Kauffman. Under this agreement, if Mr. Kauffman is terminated for reasons other than cause, he will be entitled to receive six months' salary at his then-current base salary. His current base salary is $200,000 per year.

In July 1996, we entered into an employment agreement with Mr. Mracek. Under this agreement, if Mr. Mracek is terminated for reasons other than cause, he will be entitled to receive three months' salary at his then-current base salary. His current base salary is $175,000 per year.

EXECUTIVE COMPENSATION

The following table provides summary information concerning the compensation received for services rendered to AdKnowledge during 1998 by AdKnowledge's current Chief Executive Officer, each of the other four most highly compensated executive officers who were serving as executive officers at December 31, 1998 and a former executive who would have been among the four most highly compensated executive officers had he continued to serve as an executive officer through the end of 1998, each of whose total compensation during AdKnowledge's last fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                               -----------------------------------------------------------
                                                                            LONG-TERM
                                                                       COMPENSATION AWARDS
                                                                       -------------------
                                               ANNUAL COMPENSATION         SECURITIES
                                               --------------------        UNDERLYING          ALL OTHER
         NAME AND PRINCIPAL POSITION            SALARY      BONUS            OPTIONS          COMPENSATION
         ---------------------------           --------    --------    -------------------    ------------
Scott L. Kauffman............................  $200,000    $250,000(1)       798,316            $     --
  President and Chief Executive Officer
Steven C. Rubinow............................   115,610(2)  100,000          548,856                  --
  Vice President and Chief Information
  Officer
Scott E. Ernst...............................   212,723(3)       --           77,298(4)               --
  Former Vice President, Sales
John E. Mracek...............................   161,250          --          625,000(5)               --
  Vice President and General Manager
Stephen E. Findley...........................   110,500      50,000          186,869                  --
  Vice President, Analytic Services
Ronald A. Kovas..............................   116,322          --          265,000(6)          100,000(7)
  Former Vice President

---------------
(1) Represents forgiveness of indebtedness evidenced by a promissory note issued by Mr. Kauffman to AdKnowledge. See "Certain Relationships and Related Transactions."

(2) Represents the amount Dr. Rubinow was paid in salary by AdKnowledge during 1998. Dr. Rubinow commenced employment with AdKnowledge on June 1, 1998. His salary on an annualized basis for 1998 was $200,000.

(3) Represents the total amount Mr. Ernst was paid in salary and commissions during 1998. Mr. Ernst terminated employment with AdKnowledge effective April 2, 1999.

(4) These options were canceled in April 1999 upon termination of Mr. Ernst's employment.

(5) Mr. Mracek was initially granted 265,000 shares at an option exercise price of $0.19 per share and 95,000 shares at $0.06 per share. In April 1998, Mr. Mracek's options with an exercise price of $0.19 per share were repriced to $0.06 per share.

(6) Upon termination of Mr. Kovas' employment in June 1998, options for 136,562 of these securities were canceled.

(7) Mr. Kovas terminated employment with AdKnowledge effective July 10, 1998. Represents amounts paid in conjunction with Mr. Kovas' termination.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding options granted to the executive officers listed in the Summary Compensation Table during fiscal 1998. We have not granted any stock appreciation rights.

Each option represents the right to purchase one share of common stock. The options shown in this table are all incentive stock options granted under our stock option plans. Unless otherwise noted, the options were immediately exercisable and the shares are subject to a repurchase right in favor of AdKnowledge which lapses as to 25% of the shares after the completion of one year of service from the grant date and the remainder of the repurchase right lapses in equal monthly installments over the next 36 months of service. To the extent the repurchase right has not already lapsed, in the event of a merger in which we are not the surviving corporation or upon the sale of substantially all of our assets, AdKnowledge may repurchase all exercised but unvested shares upon the closing of such transactions. Please see "-- Benefit Plans" for more details regarding these options. In the year ended December 31, 1998, we granted options to employees to purchase an aggregate of 6,267,518 shares of common stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            ----------------------------------------------------------------------------
                                                            INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                            --------------------------------------------------      VALUE AT ASSUMED
                                            NUMBER OF     PERCENT OF                              ANNUAL RATES OF STOCK
                                            SECURITIES   TOTAL OPTIONS                           PRICE APPRECIATION FOR
                                            UNDERLYING    GRANTED TO                                   OPTION TERM
                                             OPTIONS       EMPLOYEES     EXERCISE   EXPIRATION   -----------------------
                   NAME                      GRANTED        IN 1998       PRICE        DATE          5%          10%
                   ----                     ----------   -------------   --------   ----------   ----------   ----------
Scott L. Kauffman.........................   798,316         12.7%        $0.06       7/9/08
Steven C. Rubinow.........................   548,856          0.9%        $0.06      5/14/08
Scott E. Ernst............................    77,298(1)       0.1%        $0.06       7/9/08
John E. Mracek............................   166,000(2)       0.3%        $0.19       1/1/08
                                              99,000(3)       0.2%        $0.19       1/1/08
                                              95,000          0.2%        $0.06       7/9/08
                                             166,000(2)       0.3%        $0.06       1/1/08
                                              99,000(3)       0.2%        $0.06       1/1/08
Stephen E. Findley........................   186,869          3.0%        $0.06       7/9/08
Ronald A. Kovas...........................   265,000(4)       4.2%        $0.06       4/9/08

---------------
(1) These options were canceled in April 1999 upon termination of Mr. Ernst's employment.

(2) Of Mr. Mracek's option covering 166,000 shares, the repurchase right with respect to 67,765 shares lapsed on March 31, 1998, and the balance of the option shares vest in daily installments over the next 45 months of service. On April 9, 1998, this option grant was repriced from $0.19 per share to $0.06 per share.

(3) On April 9, 1998, Mr. Mracek's options with an exercise price of $0.19 per share were repriced to $0.06 per share.

(4) Of Mr. Kovas' option covering 265,000 shares, 125,000 shares vested immediately. Mr. Kovas' options covering 75,000 shares vest in a series of equal monthly installments over the next three years of service. Of the remaining 65,000 shares, the repurchase right with respect to 24,375 shares lapsed immediately, the repurchase right with respect to 1,354 shares lapsed on April 16, 1998 and the balance of the option shares vest in equal monthly installments over the next 29 months. Upon termination of Mr. Kovas' employment on July 10, 1998, options covering 136,562 shares were canceled.

The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by our board of directors after consideration of a number of factors, including, but not limited to, our financial performance, market conditions and the price, preferred rights and privileges of shares of equity securities sold to or purchased by outside investors.

The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1998 AND YEAR-END OPTION VALUES

The following table sets forth certain information concerning the number and value of unexercised options held by each of the executive officers listed in the Summary Compensation Table at December 31, 1998.

                                     --------------------------------------------------------------------------------------
                                                                           NUMBER OF
                                                                     SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                       SHARES                          DECEMBER 31, 1998             DECEMBER 31, 1998
                                     ACQUIRED ON      VALUE       ---------------------------   ---------------------------
               NAME                   EXERCISE     REALIZED (1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                  -----------   ------------   -----------   -------------   -----------   -------------
Scott L. Kauffman..................         --         --           798,316          --           $     0             --
Steven C. Rubinow..................         --         --           548,856          --           $     0             --
Scott E. Ernst.....................         --         --           360,000          --           $10,290             --
John E. Mracek.....................         --         --           360,000          --           $     0             --
Stephen E. Findley.................         --         --           186,869          --           $     0             --
Ronald A. Kovas....................    128,438          $0               --          --                --             --

---------------
(1) Based on the fair market value of our common stock on the date of exercise, as determined by our board of directors, minus the exercise price, multiplied by the number of shares issued upon exercise of the option.

The fair market value of our common stock as determined by the board of directors on or about December 31, 1998 was $0.06 per share.

There was no public trading market for the common stock as of December 31, 1998. Accordingly, the value of unexercised in-the-money options listed above has been calculated on the basis of the assumed initial public offering price of
$ per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

BENEFIT PLANS

1998 Stock Option/Stock Issuance Plan and 1996 Stock Option Plan

Our 1998 Stock Option/Stock Issuance Plan is the successor equity incentive program to our 1996 Stock Option Plan. Our 1998 Stock Option/Stock Issuance Plan became effective upon adoption by the board on October 7, 1998 and was subsequently approved by the stockholders as of October 8, 1998. All outstanding options under our 1996 Stock Option Plan were incorporated into the 1998 Stock Option/Stock Issuance Plan, and no further option grants were made under that plan. The incorporated options continue to be governed by their existing terms. Incorporated options have substantially the same terms as will be in effect for option grants made under the 1998 Stock Option/Stock Issuance Plan. The maximum number of shares of common stock which may be issued over the term of this plan shall not exceed 9,885,788 shares. This share reserve consists of (i) the number of shares estimated to remain available for issuance under the 1996 Stock Option Plan, including the shares subject to outstanding options thereunder, plus (ii) an additional increase of 6,564,196 shares. Our 1998 Stock Option/Stock Issuance Plan provides for the granting to our employees incentive stock options at an exercise price of not less than 100% of the fair market value of our common stock on the grant date and to employees, non-employee members of the board and consultants who provide services to us, and non-statutory stock options to purchase shares of our common stock at an exercise price of not less than 85% of the fair market value of our common stock on the grant date. Our 1998 Stock Option/Stock Issuance Plan also enables us to issue to employees, non-employee members of the board of directors and consultants who provide services to us, shares of common stock directly, through the purchase of shares at a price not less than 85% of their fair market value at the time of issuance or as a bonus tied to the performance of services. In the event that we are acquired by merger or asset sale, each outstanding option under this plan which is not assumed or continued by the successor corporation will terminate and cease to be outstanding. At the closing of this offering, this plan will be terminated and no further option grants will be made under such plan. All options outstanding at the time the plan is terminated will continue to be governed by their existing terms.

1999 Stock Incentive Plan

Introduction. The AdKnowledge 1999 Stock Incentive Plan became effective upon
adoption by the board of directors on             , 1999 and was subsequently
approved by the stockholders in                1999.

Share Reserve.                shares of common stock have been authorized for
issuance under the 1999 Stock Incentive Plan. The share reserve will automatically increase on the first trading day in January each calendar year,
beginning January 1, 2000, by an amount equal to   % of the total number of
shares of common stock outstanding on the last trading day in December in the preceding calendar year, but in no event will this annual increase exceed shares. In addition, no participant in the 1999 Stock Incentive Plan may be granted stock options, separately exercisable stock appreciation
rights and direct stock issuances for more than                shares of common
stock in total per calendar year.

Programs. The 1999 Stock Incentive Plan is divided into five separate programs:

     - the discretionary option grant program under which eligible individuals employed by us may be granted options to purchase shares of our common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

     - the stock issuance program under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services;

     - the salary investment option grant program which may, at the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will give executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;

     - the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

     - the director fee option grant program which may, in the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will allow non-employee board members the opportunity to apply a portion of an annual retainer fee that might otherwise payable to them in cash each year to the acquisition of special below-market option grants.

Administration. The discretionary option grant program and the stock issuance program will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

Plan Features. Our 1999 Stock Incentive Plan will include the following features:

     - The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

     - The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     - Stock appreciation rights may be issued under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal the fair market value of the vested shares of common stock subject to the surrendered option less the exercise price payable for those shares. We may make the payment in cash or in shares of common stock.

Change in Control. The 1999 Stock Incentive Plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

     - In the event we are acquired by merger or asset sale or a board-approved sale of more than 50% of our stock, each outstanding option under the discretionary option grant program which is not assumed or continued by the successor corporation will immediately become exercisable for all the option shares, and all unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

     - The plan administrator will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of outstanding shares under our Stock Incentive Plan may be accelerated upon similar terms and conditions.

     - The plan administrator may also grant options which will immediately vest upon an acquisition of us, whether or not those options are assumed by the successor corporation.

     - The plan administrator may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board of directors through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

Salary Investment Option Grant Program. In the event the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect to reduce his or her base salary for that calendar year
by a specified dollar amount not less than      nor more than      . Each
selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares will be equal to the amount of salary invested in that option. The option will vest and become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of us.

Automatic Option Grant Program. Each individual who first becomes a non-employee board member at any time after the completion of this offering will
automatically receive an option grant for   shares on the date such individual
joins the board, provided such individual has not been previously employed by us. In addition, on the date of each annual stockholders meeting held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board member will automatically be granted an option
to purchase                shares of common stock, provided such individual has
served on the board for at least six months.

Each automatic grant will have a term of ten years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by us, at the exercise price paid per share, should the optionee cease board service prior to
the vesting of those shares. The shares subject to each                share
automatic option grant will vest over a        year period in successive equal
annual installments upon the individual's completion of each year of board
service over the        year period measured from the option grant date. Each
               share automatic option grant will vest upon the individual's completion of one year of board service measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of us or upon the optionee's death or disability while a board member.

Director Fee Option Grant Program. If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares will be equal to the portion of the retainer fee invested in that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon certain changes in the ownership or control of us or the death or disability of the optionee while serving as a board member.

Limited Stock Appreciation Rights. Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant, salary investment option grant and director fee option grant programs and may be granted to one or more officers of us as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based on the highest price per share of common stock paid in connection with the tender offer.

Amendment. The board of directors may amend or modify the 1999 Stock Incentive Plan at any time, subject to any required stockholder approval. The 1999 Stock Incentive Plan will terminate no later than August 25, 2009.

1999 Employee Stock Purchase Plan.

Introduction. Our 1999 Employee Stock Purchase Plan was adopted by the board of
directors on             , 1999 and approved by the stockholders in
1999 and will become effective immediately upon the execution of the underwriting agreement for this offering. The 1999 Employee Stock Purchase Plan is designed to allow eligible employees of AdKnowledge and participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions under the 1999 Employee Stock Purchase Plan.

Share Reserve.                shares of common stock will initially be reserved
for issuance.

Offering Periods. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will begin on the date the underwriting agreement for the offering covered by this
prospectus is signed and will end on the last business day in           . The
next offering period will start on the first business day in           , and
subsequent offering periods will commence as designated by the compensation committee.

Eligible Employees. Individuals who are scheduled to work more than 20 hours per week for more than five calendar months per year on the start date of any offering period may join an offering period on the start date or on any subsequent semi-annual entry date within that period. Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that offering period.

Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings, and the accumulated payroll deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% the fair market value of the common stock on the participant's entry date into the offering period or, if lower, the fair market value on the semi-annual purchase date. Semi-annual purchase dates will occur on the last
business day of        and        each year. In no event, however, may any
participant purchase more than                shares on any semi-annual purchase
date nor may all participants in the aggregate purchase more than shares on any such semi-annual purchase date.

Reset Feature. Should the fair market value per share of common stock on any purchase date be less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day, with all participants in the terminated offering period to be automatically transferred to the new offering period.

Change in Control. In the event we are is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the fair market value per share of common stock on the participant's entry date into the offering period in which such acquisition occurs or, if lower, the fair market value per share of common stock immediately prior to such acquisition.

Termination/Amendment. The 1999 Employee Stock Purchase Plan will terminate on
the last business day of        . The board may at any time alter, suspend or
discontinue the plan. However, certain amendments to the plan may require stockholder approval.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN SALES OF SECURITIES

Since our formation in 1996, we have issued the following securities in private placement transactions:

     - 525,000 shares of Series A preferred stock for an aggregate price of $105,000 in September 1996;

     - 5,512,000 shares of Series B preferred stock for an aggregate price of $2,600,010 in March 1997;

     - 14,432,618 shares of Series D preferred stock for an aggregate purchase price of $8,000,000 in March 1998; and

     - 15,555,557 shares of Series E preferred stock for an aggregate purchase price of approximately $14 million.

In addition, we issued 569,525 shares of Series C-1 preferred stock, 605,122 shares of Series C-2 preferred stock and 2,282,730 shares of Series C-3 preferred stock in exchange for outstanding capital stock and long term debt to effect the merger with Focalink Communications, Inc. in December 1997.

The purchasers of more than $60,000 of such securities in the last four years include, among others, the following executive officers, directors and holders of more than 5% of our outstanding stock and their affiliates:

                              ---------------------------------------------------------------------------------------------------
                                                                        PREFERRED STOCK
    EXECUTIVE OFFICERS,       ---------------------------------------------------------------------------------------------------
      DIRECTORS AND 5%                                                                                                  TOTAL
        STOCKHOLDERS          SERIES A   SERIES B    SERIES C-1   SERIES C-2   SERIES C-3   SERIES D    SERIES E    CONSIDERATION
    -------------------       --------   ---------   ----------   ----------   ----------   ---------   ---------   -------------
Funds affiliated with
  Kleiner Perkins Caufield &
  Byers.....................             5,300,000                                          2,369,589   1,111,112    $ 4,813,474
Funds affiliated with The
  Mayfield Fund.............                            555,636    177,976     1,237,175      742,444                $ 2,032,176
Funds affiliated with
  Partech International.....                                                                3,743,461   4,333,333    $ 5,975,000
Funds affiliated with
  Sandler Capital...........                                                                            5,555,556    $ 5,000,000
Funds affiliated with The
  Walden Group..............  485,000       31,800                 240,833                  7,577,124   1,111,111    $ 5,312,000

For additional information regarding securities held by our executive officers and directors and by stockholders of more than 5% of our outstanding common stock and their affiliates, please see "Principal Stockholders."

Certain holders of outstanding common stock and common stock issuable upon the exercise of warrants are entitled to certain registration rights. Please see "Description of Capital Stock -- Registration Rights."

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with each of Mr. Kauffman, Dr. Rubinow, Mr. Mracek and Mr. Wandryk. Please see "Management -- Employment and Severance Arrangements" for more details regarding these agreements.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

Affiliate Relationships. The following members of the board of directors are affiliated with certain private investors that participated in the transactions listed above: Russell Siegelman (Kleiner Perkins Caufield & Byers), Steven L. Eskenazi (The Walden Group), Philippe Cases (Partech International) and Samantha McCuen (Sandler Capital).

Consulting Agreement and General Release with John Worthington. In July 1998, we entered into a general release with John Worthington, upon his resignation as our Vice President, Engineering, pursuant to which Mr. Worthington released AdKnowledge from any and all potential claims relating to his employment as an officer of AdKnowledge. Contemporaneous with the execution of the general release, we entered into a consulting agreement with Mr. Worthington, pursuant to which Mr. Worthington served as a consultant during the period from July 16, 1998 to January 15, 1999 for a total of $90,000. Under the consulting services agreement, Mr. Worthington's stock options continued to vest as follows: 67,310 shares as of September 22, 1998 and at a rate of 5,609 shares per month subsequent to that date. Mr. Worthington's consulting services included advising our management in technology issues, designing and completing prototypes for our products, and reviewing, evaluating and commenting on possible acquisitions or partnering transactions.

Confidential Agreement and General Release with Ronald Kovas. In July 1998, we entered into a confidential agreement and general release with Ronald Kovas, upon his resignation as our Vice President and as Chief Executive Officer of Focalink. Under the confidential agreement and general release, Mr. Kovas released AdKnowledge from any and all potential claims relating to his employment as an officer of AdKnowledge and received a lump sum severance payment in the amount of $100,000.

Separation Agreement and General Release with Theodor Nissim. In April 1999, we entered into a separation agreement and general release with Theodor Nissim, shortly after his resignation as our Vice President, Engineering. Upon execution of the separation agreement and general release, Mr. Nissim released AdKnowledge from any and all potential claims relating to his employment as an officer of AdKnowledge and received a lump sum severance payment in the amount of $75,000 and an immediate acceleration of vesting of his options to purchase 76,230 shares of common stock.

Loans to Scott L. Kauffman. In August 1997, AdKnowledge loaned Scott Kauffman $500,000 for the purpose of enabling Mr. Kauffman to purchase a residence in exchange for a promissory note dated August 15, 1997. The promissory note was due and payable with interest at the rate of 6.73% per annum and was full-recourse and secured by the deed of trust with respect to Mr. Kauffman's residence. On July 10, 1998, this note was amended to reflect the forgiveness of $250,000 due under the note. On August 19, 1999, we forgave the remaining $250,000 principal and all accrued interest, approximately $36,000, due under this note.

In November 1997, AdKnowledge loaned Scott Kauffman $38,124.39 for the purpose of enabling Mr. Kauffman to exercise various stock options that AdKnowledge had granted him in exchange for a promissory note dated November 20, 1997. The note provides that the loan becomes due and payable with interest at the rate of 5.69% per annum on the earlier of (a) November 20, 2000, (b) 60 days after termination, either voluntarily or for cause, of Mr. Kauffman's employment with AdKnowledge, (c) 190 days after completion of an initial public offering of AdKnowledge's common stock, (d) the consummation of any corporate transaction in which more than 50% of the outstanding common stock of AdKnowledge is acquired or substantially all of AdKnowledge's assets are acquired, or (e) 10 days after the sale or transfer of Mr. Kauffman's residence. The note further provides that AdKnowledge will forgive the remaining balance in the event that Mr. Kauffman's employment is terminated without cause. The loan is full-recourse and secured by the deed of trust with respect to Mr. Kauffman's residence. $41,800.09 is outstanding under the note as of July 31, 1999.

In July 1998, AdKnowledge loaned Scott Kauffman $125,000 for the purpose of enabling Mr. Kauffman to pay taxes associated with the forgiveness of $250,000 on the August 1997 loan on July 10, 1998. This note provides that the loan becomes due and payable with interest at the rate of 5.56% per annum on the earlier of (a) July 10, 2001, (b) 60 days after termination (either voluntarily or for cause) of Mr. Kauffman's employment with AdKnowledge, (c) 190 days after completion of an initial public offering of AdKnowledge's common stock, (d) the consummation of any corporate transaction in which more than 50% of the outstanding common stock of AdKnowledge is acquired or substantially all of AdKnowledge's assets are acquired, or (e) 10 days after the sale or transfer of Mr. Kauffman's residence. The note further provides that AdKnowledge will forgive the remaining balance in the event that Mr. Kauffman's employment is terminated without cause. In the event that a corporate transaction referred to in (d) above is consummated, Mr. Kauffman must apply any net after-tax transaction proceeds that he receives to pay the outstanding principal and accrued interest in full. If the net proceeds received by Mr. Kauffman are not sufficient to pay the note in full, AdKnowledge must forgive the balance that remains. The loan is full-recourse and secured by 807,720 shares of AdKnowledge common stock held by Mr. Kauffman. $131,763 is outstanding under this note as of July 31, 1999.

In August 1999, AdKnowledge loaned Scott Kauffman $143,000 for the purpose of enabling Mr. Kauffman to pay taxes associated with the forgiveness of approximately $286,000 on the August 1997 loan on August 19, 1999. This note provides that the loan becomes due and payable with interest at the rate of 5.43% per annum on the earlier of (a) August 19, 2002, (b) 60 days after termination (either voluntarily or for cause) of Mr. Kauffman's employment with AdKnowledge, (c) 190 days after completion of an initial public offering of AdKnowledge's common stock, (d) the consummation of any corporate transaction in which more than 50% of the outstanding common stock of AdKnowledge is acquired or substantially all of AdKnowledge's assets are acquired, or (e) 10 days after the sale or transfer of Mr. Kauffman's residence. The note further provides that AdKnowledge will forgive the remaining balance in the event that Mr. Kauffman's employment is terminated without cause. In the event that a corporate transaction referred to in (d) above is consummated, Mr. Kauffman must apply any net after-tax transaction proceeds that he receives to pay the outstanding principal and accrued interest in full. If the net proceeds received by Mr. Kauffman are not sufficient to pay the note in full, AdKnowledge must forgive the balance that remains. The loan is full-recourse and secured by 807,720 shares of AdKnowledge common stock held by Mr. Kauffman. $143,000 is outstanding under this note as of August 19, 1999.

Loan to Tom Churchill and Related Agreements. On March 31, 1998, upon Tom Churchill's resignation from employment as an executive officer, we entered into a consulting agreement and a general release with Mr. Churchill, loaned Mr. Churchill $100,000 in exchange for a note, repurchased unvested shares of AdKnowledge common stock held by Mr. Churchill at the then current fair market value of such stock and entered into a voting trust agreement with Mr. Churchill. The note provides that the loan becomes due and payable with interest at the rate of 5.59% per annum on March 31, 2002. The loan is non-recourse and secured by 1,466,565 shares of AdKnowledge common stock owned by Mr. Churchill. $106,987 is outstanding under the note as of July 31, 1999. Pursuant to the consulting agreement, Mr. Churchill served as a consultant to our chief executive officer for up to 20 hours per month for a seven month period for a sum of $58,000. Under the voting trust agreement, Mr. Churchill deposited his shares of AdKnowledge common stock and agreed that our chief executive officer, as trustee under this agreement, has the right to vote these shares for the duration of the agreement, which survives until the earlier of the payment or discharge of the note, the closing of AdKnowledge's initial public offering or March 31, 2002. Under the general release, Mr. Churchill released AdKnowledge from any and all potential claims relating to his employment as an officer of AdKnowledge.

Loan to Chih-Chao Lam and Related Agreements. On March 31, 1998, upon Chih-Chao Lam's resignation from employment as our chief technology officer, we entered into a consulting agreement and a general release with Mr. Lam, loaned Mr. Lam $100,000 in exchange for a note, repurchased unvested shares of AdKnowledge common stock held by Mr. Lam at the then current fair market value of such stock and entered into a voting trust agreement with Mr. Lam. The note provides that the loan becomes due and payable with interest at the rate of 5.59% per annum on March 31, 2002. The loan is non-recourse and secured by 962,710 shares of AdKnowledge common stock owned by Mr. Lam. $106,987 is outstanding under the note as of July 31, 1999. Pursuant to the consulting agreement, Mr. Lam served as a consultant to our chief executive officer for up to 20 hours per month for a 10 month period for a sum of $78,000. Under the voting trust agreement, Mr. Lam deposited his shares of AdKnowledge common stock and agreed that our chief executive officer, as trustee under this agreement, has the right to vote these shares for the duration of the agreement, which survives until the earlier of the payment or discharge of the note, the closing of AdKnowledge's initial public offering or March 31, 2002. Under the general release, Mr. Lam released AdKnowledge from any and all potential claims relating to his employment as an officer of AdKnowledge.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 12, 1999 and as adjusted to reflect the sale of the shares of common stock in this offering, by:

- each person or group of affiliated persons who we know owns beneficially 5% or more of our common stock;

- each of our directors;

- our executive officers listed in the Summary Compensation Table; and

- all of our directors and executive officers as a group.

Percentage of ownership is calculated as required by Commission Rule
13d-3(d)(1).

As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any common stock. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table below includes the number of shares underlying options which are exercisable within 60 days from the date of this offering. The address for those individuals for which an address is not otherwise indicated is: 1808 Embarcadero Road, Palo Alto, California 94303.

                                           -----------------------------------------------------------------------------------
                                                     SHARES BENEFICIALLY                               SHARES BENEFICIALLY
                                                         OWNED PRIOR                                       OWNED AFTER
                                                       TO THIS OFFERING                                   THIS OFFERING
                                           ----------------------------------------                 --------------------------
                                                            NUMBER OF                                  NUMBER OF
                                            NUMBER OF         SHARES                   NUMBER OF         SHARES
                                             SHARES         UNDERLYING      PERCENT     SHARES         UNDERLYING      PERCENT
            BENEFICIAL OWNER               OUTSTANDING   OPTIONS/WARRANTS     (%)     OUTSTANDING   OPTIONS/WARRANTS     (%)
            ----------------               -----------   ----------------   -------   -----------   ----------------   -------
Entities affiliated with The Walden
  Group(1)...............................   9,505,035             --         20.0%     9,505,035             --
    750 Battery Street, 7th Floor
    San Francisco, CA 94111
Entities affiliated with Kleiner Perkins
  Caufield & Byers(2)....................   8,780,701             --         18.5%     8,780,701             --
    2750 Sand Hill Road
    Menlo Park, CA 94025
Entities affiliated with Partech
  International(3).......................   8,076,794             --         17.0%     8,076,794             --
    50 California Street, Suite 3200
    San Francisco, CA 94111
Entities affiliated with Sandler
  Capital(4).............................   5,555,556             --         11.7%     5,555,556             --
    767 Fifth Avenue, 45th Floor
    New York, NY 10153
Entities affiliated with The Mayfield
  Fund(5)................................   3,151,648         85,343          6.8%     3,151,648         85,343
    2800 Sand Hill Road, Suite 250
    Menlo Park, CA 94025
Steven L. Eskenazi(1)....................   9,505,035             --         20.0%     9,505,035             --
    750 Battery Street, 7th Floor
    San Francisco, CA 94111
Russell Siegelman(2).....................   8,780,701             --         18.5%     8,780,701             --
    2750 Sand Hill Road
    Menlo Park, CA 94025
Philippe Cases(3)........................   8,076,794             --         17.0%     8,076,794             --
    50 California Street, Suite 3200
    San Francisco, CA 94111
Samantha McCuen(4).......................   5,555,556             --         11.7%     5,555,556             --
    767 Fifth Avenue, 45th Floor
    New York, NY 10153

                                           -----------------------------------------------------------------------------------
                                                     SHARES BENEFICIALLY                               SHARES BENEFICIALLY
                                                         OWNED PRIOR                                       OWNED AFTER
                                                       TO THIS OFFERING                                   THIS OFFERING
                                           ----------------------------------------                 --------------------------
                                                            NUMBER OF                                  NUMBER OF
                                            NUMBER OF         SHARES                   NUMBER OF         SHARES
                                             SHARES         UNDERLYING      PERCENT     SHARES         UNDERLYING      PERCENT
            BENEFICIAL OWNER               OUTSTANDING   OPTIONS/WARRANTS     (%)     OUTSTANDING   OPTIONS/WARRANTS     (%)
            ----------------               -----------   ----------------   -------   -----------   ----------------   -------
Scott L. Kauffman(6).....................   2,029,859        798,316          5.9%       807,720        798,316
Steven C. Rubinow........................          --        603,742          1.3%            --        603,742
John E. Mracek...........................     215,000        335,000          1.2%       215,000        335,000
Stephen E. Findley.......................     244,886        305,114          1.2%       244,886        305,114
Ronald A. Kovas..........................     232,092             --            *        232,092             --           *
    269 Oak Grove Ave.
    Atherton, CA 94027
Scott E. Ernst...........................     141,351             --            *        141,351             --           *
    125 Mallorca Way
    San Francisco, CA 94123
All directors and executive officers as a
group (14 persons).......................  37,517,203      2,670,989         80.2%    37,517,203      2,670,989

-------------------------
 *  Less than 1% of total.

(1) Includes 4,743,258 shares beneficially owned by Walden Media & Information Technology, L.P., 1,412,941 shares beneficially owned by Walden-SBIC, L.P., 623,375 shares beneficially owned by InfoTech Ventures Ltd., 519,499 shares beneficially owned by Walden EDB Partners, L.P., 519,499 shares beneficially owned by Walden Japan Partners, L.P., 375,248 shares beneficially owned by Asian Venture Capital Investment Corp., 353,207 shares beneficially owned by Walden Technology Ventures II, L.P., 346,382 shares beneficially owned by TWG Investment LDC and 311,626 shares beneficially owned by O, W & W Investments Ltd. Mr. Eskenazi is a general partner of The Walden Group and disclaims beneficial ownership of such shares.

(2) Includes 5,924,268 shares beneficially owned by KPCB Java Fund, 2,608,026 shares beneficially owned by Kleiner Perkins Caufield & Byers VIII, 219,518 shares beneficially owned by KPCB Information Sciences Zaibatsu Fund II and 28,889 shares beneficially owned by KPCB VIII Founders Fund. Mr. Siegelman is a partner of Kleiner Perkins Caufield & Byers and disclaims beneficial ownership of such shares.

(3) Includes 4,150,560 shares beneficially owned by Partech U.S. Partners III C.V., 1,111,111 shares beneficially owned by Parallel Capital I LLC, 1,000,000 shares beneficially owned by Axa U.S. Growth Fund LLC, 943,853 shares beneficially owned by Parvest U.S. Partners II C.V., 444,444 shares beneficially owned by Partech Europe Partners III C.V., 212,630 shares beneficially owned by Double Black Diamond II LLC, 105,760 shares beneficially owned by Almanori Limited, 55,556 shares beneficially owned by 45th Parallel and 52,880 shares beneficially owned by Multinvest Limited. Mr. Cases is a general partner of Partech International and disclaims beneficial ownership of such shares.

(4) Includes 3,937,778 shares beneficially owned by Sandler Capital IV Partners, L.P. and 1,617,778 shares beneficially owned by Sandler Capital IV FTE Partners, L.P. Ms. McCuen is an investment professional at Sandler Capital and disclaims beneficial ownership of such shares.

(5) Includes 2,915,511 shares beneficially owned by Mayfield VII, 153,542 shares beneficially owned by Mayfield Associates Fund II and 82,596 shares beneficially owned by Mayfield Software Partners. This number also includes warrants to purchase an aggregate of 85,343 of common stock owned by Mayfield VII and Mayfield Associates Fund II.

(6) Includes 1,222,139 shares held in a voting trust pursuant to which Mr. Kauffman has indirect beneficial ownership. The voting trust terminates upon the successful completion of this offering.

                          DESCRIPTION OF CAPITAL STOCK

We are currently a California corporation. Subject to stockholder approval, we intend to reincorporate in Delaware prior to circulation of preliminary prospectuses. The following description applies to our capital stock assuming reincorporation in Delaware. Following such reincorporation and adoption of a shareholder rights plan, and upon completion of this offering, we will be
authorized to issue                shares of common stock, $.001 par value per
share,                shares of Series 1 preferred stock, $.001 par value per
share and                shares of undesignated preferred stock, $.001 par value
per share.

COMMON STOCK

As of August 12, 1999, there were             shares of common stock outstanding
and held of record by 87 stockholders. Based upon the number of shares outstanding and giving effect to:

     - the conversion of each share of our Series A preferred stock into one share of our common stock upon the closing of this offering;

     - the conversion of each share of our Series B Preferred stock into one share of our common stock;

     - the conversion of each share of our Series C-1 preferred stock into approximately 1.18 shares of our common stock;

     - the conversion of each share of our Series C-2 preferred stock into approximately 1.18 shares of our common stock;

     - the conversion of each share of our Series C-3 preferred stock into approximately 1.24 shares of our common stock;

     - the conversion of each share of our Series D preferred stock into one share of our common stock;

     - the conversion of each share of our Series E preferred stock into one share of our common stock; and

     - the issuance of the                shares of common stock offered in this
       offering, there will be                shares of common stock outstanding
       upon the closing of this offering.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued in consideration for payment thereof, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

As of August 12, 1999, there were 39,482,552 shares of convertible preferred stock outstanding. All outstanding shares of convertible preferred stock will be
converted into an aggregate of             shares of common stock upon the
closing of this offering and such shares of convertible preferred stock will no longer be authorized, issued or outstanding.

Prior to the closing of this offering, our board of directors is expected to adopt a rights plan so that the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of shares of preferred stock in one or more series and to fix or alter the designations, powers, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. We have no present plans to issue any shares of preferred stock. See "-- Anti-Takeover Effects of Certain Provisions of Delaware Law and our Certificate of Incorporation and Bylaws."

OPTIONS

As of August 12, 1999, options to purchase a total of             shares of
common stock were outstanding, all of which are subject to lock-up agreements under the terms of the option agreements governing such options. Options to
purchase a total of                shares of common stock may be granted under
the 1999 Stock Incentive Plan. See "Management -- Benefit Plans" and "Shares Eligible for Future Sale."

WARRANTS

As of August 12, 1999, we have outstanding the following warrants:

     - warrants currently exercisable for 1,577 shares of common stock and 6,312 shares of common stock at an exercise price of $1.80 per share, which expire on or before November 30, 2005;

     - warrants currently exercisable for 505 shares of common stock, 5,138 shares of common stock and 6,064 shares of common stock at an exercise price of $7.02 per share, which expire on or before June 30, 2006;

     - a warrant currently exercisable for 113,511 shares of common stock at an exercise price of $2.19 per share, which expires on or before September 29, 2002;

     - warrants currently exercisable for 81,077 shares of common stock and 4,266 shares of common stock at an exercise price of $2.19 per share, which expire on or before September 30, 2002;

     - warrants currently exercisable for 76,305 shares of common stock and 8,479 shares of common stock at an exercise price of $.69 per share, which expire on the later of August 26, 2008 or five years from the closing of our initial public offering.

     - warrants currently exercisable for 515,712 shares of common stock and 72,337 shares of common stock at an exercise price of $.72715 per share, which expire on the earlier of November 30, 2008 or five years from the effective date of our initial public offering;

     - a warrant currently exercisable for 33,333 shares of common stock at an exercise price of $.90 per share, which expires on the earlier of December 29, 2008 or five years from the closing of our initial public offering; and

     - a warrant currently exercisable for 55,555 shares of common stock at an exercise price of $.90 per share, which expires on the earlier of February 10, 2009 or five years from the effective date of our initial public offering.

The warrants contain antidilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of dilutive events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transactions. Of the warrants listed above, the warrants exercisable for 1,577 shares, 6,312 shares, 505 shares, 5,138 shares, 6,064 shares, 76,305 shares and 8,479 shares grant their holders registration rights with respect to the common stock issuable upon their exercise, which are described below.

REGISTRATION RIGHTS

As of August 12, 1999, under an agreement with certain of our stockholders,
after the closing of this offering the holders of                shares of
common stock will be entitled to demand registration rights with respect to the registration of their shares under the Securities Act of 1933. The holders of 30% of shares issued on conversion of the preferred stock have the right to demand that we register their shares under the Securities Act of 1933 subject to limitations. We are not required to effect more than two registrations pursuant to these demand registration rights. However, if the holders of common stock issued upon conversion of the Series E preferred stock do not participate in either of the two registrations, then we are required to effect one registration for those holders. In addition, after the closing of this offering these holders will be entitled to have their shares of capital stock of AdKnowledge included in any registration of shares of common stock under the Securities Act of 1933. In the event that we propose to register any shares of common stock under the Securities Act of 1933, either for our account or for the account of other security holders, the holders of shares having these rights are entitled to receive notice of such registration and to include their shares in any such registration, subject to certain limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, the holders of shares of common stock may require us to file registration statements under the Securities Act on Form S-3 with respect to their shares of common stock. These registration rights are subject to various conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by such security holders to be included in such registration. We are generally required to bear all of the expenses of all such registrations, including the reasonable fees of a single counsel acting on behalf of all selling holders, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

General

Certain provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions of Delaware law and the certificate of incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of us, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Delaware Takeover Statute

We are subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - the transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and
       (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

In addition, certain provisions of our certificate of incorporation and bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Rights Plan

Prior to the closing of this offering, we anticipate that our board of directors will adopt a rights plan pursuant to which one right to purchase one one-thousandth of a share of Series 1 preferred stock, par value $.001 per share, would be issued as a dividend for each outstanding share of common stock. Each right, when exercisable, would represent the right to purchase one one-thousandth of a share of Series 1 preferred stock at a specified price. The rights would become exercisable ten days after a person or group acquires 15% or more of the outstanding common stock or commences or announces a tender or exchange offer which would result in such ownership. If, after the right becomes exercisable, we were to be acquired through a merger or other business combination transaction or 50% or more of our assets or earning power were sold, each right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price. In addition, if any person acquires 15% or more of the outstanding common stock, each right not owned by such person would permit the purchase, for the exercise price, of common stock having a market value of twice the exercise price.

The rights would expire ten years after the adoption of the rights plan, unless earlier redeemed by us in accordance with the terms of the rights plan. The purchase price payable and the shares of Series 1 preferred stock issuable upon exercise of the rights would be subject to adjustment from time to time as specified in the rights plan. In addition, our board of directors would retain the authority to redeem, at $.001 per right, and replace the rights with new rights at any time, provided that no such redemption could occur after a person or group acquires 15% or more of the outstanding common stock.

Shares of Series 1 preferred stock, when issued upon exercise of the rights, will be nonredeemable and will rank junior to all series of any other class of preferred stock. Each share of Series 1 preferred stock will be entitled to a cumulative preferential quarterly dividend payment equal to the greater of (1)
$ per share or (2) 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of shares of Series 1 preferred stock will be entitled to a preferential liquidation payment equal to the greater of
(a) $     per share or (b) 1,000 times the payment made per share of common stock. Each share of Series 1 preferred stock will entitle the holder to 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series 1 preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. The foregoing rights would be subject to antidilution adjustments. The number of shares constituting the
series of Series 1 preferred stock will be                .

Board of Directors Vacancies

Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

Staggered Board

Our bylaws provide that our board will be classified into three classes of directors. See "Management -- Classes of the Board" for more information regarding the staggered board.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation provides that stockholders may act only at duly called annual or special meetings of stockholders, not by written consent. Our bylaws further provide that special meetings of our stockholders may be called only by the President, Chief Executive Officer or Chairman of the board of directors or a majority of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, our principal executive offices not less than 120 days prior to the first anniversary of the date of notice of annual meeting provided with respect to the previous year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than such anniversary, notice by the stockholder, to be timely, must be received a reasonable time before the solicitation is made. The bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized But Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to certain limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

Our certificate of incorporation provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as our directors. Under Delaware law, the directors have a fiduciary duty to us which is not eliminated by this provision of the certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director for the following:

     - any breach of the director's duty of loyalty to us or our stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock purchases or redemptions; and

     - for any transaction from which the director derived an improper personal benefit.

Delaware law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or otherwise. The certificate eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, the certificate provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director of or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have applied for liability insurance for our officers and directors.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is                  .

                        SHARES ELIGIBLE FOR FUTURE SALE

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price
that we deem appropriate. After this offering,         shares of common stock
will be outstanding. Of these shares, the         shares being offered hereby
are freely tradable. This leaves         shares eligible for sale in the public
market as follows:

NUMBER OF SHARES                                DATE
----------------                                ----
                    After the date of this prospectus
                    Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under our stock option plans
                    At various times after 90 days from the date of this
                    prospectus (Rules 701 and 144)
                    At various times after 180 days from the date of this
                    prospectus (subject, in some cases, to volume limitations)
                    (lock-up and Rule 144)

In general, under Rule 144, as currently in effect, an affiliate of AdKnowledge or a person (or persons whose shares are required to be aggregated) who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - 1% of the then outstanding shares of common stock (approximately shares immediately after this offering); or

     - the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions.

In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

As of the date of this prospectus, options to purchase a total of         shares
of common stock are outstanding, all of such options are currently exercisable. Upon the closing of this offering, we intend to file a registration statement to
register for resale the         shares of common stock reserved for issuance
under our stock option plans. We expect such registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to below.

Our directors and officers and certain of our stockholders who hold shares in the aggregate, together with the holders of options to purchase shares of common stock and the holders of warrants to purchase shares of common stock, have entered into lock-up agreements pursuant to which they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of J.P. Morgan Securities Inc. for a period of 180 days from the date of this prospectus.

Certain stockholders, holding approximately         shares of common stock, have
the right, subject to certain conditions and limitations, to include their shares in certain registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have an adverse effect on our ability to raise needed capital. Please see "Management -- Benefit Plans," "Principal Stockholders," "Description of Capital Stock -- Registration Rights" and "Underwriting."

                                  UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom J.P. Morgan Securities Inc., BancBoston Robertson Stephens Inc. and Volpe Brown Whelan & Company, LLC are acting as representatives, have severally agreed to purchase, and AdKnowledge has agreed to sell to them, the respective number of shares of common stock set forth opposite their names below:

                                                              ----------------
                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
J.P. Morgan Securities Inc..................................
BancBoston Robertson Stephens Inc...........................
Volpe Brown Whelan & Company, LLC...........................
                                                                  --------

          Total.............................................
                                                                  ========

The underwriters are offering the common stock subject to their acceptance of the common stock and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to purchase shares of common stock are subject to receipt of an opinion of their counsel and other conditions. If any of the shares of common stock are purchased by the underwriters under the underwriting agreement, all of the shares, other than the shares covered by the overallotment option described below, must be purchased.

The underwriters propose initially to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $ per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the initial public offering of the common stock, the offering price and other selling terms may be changed from time to time by the underwriters.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares offered.

We have granted to the underwriters an option, exercisable for 30 days from the
date of this prospectus, to purchase up to                additional shares of
common stock, on the same terms and conditions as set forth on the cover page hereof. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the sale of shares of common stock offered hereby. If the underwriters' option is exercised in full, the
total price to public would be $          , the total underwriting discounts and
commissions would be $          , and the total proceeds to us would be
$          before deducting $          in estimated expenses.

AdKnowledge and its officers, directors and many of its security holders have agreed that, without the prior written consent of J.P. Morgan Securities Inc., during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus they will not:

     - offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities of AdKnowledge which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive common stock or any such substantially similar securities; or

     - enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequences of ownership of common stock or any securities substantially similar to the common stock.

The restrictions described in this paragraph shall not apply to;

- the issuance of shares by AdKnowledge under its stock incentive plan or employee stock purchase plan;

- the grant by AdKnowledge of employee stock options;

- the issuance of shares by AdKnowledge upon exercise of warrants outstanding on the date of this prospectus; and

- the issuance of common stock in connection with the transactions described in this prospectus.

The underwriters have reserved for sale, at the initial public offering price, shares of the common stock for some of our directors, officers, employees, friends and family who have expressed an interest in purchasing such shares of common stock in the offering. These persons are expected to purchase, in the aggregate, not more than 7% of the common stock offered in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered hereby.

We have agreed to indemnify the underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Prior to the offering, there has been no public market for the common stock. The initial public offering price for the shares of common stock offered hereby will be determined by agreement between us and the underwriters. Among the factors considered in making such determination were the history of and the prospects for the industry in which we compete, an assessment of our management, our present operations, our historical results of operations and the trend of our revenues and earnings, the prospects for our future earnings, the general condition of the securities markets at the time of the offering and the prices of similar securities of generally comparable companies. We cannot assure you that an active trading market will develop for our common stock or that our common stock will trade in the public market at or above the initial public offering price.

                                 LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Diego, California. As of the date of this prospectus, attorneys associated with Brobeck, Phleger &
Harrison LLP owned an aggregate of        shares of common stock. Certain legal
matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

The financial statements of AdKnowledge Inc. as of December 31, 1997 and December 31, 1998 and for the period from July 10, 1996 (date of inception) to December 31, 1996 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Focalink Communications, Inc. as of December 31, 1997 and for the year ended December 31, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments to the registration statement) under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the Commission's Web site (http://www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for the quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                                ADKNOWLEDGE INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ADKNOWLEDGE INC.
Report of Independent Accountants...........................   F-2
Balance Sheets..............................................   F-3
Statements of Operations....................................   F-4
Statements of Stockholders' Equity..........................   F-5
Statements of Cash Flows....................................   F-6
Notes to Financial Statements...............................   F-7
FOCALINK COMMUNICATIONS, INC.
Report of Independent Accountants...........................  F-22
Balance Sheet...............................................  F-23
Statement of Operations.....................................  F-24
Statement of Shareholders' Equity...........................  F-25
Statement of Cash Flows.....................................  F-26
Notes to Financial Statements...............................  F-27

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of AdKnowledge Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of AdKnowledge Inc. at December 31, 1997 and 1998, and the results of its operations and cash flows for the period from July 10, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

San Jose, California
June 25, 1999

The reincorporation and the merger described in Note 12 to the financial statements have not been consummated at August 27, 1999. When they have been consummated, we will be in a position to furnish the above report:

/s/ PricewaterhouseCoopers LLP

San Jose, California
August 27, 1999

                                ADKNOWLEDGE INC.

                                 BALANCE SHEETS

                                                              --------------------------------------------------------
                                                                     DECEMBER 31,                          PRO FORMA
                                                              --------------------------     JUNE 30,       JUNE 30,
                                                                 1997           1998           1999           1999
                                                              -----------   ------------   ------------   ------------
                                                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   383,320   $  1,164,577   $  5,051,549
  Short-term investments....................................           --             --      1,504,088
  Accounts receivable, net of allowance for doubtful
    accounts of $114,245, $89,199 and $154,405 at December
    31, 1997 and 1998 and June 30, 1999, respectively.......      456,771        528,501      1,109,746
  Deposits..................................................           --        206,540         85,433
  Prepaid expenses and other current assets.................        2,299        293,454        296,920
                                                              -----------   ------------   ------------
         Total current assets...............................      842,390      2,193,072      8,047,736
Restricted cash.............................................       79,637         79,637         79,637
Related party notes receivable..............................      512,751        625,023        642,501
Fixed assets................................................    1,210,262      1,609,904      3,367,257
Goodwill, net...............................................    2,149,096      1,719,277      1,504,368
Other intangible assets, net................................    1,007,000        671,333        503,500
Other assets................................................      138,442        198,990        205,606
                                                              -----------   ------------   ------------
         Total assets.......................................  $ 5,939,578   $  7,097,236   $ 14,350,605
                                                              ===========   ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Borrowings under line of credit...........................  $   500,000   $         --   $         --
  Accounts payable..........................................      406,380      1,044,249        571,877
  Accrued payroll and related liabilities...................      112,432        148,152        444,025
  Other accrued liabilities.................................      327,348        152,565        477,811
  Deferred revenue..........................................      228,114        288,685        407,549
  Related party payable.....................................      401,589             --             --
  Capital lease obligations, current........................      374,782        509,606        647,362
  Notes payable, current....................................       72,333      1,597,053        790,155
                                                              -----------   ------------   ------------
         Total current liabilities..........................    2,422,978      3,740,310      3,338,779
Deferred revenue, long-term.................................           --        261,684        213,250
Other liabilities...........................................           --             --         62,056
Capital lease obligations, long-term........................      515,674        902,546      1,542,741
Notes payable, long-term....................................      132,609        535,557        867,382
                                                              -----------   ------------   ------------
                                                                3,071,261      5,440,097      6,024,208
                                                              -----------   ------------   ------------
Commitments (Note 8)
Stockholders' equity:
  Convertible Preferred Stock: $.001 par value; 9,987,000
  shares, 25,103,192 shares and 40,520,478 shares authorized at December 31, 1997 and 1998 and June 30, 1999,
  respectively; 9,494,377 shares, 23,926,995 shares and
  39,482,552 shares issued and outstanding at December 31,
  1997 and 1998 and June 30, 1999, respectively,
  shares authorized and none issued and outstanding pro
  forma.....................................................        9,494         23,927         39,483             --
    (Aggregate liquidation preference: $17,548,703 at
    December 31, 1998 and 31,548,704 at June 30, 1999)
  Common Stock: $.001 par value; 25,000,000 shares,
  38,896,808 shares and 55,479,522 shares authorized at
  December 31, 1997 and 1998 and June 30, 1999,
  respectively; 6,135,130 shares, 5,277,135 shares,
  6,259,906 shares and 46,518,586 shares issued and
  outstanding at December 31, 1997 and 1998, June 30, 1999
  and pro forma, respectively...............................        6,135          5,277          6,260         46,519
  Additional paid-in capital................................    7,048,634     17,709,322     34,630,413     34,629,637
  Note receivable from stockholder..........................      (38,365)       (40,535)       (41,619)       (41,619)
  Deferred stock-based compensation.........................     (514,543)    (2,140,265)    (4,735,509)    (4,735,509)
  Unrealized loss on investments............................           --             --           (954)          (954)
  Accumulated deficit.......................................   (3,643,038)   (13,900,587)   (21,571,677)   (21,571,677)
                                                              -----------   ------------   ------------   ------------
         Total stockholders' equity.........................    2,868,317      1,657,139      8,326,397      8,326,397
                                                              -----------   ------------   ------------   ------------
         Total liabilities and stockholders' equity.........  $ 5,939,578   $  7,097,236   $ 14,350,605
                                                              ===========   ============   ============

The accompanying notes are an integral part of these financial statements.

                                ADKNOWLEDGE INC.

                            STATEMENTS OF OPERATIONS

                                     ---------------------------------------------------------------------------
                                     FOR THE PERIOD
                                     FROM JULY 10,
                                     1996 (DATE OF                                     FOR THE SIX MONTHS ENDED
                                     INCEPTION) TO      YEARS ENDED DECEMBER 31,               JUNE 30,
                                      DECEMBER 31,     ---------------------------    --------------------------
                                          1996            1997            1998           1998           1999
                                     --------------    -----------    ------------    -----------    -----------
                                                                                             (UNAUDITED)
Revenues...........................    $       --      $   564,207    $  2,421,382    $ 1,071,454    $ 1,636,234
Cost of revenues...................            --          209,001       3,109,543      1,442,875      2,522,928
                                       ----------      -----------    ------------    -----------    -----------
  Gross profit (loss)..............            --          355,206        (688,161)      (371,421)      (886,694)
                                       ----------      -----------    ------------    -----------    -----------
Operating expenses:
  Research and development.........       112,284        1,567,506       2,651,096      1,020,718      2,900,528
  Sales and marketing..............        24,061          574,752       2,963,007      1,265,581      2,099,835
  General and administrative.......        26,689          265,455       2,281,452      1,075,604        943,505
  Amortization of intangible
     assets........................            --               --         765,486        382,742        382,742
  Stock-based compensation.........       564,369           97,717         806,712        484,907        311,304
  Acquisition of in-process
     research and development......            --          804,000              --             --             --
                                       ----------      -----------    ------------    -----------    -----------
          Total operating
            expenses...............       727,403        3,309,430       9,467,753      4,229,552      6,637,914
                                       ----------      -----------    ------------    -----------    -----------
Loss from operations...............      (727,403)      (2,954,224)    (10,155,914)    (4,600,973)    (7,524,608)
Interest income....................            43           62,148         150,246         94,541        180,690
Interest expense...................        (1,609)         (21,993)       (251,881)      (114,984)      (327,172)
                                       ----------      -----------    ------------    -----------    -----------
Net loss...........................    $ (728,969)     $(2,914,069)   $(10,257,549)   $(4,621,416)   $(7,671,090)
                                       ==========      ===========    ============    ===========    ===========
Net loss per share, basic and
  diluted..........................    $    (0.39)     $     (0.60)   $      (1.27)   $     (0.72)   $     (0.61)
                                       ==========      ===========    ============    ===========    ===========
Shares used in computing net loss
  per share, basic and diluted.....     1,880,729        4,886,242       8,051,461      6,453,335     12,621,474
                                       ==========      ===========    ============    ===========    ===========
Pro forma net loss per share, basic
  and diluted......................                                   $      (0.35)                  $     (0.16)
                                                                      ============                   ===========
Shares used in pro forma net loss
  per common share calculation,
  basic and diluted................                                     29,146,430                    49,336,944
                                                                      ============                   ===========

The accompanying notes are an integral part of these financial statements.

                                ADKNOWLEDGE INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                    ---------------------------------------------------------------------------------------------
                                          CONVERTIBLE
                                        PREFERRED STOCK                                                   NOTE
                                            (NOTE 9)                COMMON STOCK         ADDITIONAL    RECEIVABLE      DEFERRED
                                    ------------------------   -----------------------     PAID-IN        FROM       STOCK-BASED
                                      SHARES       AMOUNT        SHARES       AMOUNT       CAPITAL     STOCKHOLDER   COMPENSATION
                                    ----------   -----------   ----------   ----------   -----------   -----------   ------------
Issuance of common stock..........          --   $        --    4,103,408   $    4,103   $    18,897    $     --     $        --
Issuance of Series A preferred
  stock...........................     525,000           525           --           --       104,475          --              --
Deferred stock-based compensation
  related to options granted......          --            --           --           --       175,220          --        (175,220)
Amortization of deferred
  stock-based compensation........          --            --           --           --            --          --          17,678
Stock-based compensation related
  to restricted stock issuance....          --            --           --           --       546,691          --              --
Net loss..........................          --            --           --           --            --          --              --
                                    ----------   -----------   ----------   ----------   -----------    --------     -----------
Balance at December 31, 1996......     525,000           525    4,103,408        4,103       845,283          --        (157,542)
Issuance of Series B Convertible
  Preferred Stock.................   5,512,000         5,512           --           --     2,594,498          --              --
Issuance of Series C Convertible
  Preferred Stock in connection
  with acquisition................   3,457,377         3,457           --           --     2,839,651          --              --
Issuance of Common Stock in
  connection with acquisition.....          --            --      336,909          337        15,555          --              --
Exercise of Common Stock
  options.........................          --            --    1,694,813        1,695        51,422     (38,100)             --
Issuance of warrants in connection
  with acquisition................          --            --           --           --       247,507          --              --
Interest accrued on note
  receivable from stockholder.....          --            --           --           --            --        (265)             --
Deferred stock-based compensation
  related to options granted......          --            --           --           --       454,718          --        (454,718)
Amortization of deferred
  stock-based compensation........          --            --           --           --            --          --          97,717
Net loss..........................          --            --           --           --            --          --              --
                                    ----------   -----------   ----------   ----------   -----------    --------     -----------
Balance at December 31, 1997......   9,494,377         9,494    6,135,130        6,135     7,048,634     (38,365)       (514,543)
Issuance of Series D Convertible
  Preferred Stock.................  11,636,298        11,636           --           --     6,436,775          --              --
Issuance of Series D Convertible
  Preferred Stock upon conversion
  of notes payable................   2,796,320         2,797           --           --     1,548,792          --              --
Exercise of Common Stock
  options.........................          --            --      309,535          310        18,025          --              --
Repurchase of Common Stock........          --            --   (1,167,530)      (1,168)      (47,748)         --              --
Deferred stock-based compensation
  related to options granted......          --            --           --           --     2,432,434          --      (2,432,434)
Issuance of warrants in
  conjunction with debt...........          --            --           --           --       272,410          --              --
Interest accrued on note
  receivable from stockholder.....          --            --           --           --            --      (2,170)             --
Amortization of deferred
  stock-based compensation........          --            --           --           --            --          --         806,712
Net loss..........................          --            --           --           --            --          --              --
                                    ----------   -----------   ----------   ----------   -----------    --------     -----------
Balance at December 31, 1998......  23,926,995        23,927    5,277,135        5,277    17,709,322     (40,535)     (2,140,265)
Issuance of Series E Convertible
  Preferred Stock, net of stock
  issuance costs..................  15,555,557        15,556           --           --    13,910,118          --              --
Deferred stock compensation
  related to options granted......          --            --           --           --     2,906,548          --      (2,906,548)
Exercise of Common Stock
  options.........................          --            --    1,073,045        1,073        56,224          --              --
Compensation related to
  acceleration of vesting of
  employee stock option...........          --            --           --           --        14,484          --              --
Repurchase of Common Stock........          --            --      (90,274)         (90)       (4,042)         --              --
Issuance of warrants in
  conjunction with debt...........          --            --           --           --        37,759          --              --
Interest accrued on note
  receivable from stockholder.....          --            --           --           --            --      (1,084)             --
Amortization of deferred
  stock-based compensation........          --            --           --           --            --          --         311,304
Unrealized loss on investments....          --            --           --           --            --          --              --
Net loss..........................          --            --           --           --            --          --              --
                                    ----------   -----------   ----------   ----------   -----------    --------     -----------
Balance at June 30, 1999
  (unaudited).....................  39,482,552   $    39,483    6,259,906   $    6,260   $34,630,413    $(41,619)    $(4,735,509)
                                    ==========   ===========   ==========   ==========   ===========    ========     ===========

                                    ------------------------------------------

                                    UNREALIZED                       TOTAL
                                      LOSS ON     ACCUMULATED    STOCKHOLDERS'
                                    INVESTMENTS     DEFICIT         EQUITY
                                    -----------   ------------   -------------
Issuance of common stock..........  $        --   $         --   $     23,000
Issuance of Series A preferred
  stock...........................           --             --        105,000
Deferred stock-based compensation
  related to options granted......           --             --             --
Amortization of deferred
  stock-based compensation........           --             --         17,678
Stock-based compensation related
  to restricted stock issuance....           --             --        546,691
Net loss..........................           --       (728,969)      (728,969)
                                    -----------   ------------   ------------
Balance at December 31, 1996......           --       (728,969)       (36,600)
Issuance of Series B Convertible
  Preferred Stock.................           --             --      2,600,010
Issuance of Series C Convertible
  Preferred Stock in connection
  with acquisition................           --             --      2,843,108
Issuance of Common Stock in
  connection with acquisition.....           --             --         15,892
Exercise of Common Stock
  options.........................           --             --         15,017
Issuance of warrants in connection
  with acquisition................           --             --        247,507
Interest accrued on note
  receivable from stockholder.....           --             --           (265)
Deferred stock-based compensation
  related to options granted......           --             --             --
Amortization of deferred
  stock-based compensation........           --             --         97,717
Net loss..........................           --     (2,914,069)    (2,914,069)
                                    -----------   ------------   ------------
Balance at December 31, 1997......           --     (3,643,038)     2,868,317
Issuance of Series D Convertible
  Preferred Stock.................           --             --      6,448,411
Issuance of Series D Convertible
  Preferred Stock upon conversion
  of notes payable................           --             --      1,551,589
Exercise of Common Stock
  options.........................           --             --         18,335
Repurchase of Common Stock........           --             --        (48,916)
Deferred stock-based compensation
  related to options granted......           --             --             --
Issuance of warrants in
  conjunction with debt...........           --             --        272,410
Interest accrued on note
  receivable from stockholder.....           --             --         (2,170)
Amortization of deferred
  stock-based compensation........           --             --        806,712
Net loss..........................           --    (10,257,549)   (10,257,549)
                                    -----------   ------------   ------------
Balance at December 31, 1998......           --    (13,900,587)     1,657,139
Issuance of Series E Convertible
  Preferred Stock, net of stock
  issuance costs..................           --             --     13,925,674
Deferred stock compensation
  related to options granted......           --             --             --
Exercise of Common Stock
  options.........................           --             --         57,297
Compensation related to
  acceleration of vesting of
  employee stock option...........           --             --         14,484
Repurchase of Common Stock........           --             --         (4,132)
Issuance of warrants in
  conjunction with debt...........           --             --         37,759
Interest accrued on note
  receivable from stockholder.....           --             --         (1,084)
Amortization of deferred
  stock-based compensation........           --             --        311,304
Unrealized loss on investments....         (954)            --           (954)
Net loss..........................           --     (7,671,090)    (7,671,090)
                                    -----------   ------------   ------------
Balance at June 30, 1999
  (unaudited).....................  $      (954)  $(21,571,677)  $  8,326,397
                                    ===========   ============   ============

The accompanying notes are an integral part of these financial statements.

                                ADKNOWLEDGE INC.

                            STATEMENTS OF CASH FLOWS

                                                -------------------------------------------------------------------------
                                                FOR THE PERIOD
                                                 FROM JULY 10,
                                                 1996 (DATE OF                                  FOR THE SIX MONTHS ENDED
                                                 INCEPTION) TO     YEARS ENDED DECEMBER 31,             JUNE 30,
                                                 DECEMBER 31,     ---------------------------   -------------------------
                                                     1996            1997            1998          1998          1999
                                                ---------------   -----------    ------------   -----------   -----------
                                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................     $(728,969)     $(2,914,069)   $(10,257,549)  $(4,621,416)  $(7,671,090)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization.............         4,121           68,225       1,465,074       669,962       950,992
    Provision for doubtful accounts...........            --           87,820         199,422       137,122        65,261
    Net (gain) loss on disposal of property
       and equipment..........................            --               --         177,471        36,627        (1,187)
    Forgiveness of related party note
       receivable.............................            --               --         250,000            --            --
    Noncash interest and other charges, net...            --               --         (20,689)      (16,525)       95,056
    Stock-based compensation and other
       compensation charges...................       564,369           97,717         806,712       484,907       325,788
    Acquisition of in-process research and
       development............................            --          804,000              --            --            --
    Changes in operating assets and
       liabilities:
       Accounts receivable....................        (2,397)        (304,398)       (271,152)     (579,003)     (646,506)
       Deposits...............................            --               --        (206,540)     (145,574)      121,107
       Prepaid expenses and other current
         assets...............................        (5,700)           3,700        (187,996)      (39,003)         (489)
       Accounts payable.......................         5,567           88,352         637,869       206,569      (472,372)
       Accrued liabilities....................        38,749           35,163        (139,063)     (173,504)      621,119
       Deferred revenue.......................            --          102,269         322,255       488,890        70,430
                                                   ---------      -----------    ------------   -----------   -----------
         Net cash used in operating
           activities.........................      (124,260)      (1,931,221)     (7,224,186)   (3,531,248    (6,541,891)
                                                   ---------      -----------    ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed assets...................       (37,483)        (366,959)     (1,308,583)     (429,724)   (1,330,758)
  Proceeds from sale of property and
    equipment.................................            --               --          31,882        31,882         2,200
  Purchases of short-term investments.........            --               --              --            --    (1,505,042)
  Issuance of related party notes
    receivable................................            --               --        (325,000)     (200,000)           --
  Decrease (increase) in other assets.........            --           (9,100)         89,950       106,861       (49,064)
  Increase in other liabilities...............            --               --              --            --        25,668
  Increase in restricted cash.................            --          (79,637)             --            --            --
  Cash acquired in acquisition of Focalink
    Communications, Inc.......................            --          305,995              --            --            --
                                                   ---------      -----------    ------------   -----------   -----------
         Net cash used in investing
           activities.........................       (37,483)        (149,701)     (1,511,751)     (490,981)   (2,856,996)
                                                   ---------      -----------    ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of loans to related parties........            --         (937,751)             --            --            --
  Proceeds from related party borrowings......       250,000          150,000       1,150,000     1,150,000            --
  Borrowings under capital lease
    obligations...............................            --               --         949,968            --            --
  Repayment of capital lease obligations......            --               --        (428,272)     (177,994)     (217,907)
  Proceeds from line of credit................            --          500,000              --            --            --
  Proceeds from issuance of notes payable.....            --               --       1,500,000            --     1,000,000
  Repayment of notes payable..................            --         (117,391)        (72,332)      (36,166)   (1,475,073)
  Proceeds from issuance of Common Stock......        23,000           53,117          18,335         2,221        57,297
  Payment for repurchase of Common Stock......            --               --         (48,916)      (44,738)       (4,132)
  Proceeds from issuance of Preferred Stock...       105,000        2,600,010       6,448,411     6,448,411    13,925,674
                                                   ---------      -----------    ------------   -----------   -----------
         Net cash provided by financing
           activities.........................       378,000        2,247,985       9,517,194     7,341,734    13,285,859
                                                   ---------      -----------    ------------   -----------   -----------
Net increase in cash and cash equivalents.....       216,257          167,063         781,257     3,299,505     3,886,972
Cash and cash equivalents at beginning of
  period......................................            --          216,257         383,320       383,320     1,164,577
                                                   ---------      -----------    ------------   -----------   -----------
Cash and cash equivalents at end of period....     $ 216,257      $   383,320    $  1,164,577   $ 3,682,825   $ 5,051,549
                                                   =========      ===========    ============   ===========   ===========

The accompanying notes are an integral part of these financial statements.

                                ADKNOWLEDGE INC.

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company

AdKnowledge Inc., formerly ClickOver, Inc. (the "Company"), is a provider of comprehensive internet advertising management and analytic services for marketers and advertising agencies.

The Company was incorporated in California on July 10, 1996 under the name of ClickOver, Inc. On February 6, 1998, the Company changed its name to AdKnowledge Inc.

Basis of presentation

The Company has incurred losses and negative cash flows from operations since inception. The Company's activities have been primarily financed through private placements of equity securities, subordinated debentures and capital lease financing. Management is seeking to increase revenues through the marketing of its products and services while exploring other venues to fund working capital requirements. The Company will be required to raise additional capital through the issuance of debt or equity securities and capital lease financing. Such financing may not be available on terms satisfactory to AdKnowledge, if at all. There can be no assurance that sufficient revenues will be achieved or additional financing will be available.

Unaudited interim results

The accompanying interim financial statements as of June 30, 1999, and for the six months ended June 30, 1998 and 1999 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary to present fairly the Company's financial position as of June 30, 1999 and results of operations and cash flows for the six months ended June 30, 1998 and 1999. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted cash

Cash balances of $79,637 at December 31, 1997 and 1998 and June 30, 1999 were restricted from withdrawal and held by a bank in the form of certificates of deposit. These certificates of deposit serve as collateral to a letter of credit issued to the Company's landlord as a security deposit.

Fair value of financial instruments

Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, receivables, deposits, borrowings under line of credit, accounts payable and other accrued liabilities, and the current portion of notes payable approximate fair value due to their short maturities.

                                ADKNOWLEDGE INC.

 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

Carrying amounts of long-term notes payable and capital leases are considered to approximate fair value based upon comparable market information available at the respective balance sheet dates.

Concentration of credit risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. The Company deposits its cash and cash equivalents in domestic financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. AdKnowledge sells and grants credit for its services to its customers without requiring collateral or third-party guarantees. The Company monitors customers' payment history and establishes reserves for bad debt as warranted.

At December 31, 1998, one customer accounted for 10% of total accounts receivable.

Fixed assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 3 to 5 years. Equipment acquired under capital leases is amortized on a straight-line basis over the shorter of its lease term or estimated useful life, generally three years. When fixed assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

Long-lived assets

The Company accounts for long-lived assets under Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. To date, no impairment loss has been recognized.

Revenue recognition

For the year ended December 31, 1998, the Company's revenues were derived primarily from the provision of ad delivery and associated management services to its clients. The Company recognizes revenue at the time the services are delivered, providing the Company does not have significant remaining obligations and collection of the resulting receivable is probable. The Company recognizes revenue from these services based on the number of advertisements delivered, as well as from monthly usage fees for the Company's Web-based advertising management system.

For the year ended December 31, 1997, the Company's revenues were derived primarily from the sale of software licenses to Web publishers and were recognized in accordance with the provisions of Statement of Position 91-1, "Software Revenue Recognition." The Company recognized revenue from the sale of software licenses upon shipment if remaining obligations were insignificant and collection of the resulting receivable was probable. Revenue from software maintenance contracts, including amounts unbundled from product sales, was deferred and recognized ratably over the period of the contract.

Research and development costs

Research and development expenditures are charged to operations as incurred.

                                ADKNOWLEDGE INC.

 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

Advertising costs

Costs related to advertising and promotion of products is charged to sales and marketing expense as incurred. Advertising cost charged to expenses for the period from July 10, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 were approximately none, $175,251 and $292,218, respectively.

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires an asset and liability approach to financial accounting and reporting for income taxes. Accordingly, deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and their reported amounts in the financial statements, or from the tax benefit of net operating loss carryforwards. Deferred tax amounts are determined using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-based compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

Comprehensive income

The Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company had no comprehensive income items to report through December 31, 1998 and an insignificant amount of unrealized loss on investments in the six months ended June 30, 1999.

Segment information

In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS No. 131 supersedes FAS 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The Company conducts its business within one business segment primarily within the U.S.

Certain risks and uncertainties

The Company's products and services are concentrated in the Internet advertising industry which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. Any failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements or changes in regulatory requirements or industry standards, or any significant delays in the

                                ADKNOWLEDGE INC.

 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

development or introduction of products or services, could have a material adverse effect on the Company's business and operating results.

Recent accounting pronouncements

In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The adoption of this standard did not have a material impact on the Company's results of operations, financial positions or cash flows.

In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities". SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As the Company has historically expensed these costs, the adoption of SOP 98-5 did not have a significant impact on its results of operations, financial positions or cash flows.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for fiscal quarters beginning after June 15, 2000. The Company is evaluating the requirements of SFAS No. 133.

NOTE 2--ACQUISITION OF FOCALINK COMMUNICATIONS, INC.:

On December 31, 1997, the Company completed its acquisition of Focalink Communications, Inc. ("Focalink") for approximately $5,505,000, including acquisition costs of $208,000 and liabilities assumed of $2,190,439. Focalink was primarily engaged in the development of software tools to evaluate, place and manage advertising campaigns on the Internet. The acquisition was accounted for as a purchase and resulted in a one-time write-off of $804,000 for purchased in-process research and development for which there was no alternative future use and for which technological feasibility has not been established. The balance of the purchase price in excess of tangible net assets acquired was allocated to purchased technology and goodwill of $1,007,000 and $2,149,000, respectively. The Company is amortizing the purchased technology and goodwill on a straight-line basis over three and five years, respectively.

In connection with the acquisition, the Company issued 336,909 shares of Common Stock and a total of 3,457,377 shares of Series C (issued as Series C-1, C-2 and C-3) Convertible Preferred Stock valued at an aggregate of $2,859,000 in exchange for the outstanding common and preferred stock of Focalink as well as $4,367,000 of long term debt. The Company also issued warrants to purchase 176,197 shares of Series C Convertible Preferred Stock at prices ranging from $1.80 to $7.02 per share and valued at $247,507.

The following (unaudited) pro forma summary represents the results of operation as if the acquisition of Focalink had occurred at the beginning of the period presented.

                                                               -----------------------------
                                                                  FOR THE
                                                                PERIOD FROM
                                                               JULY 10, 1996
                                                                 (DATE OF
                                                               INCEPTION) TO     YEAR ENDED
                                                               DECEMBER 31,     DECEMBER 31,
                                                                   1996             1997
                                                               -------------    ------------
Pro forma net revenue......................................     $   94,040       $1,777,911
Pro forma net loss.........................................     $4,568,637       $9,840,178

                                ADKNOWLEDGE INC.

 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

In-process research and development charges of $804,000 were excluded from the pro forma net loss for the year ended December 31, 1996. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been effected at the beginning of the period presented and may not be indicative of future results.

NOTE 3--SUPPLEMENTAL CASH FLOW INFORMATION:

                                                   ----------------------------------------------------------------
                                                   FOR THE PERIOD
                                                   FROM JULY 10,                               FOR THE SIX MONTHS
                                                   1996 (DATE OF                                      ENDED
                                                   INCEPTION) TO    YEAR ENDED DECEMBER 31,         JUNE 30,
                                                    DECEMBER 31,    -----------------------   ---------------------
                                                        1996           1997         1998         1998        1999
                                                   --------------   ----------   ----------   ----------   --------
                                                                                                   (UNAUDITED)
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest.........................  $           --   $   21,993   $  233,128   $  114,984   $249,942
                                                   ==============   ==========   ==========   ==========   ========
SUPPLEMENTAL NONCASH INVESTING AND FINANCING
  ACTIVITY:
Noncash assets and liabilities acquired from
  Focalink Communications, Inc.:
     Net current liabilities.....................              --     (380,303)          --           --         --
     Property and equipment, net.................              --      868,367           --           --         --
     Goodwill....................................              --    2,149,096           --           --         --
     Other intangible assets.....................              --    1,007,000           --           --         --
     Other assets................................              --      129,342           --           --         --
     Related party payable.......................              --     (250,000)          --           --         --
     Capital leases..............................              --     (890,456)          --           --         --
  Issuance of Common Stock, Preferred Stock and
     warrants for acquisition of Focalink
     Communications, Inc.........................  $           --   $3,106,507   $       --   $       --   $     --
                                                   ==============   ==========   ==========   ==========   ========
  Note receivable issued on exercise of stock
     options.....................................  $           --   $   38,100   $       --   $       --   $     --
                                                   ==============   ==========   ==========   ==========   ========
  Interest accrued on note receivable from
     stockholder.................................  $           --   $      265   $    2,170   $    1,084   $  1,084
                                                   ==============   ==========   ==========   ==========   ========
  Property and equipment acquired under capital
     leases......................................  $           --   $       --   $1,007,772   $       --   $995,858
                                                   ==============   ==========   ==========   ==========   ========
  Conversion of notes payable to Series D
     Convertible Preferred Stock.................  $           --   $       --   $1,551,589   $1,551,589   $     --
                                                   ==============   ==========   ==========   ==========   ========
  Conversion of borrowing under line of credit to
     term note...................................  $           --   $       --   $  500,000   $       --   $     --
                                                   ==============   ==========   ==========   ==========   ========

NOTE 4--FIXED ASSETS:

                                                              ------------------------
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
FIXED ASSETS, NET:
  Computer equipment and software...........................  $1,109,710    $2,321,488
  Furniture, fixtures and office equipment..................     172,898       199,079
                                                              ----------    ----------
                                                               1,282,608     2,520,567
  Less: Accumulated depreciation and amortization...........     (72,346)     (910,663)
                                                              ----------    ----------
                                                              $1,210,262    $1,609,904
                                                              ==========    ==========

                                ADKNOWLEDGE INC.

 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

Fixed assets includes $1,246,451 and $1,912,414 of assets under capital leases at December 31, 1997 and 1998, respectively. Accumulated amortization of assets under capital leases totaled $469,979 and $754,672 at December 31, 1997 and 1998, respectively.

NOTE 5--RELATED PARTY TRANSACTIONS:

At December 31, 1998, the Company had notes receivable from officers and stockholders in the amounts of $40,535, (including interest) for the purchase of common stock (included in stockholders' equity) and $625,023 which was borrowed for other personal reasons. The notes bear interest at rates of 5.56% to 5.69% and are due at various dates through March 31, 2002. Notes in the amount of $275,599 are collateralized by a deed of trust on a residence and $389,959 of the notes are collateralized by common stock of the Company. Notes in the amount of $208,385 are without recourse, except to the extent of the common stock held as collateral.

During the year ended December 31, 1998, the Company incurred $223,000 of expenses for business consulting services rendered by two stockholders and one former executive of the Company.

In addition, the Company issued 2,345,300 shares of Series D Preferred Stock in March 1998 in exchange for a note payable to an investor in the amount of $1,300,000. The note was issued in January 1998 with warrants to purchase 117,265 shares of common stock. The warrant was cancelled in connection with the note conversion. The Company also assumed a loan in the amount of $251,589 from an investor in connection with the acquisition of Focalink, which loan was converted to 451,020 shares of Series D Preferred Stock in March 1998.

NOTE 6--INCOME TAXES:

Deferred tax assets and liabilities consist of the following:

                                                              ------------------
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
DEFERRED TAX ASSETS:
  Net operating loss carryforwards..........................  $ 4,349    $ 6,367
  Accruals and reserves.....................................       86        130
  Research credits..........................................      109        294
  Depreciation..............................................     (148)       119
  Other.....................................................       76        104
                                                              -------    -------
                                                                4,472      7,014
                                                              -------    -------
Valuation allowance.........................................   (4,472)    (7,014)
                                                              -------    -------
                                                              $    --    $    --
                                                              =======    =======

Due to uncertainties surrounding the use of the deferred tax assets, a full valuation allowance has been recorded.

At December 31, 1998, the Company had approximately $16 million of federal and $15.8 million of state net operating loss carryforwards available to offset future taxable income which expire in varying amounts between 1998 and 2011. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period. Given the equity changes that have occurred during the years ended December 31, 1997 and 1998, the Company has likely incurred an ownership change and the utilization of its net operating losses are subject to such limitations.

                                ADKNOWLEDGE INC.

 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

NOTE 7--BORROWINGS:

The following amounts were outstanding at December 31, 1997 and 1998:

                                                              ----------------------
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                              --------    ----------
Revolving line of credit, interest at prime plus 2% (9.75%
  at December 31, 1997)(1)..................................  $500,000    $       --
Equipment line of credit, interest at prime plus 2% (9.75%
  at December 31, 1997)(1)..................................   204,942            --
Term loan payable monthly through February 2001, interest at
  prime plus 2% (9.75% at December 31, 1998)(2).............        --       500,000
Equipment loan payable monthly through October 2000,
  interest at prime plus 2% (9.75% at December 31,
  1998)(2)..................................................        --       132,610
Note payable under combined master lease, subordinated loan
  agreement and letter of credit facility, interest at
  13%(3)....................................................        --     1,500,000

---------------
1. The revolving line of credit and equipment line of credit were converted into the respective term and equipment loans in December 1998.

2. The term loan and equipment loan are subject to various financial covenants with which the Company was in compliance at December 31, 1998

3. Under the combined master lease, subordinated loan agreement and line of credit facility, the Company has an aggregate credit facility of approximately $4,000,000. Amounts borrowed under this facility are collateralized by substantially all of the Company's assets and are subordinated to the Company's term and equipment loans. The agreement contains various financial and operating covenants with which the Company was in compliance at December 31, 1998. Under the agreement the Company has obtained a letter of credit for $526,000 used as a deposit for the lease of its corporate headquarters. If the letter of credit is drawn upon, the Company will be required to repay the amount used over a two-year period with interest at 14% per year. The Company is charged a facility fee equal to 1% of the letter of credit balance per year.

Some of the debt and capital leases restrict the payment of dividends.

In February 1999, the Company repaid $1,250,000 of the Note payable and converted the balance into a term note payable for $9,823 per month through August 2001 with interest at 13%. In addition, the Company borrowed an additional $1,000,000 in January 1999 with interest at 13%, and payable monthly through August 2001.

Future minimum principal payments under notes payable at December 31, 1998, are as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1999........................................................  $ 1,597,053
2000........................................................      451,760
2001........................................................       83,797
                                                              -----------
                                                                2,132,610
Less current portion........................................   (1,597,053)
                                                              -----------
                                                              $   535,557
                                                              ===========

                                ADKNOWLEDGE INC.

 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

Future minimum principal payments under notes payable at June 30, 1999, are as follows:

                       PERIOD ENDING
                        DECEMBER 31,
                       -------------
1999........................................................  $  387,519
2000........................................................     809,343
2001........................................................     460,675
                                                              ----------
                                                               1,657,537
Less current portion........................................    (790,155)
                                                              ----------
                                                              $  867,382
                                                              ==========

NOTE 8--COMMITMENTS:

Capital and operating leases

In November 1998, the Company entered into a new operating lease agreement for its corporate headquarters. This lease commenced in January 1999 and expires in December 2004. The Company also leases other office space and equipment under noncancelable operating and capital leases with various expiration dates through 2003.

Future minimum lease payments under noncancelable operating and capital leases and future minimum sublease rental receipts under noncancelable operating leases at December 31, 1998 are as follows:

                                                              ------------------------------------
                         YEAR ENDED                            CAPITAL      OPERATING     SUBLEASE
                        DECEMBER 31,                            LEASES        LEASES       INCOME
                        ------------                          ----------    ----------    --------
1999........................................................  $  699,319    $1,322,281    $390,912
2000........................................................     484,179     1,285,018     332,048
2001........................................................     379,617     1,219,726     256,680
2002........................................................     217,237       973,171          --
2003........................................................          --       984,788          --
Thereafter..................................................          --     1,017,068          --
                                                              ----------    ----------    --------
Total minimum lease payments and sublease income............   1,780,352    $6,802,052    $979,640
                                                                            ==========    ========
Less: Amount representing interest..........................    (368,200)
                                                              ----------
Present value of capital lease obligations..................   1,412,152
Less: Current portion.......................................    (509,606)
                                                              ----------
Long-term portion of capital lease obligations..............  $  902,546
                                                              ==========

                                ADKNOWLEDGE INC.

 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

Future minimum lease payments under noncancelable operating and capital leases and future minimum sublease rental receipts under noncancelable operating leases at June 30, 1999 are as follows:

                                                              ------------------------------------
                        PERIOD ENDED                           CAPITAL      OPERATING     SUBLEASE
                        DECEMBER 31,                            LEASES        LEASES       INCOME
                        ------------                          ----------    ----------    --------
1999........................................................  $  423,585    $  662,115    $206,466
2000........................................................     982,980     1,285,018     332,048
2001........................................................     877,169     1,219,726     256,680
2002........................................................     418,797       973,171          --
2003........................................................          --       984,788          --
Thereafter..................................................          --     1,017,068          --
                                                              ----------    ----------    --------
Total minimum lease payments and sublease income............   2,702,531    $6,141,886    $795,194
                                                                            ==========    ========
Less: Amount representing interest..........................    (512,428)
                                                              ----------
Present value of capital lease obligations..................   2,190,103
Less: Current portion.......................................    (647,362)
                                                              ----------
Long-term portion of capital lease obligations..............  $1,542,741
                                                              ==========

In 1999 the Company entered into an agreement with an applications service provider which requires payments of up to $603,000 through May 2002. This agreement is cancellable upon specified conditions.

NOTE 9--CONVERTIBLE PREFERRED STOCK:

Convertible Preferred Stock at December 31, 1998 and June 30, 1999, consists of the following:

                           SERIES                               SHARES        AMOUNT
                           ------                             ----------    ----------
A...........................................................     525,000    $  105,000
B...........................................................   5,512,000     2,600,010
C-1.........................................................     569,525       468,644
C-2.........................................................     605,122       497,421
C-3.........................................................   2,282,730     1,877,043
D...........................................................  14,432,618     8,000,000
                                                              ----------    ----------
December 31, 1998...........................................  23,926,995    13,548,118
E...........................................................  15,555,557    13,925,674
                                                              ----------    ----------
June 30, 1999                                                 39,482,552    27,473,792
                                                              ==========    ==========

The holders of Convertible Preferred Stock have various rights and preferences as follows:

Voting

Each share of Series A, B, C-1, C-2, C-3, D and E Convertible Preferred Stock has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

As long as at least 25% of the shares of any Series of Convertible Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of Convertible Preferred Stock in order to (1) amend the Articles of Incorporation or by laws as related to Convertible Preferred Stock, (2) change the authorized or issued number of shares of Convertible Preferred Stock, (3) alter or change the rights, preferences or privileges of the shares of any series of Preferred Stock so as to adversely affect the shares, (4) create a new class of stock or effect a merger, consolidation or sale of assets where the existing stockholders retain less than 50% of the voting stock of the surviving entity.

                                ADKNOWLEDGE INC.

 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

Dividends

Holders of Series A, B, C-1, C-2, C-3, D and E Convertible Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of $0.01, $0.03, $0.05, $0.21, $0.12, $0.04 and $0.63 per share, respectively, when and if declared by the Board of Directors. The holders of Series A, B, C-1, C-2, C-3, D and E Convertible Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Convertible Preferred Stock or Common Stock have been declared by the Board of Directors from inception through December 31, 1998.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's Common Stock and Convertible Preferred Stock own less than 50% of the resulting voting power of the surviving entity, the holders of Series A, B, C-1, C-2, C-3, D and E Convertible Preferred Stock are entitled to receive an amount of $0.20, $0.4717, $0.8451, $3.2981, $1.9129, $0.5543 and $0.90 per
share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock. The remaining assets, if any, shall be distributed until the Series A, B, C-1, C-2, C-3, D and E shall have in the aggregate an amount equal to $0.80, $1.8868, $3.3804, $13.1924, $7.6516, $2.2172 and $3.60 per share. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed pro rata in proportion to the Series A, B, C-1, C-2, C-3, D and E Convertible Preferred Stock ownership.

Conversion

Each share of Series A, B, C-1, C-2, C-3, D and E Convertible Preferred Stock is convertible into shares of Common Stock, at the option of the holder, according to a conversion ratio and subject to adjustment for dilution. Each share of Series A, B, C-1, C-2, C-3, D and E Convertible Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of Common Stock at a per share price of not less than $1.6629 per share as of December 31, 1998 and $2.70 per share as at June 30, 1999 with gross proceeds of not less than $10 million, (2) the consent of the holders of the majority of Convertible Preferred Stock. At December 31, 1998 the Company had reserved approximately 25 million shares of common stock for the conversion of the preferred stock. In 1999 the number of shares of common stock reserved for conversion of preferred stock was increased to approximately 42 million.

Warrants

At December 31, 1998, there were warrants to purchase 706,166 shares of Series D Convertible Preferred Stock at prices ranging from $0.69 to $0.90 per share, and warrants to purchase 176,197 shares of Series C Convertible Preferred Stock at prices ranging from $1.80 to $7.02 per share outstanding and exercisable. The Series C warrants were issued in connection with the acquisition of Focalink (see Note 2) and expire through 2006. The fair value of these warrants, $247,507 (valued under the Black-Scholes model) was included in the purchase price. The Series D warrants were issued in connection with the various financings in 1998 and expire at the earlier of 10 years from the issue date or five years from an initial public offering of the Company's common stock. The fair value of these warrants, $272,410 (valued under the Black-Scholes model), has been accounted for as debt discount and has been included with other current and long term assets. The Company amortized $18,753 of such discount in 1998.

In February 1999, in conjunction with leases entered into, the Company granted the lender warrants to purchase 55,555 shares of Series E Convertible Preferred Stock at $0.90 per share. These warrants expire at the earlier of 10 years from the issue date or five years from an initial public offering of the Company's common stock. The fair value of these warrants, $37,759 (valued under the Black-Scholes model), has been accounted for as debt discount and has been included with other current and long term assets.

                                ADKNOWLEDGE INC.

 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

Restricted Stock Purchase Agreement

The Company sold Common Stock to certain employees under restricted purchase agreements under which the Company had the right to repurchase the shares in the event the employee terminated employment. In 1996, the repurchase right with respect to 1,952,468 unvested shares was waived. As a result, $546,691 of compensation expenses, equal to the difference between the purchase price of the stock and the then current value, was charged to operations. The repurchase right with respect to all other shares had expired at December 31, 1998.

NOTE 10--STOCK OPTION PLANS:

In 1996 and 1998, the Company adopted the 1996 and 1998 Stock Option Plans (the "Plans"), respectively. The Plans provide for the granting of stock options to employees, non-employee Board members and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees. Nonqualified stock options ("NSO") may be granted to Company employees, non-employee Board members and consultants. The Company has reserved 7,521,592 and 1,372,286 shares of Common Stock for issuance under the 1996 Stock Option Plan and the 1998 Stock Option Plan, respectively.

Options under the Plans may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant and the option term cannot exceed five years from the date of grant. Options are exercisable immediately, subject to a right of repurchase by the Company of unvested shares. To date, options granted generally vest over four years. At December 31, 1997 and 1998, 629,426 and 1,238,682 shares of Common Stock, including shares under unexercised options, were subject to repurchase, respectively. There were no shares subject to repurchase at December 31, 1996.

During 1998, the Company recorded $35,263 of deferred stock compensation for the fair value of 78,367 options granted in 1998 to non-employees (valued under the Black-Scholes model). The compensation expense is being recognized over the period of service.

                                ADKNOWLEDGE INC.

 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

The following table summarizes information about stock options at December 31, 1996, 1997 and 1998:

                                                      -------------------------------------------------------------
                                                                                                           WEIGHTED
                                                       OPTIONS                                             AVERAGE
                                                      AVAILABLE    NUMBER OF      EXERCISE     AGGREGATE   EXERCISE
                                                      FOR GRANT     OPTIONS        PRICE         PRICE      PRICE
                                                      ----------   ----------   ------------   ---------   --------
Options reserved--1996 Stock Option Plan............   3,321,592
Options granted.....................................    (625,000)     625,000   $       0.01   $  6,250    $  0.01
                                                      ----------   ----------                  --------
Balances, December 31, 1996.........................   2,696,592      625,000                     6,250       0.01
Options reserved....................................     200,000           --                        --
Options granted.....................................  (1,827,255)   1,827,255    0.01-0.0472     73,823     0.0402
Options exercised...................................          --   (1,694,813)   0.01-0.0472    (53,117)    0.0313
Options canceled....................................      63,000      (63,000)        0.0472     (2,972)    0.0472
                                                      ----------   ----------                  --------
Balances, December 31, 1997.........................   1,132,337      694,442                    23,984     0.0345
Options reserved....................................   4,000,000           --                        --
Stock repurchases...................................   1,167,530           --                        --
Options reserved--1998 Stock Option Plan............   1,372,286           --                        --
Options granted.....................................  (6,345,885)   6,345,885           0.06    382,815     0.0603
Options exercised...................................          --     (309,535)   0.0236-0.06    (18,335)    0.0592
Options canceled....................................     873,295     (873,295)   0.0236-0.06    (50,783)    0.0582
                                                      ----------   ----------                  --------
Balances, December 31, 1998.........................   2,199,563    5,857,497                   337,681     0.0576
Stock repurchases...................................      90,274           --                        --
Options granted.....................................  (2,124,891)   2,124,891      0.06-0.30    515,592     0.2709
Options exercised...................................          --   (1,073,045)   0.0236-0.06    (57,297)    0.0534
Options canceled....................................   1,262,516   (1,262,516)   0.0236-0.25    (84,292)    0.0668
                                                      ----------   ----------                  --------
Balances, June 30, 1999.............................   1,427,462    5,646,827                  $771,684    $0.1367
                                                      ==========   ==========                  ========

                                                              ------------------------------------
                                                              OPTIONS OUTSTANDING AND EXERCISABLE
                                                                      AT DECEMBER 31, 1998
                                                              ------------------------------------
                                                                             WEIGHTED
                                                                              AVERAGE     WEIGHTED
                          RANGE OF                                           REMAINING    AVERAGE
                          EXERCISE                              NUMBER      CONTRACTUAL   EXERCISE
                           PRICE                              OUTSTANDING      LIFE        PRICE
                          --------                            -----------   -----------   --------
$0.02360....................................................     282,702       8.33        $0.02
$0.04717....................................................     268,240       8.79        $0.05
$0.06000....................................................   5,306,555       9.45        $0.06
                                                               ---------
                                                               5,857,497
                                                               =========

Under APB No. 25, compensation expense is recognized based on the amount by which the fair value of the underlying common stock exceeds the exercise price of the stock options at the measurement date, which in the case of employee stock options is typically the date of grant. For financial reporting purposes, the Company has determined that the deemed fair market value on the date of grant of certain employee stock options was in excess of the exercise price of the options. This amount is recorded as deferred stock-based compensation and is classified as a reduction of stockholders' equity and is amortized as a charge to operations over the vesting period of the applicable options. The vesting period is generally four years. Consequently, the Company recorded deferred stock-based compensation of $175,220, $454,718, $2,432,434, and $2,906,548
during the period from July 10, 1996 (date of inception) to December 31, 1996, during the years ended December 31, 1997 and 1998, and during the six months ended June 30, 1999, respectively. Amortization recognized for the

                                ADKNOWLEDGE INC.

 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

period from July 10, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 totaled $17,678, $97,717, $806,712 and $311,304, respectively. The Company's stock option grants and related deemed fair value are as follows:

                                                              -----------------------------------------
                                                                                              WEIGHTED
                                                              NUMBER OF       WEIGHTED        AVERAGE
                                                               OPTIONS        AVERAGE          DEEMED
                                                               GRANTED     EXERCISE PRICE    FAIR VALUE
                                                              ---------    --------------    ----------
For the period from July 10, 1996 (date of inception) to
  December 31, 1996:
Options granted at deemed fair value........................         --        $  --           $  --
Options granted below deemed fair value.....................    625,000         0.01            0.29
                                                              ---------        -----           -----
          Total.............................................    625,000        $0.01           $0.29
                                                              =========        =====           =====
For the year ended December 31, 1997:
Options granted at deemed fair value........................         --        $  --           $  --
Options granted below deemed fair value.....................  1,827,255         0.04            0.29
                                                              ---------        -----           -----
          Total.............................................  1,827,255         0.04            0.29
                                                              =========        =====           =====
For the year ended December 31, 1998:
Options granted at deemed fair value........................         --        $  --           $  --
Options granted below deemed fair value.....................  6,345,885         0.06            0.50
                                                              ---------        -----           -----
          Total.............................................  6,345,885        $0.06           $0.50
                                                              =========        =====           =====
For the period ended June 30, 1999:
Options granted at deemed fair value........................         --        $  --           $  --
Options granted below deemed fair value.....................  2,124,891         0.27            1.89
                                                              ---------        -----           -----
          Total.............................................  2,124,891        $0.27           $1.89
                                                              =========        =====           =====

Pro forma stock-based compensation

The Company accounts for employee stock options under APB Opinion No. 25. Had the Company determined compensation expense under SFAS No. 123, the effect on the Company's net earnings would have been insignificant. These pro forma results are not necessarily indicative of results which may be expected in the future as additional grants are made each year and options vest over several years. The weighted average fair value of the options and warrants granted or modified for the period ended December 31, 1996, and the years ended December 31, 1997 and 1998 was $0.0022, $0.0086 and $0.0114, respectively.

The following weighted average assumptions were used in the above calculations:

                                                              -----------------------------
                                                               1996       1997       1998
                                                              -------    -------    -------
Risk free interest rate.....................................     6.36%      6.23%      5.24%
Expected life...............................................  4 years    4 years    4 years
Volatility..................................................       --         --         --
Dividend yield..............................................       --         --         --

                                ADKNOWLEDGE INC.

 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

NOTE 11--EMPLOYEE BENEFIT PLAN:

In January 1, 1998, the Company adopted the savings plan under Section 401(k) of the Internal Revenue Code of Focalink Communications, Inc. There were no contributions made by the Company in 1998.

NOTE 12--SUBSEQUENT EVENTS (UNAUDITED):

In July 1999, the Company entered into noncancelable capital leases totaling $349,534 which expire in 2003.

In August 1999, the Company entered into a subordinated loan agreement and secured promissory note for $4,000,000. Amounts borrowed under this note are collateralized by substantially all of the Company's assets and are subordinated to the Company's term and equipment loans. Borrowings will be repaid in thirty-six equal monthly payments of principal and interest at a rate of 13.3% per annum, through September 2002. In connection with this note, the Company paid a facility fee of $40,000 and granted the lender warrants to purchase up to 711,111 shares of Series E Convertible Preferred Stock at an exercise price which shall be between $0.90 and $1.10 per share. These warrants expire at the later of 10 years from the issue date or five years from an initial public offering of the Company's common stock. The fair value of these warrants of approximately $800,000 will be accounted for as debt discount and will be included with other current and long-term assets.

In August 1999, the Company forgave a note receivable from an officer in an aggregate amount of approximately $286,000, including accrued interest. Such amount will be included in general and administrative expenses. Concurrent with the forgiveness of this note, the Company issued the officer a note in the amount of $143,000 for the purpose of enabling such officer to pay taxes associated with the forgiveness of the related note. This note bears interest at a rate of 5.43%, is collateralized by common stock of the Company and is payable upon the earlier of the occurrence of certain specified events or in August 2002.

Subject to Board of Directors approval, the Company shall effect the merger of its wholly owned subsidiary Focalink Communications, Inc. into AdKnowledge Inc. These financial statements have been restated to retroactively give effect to the merger.

Subject to Board of Directors and shareholder approval, the Company shall effect the reincorporation of the Company in Delaware which will be accomplished through a merger of the existing California corporation into a new Delaware corporation. The ratio of exchange will be one share of the California corporation to one share of the Delaware corporation. The common and preferred stock will have a par value of $0.001. All share data has been restated in these financial statements to retroactively give effect to the reincorporation.

NOTE 13--COMPUTATION OF NET LOSS PER SHARE:

Basic net loss per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common equivalent shares consist of the incremental common shares issuable upon exercise of stock options.

                                ADKNOWLEDGE INC.

 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

A reconciliation of the numerator and denominator of basic and diluted net income per share is provided as follows:

                                         FOR THE
                                       PERIOD FROM
                                      JULY 10, 1996
                                        (DATE OF
                                      INCEPTION) TO                                       FOR THE SIX MONTHS
                                      DECEMBER 31,      YEARS ENDED DECEMBER 31,            ENDED JUNE 30,
                                      -------------    ---------------------------    --------------------------
                                          1996            1997            1998           1998           1999
                                      -------------    -----------    ------------    -----------    -----------
Numerator -- Net loss per share,
  basic and diluted:
  Net Loss..........................   $ (728,969)     $(2,914,069)   $(10,257,549)   $(4,621,416)   $(7,671,090)
                                       ==========      ===========    ============    ===========    ===========
Denominator -- Net loss per share,
  basic and diluted:
  Weighted average common shares
     outstanding....................    1,880,729        4,886,242       8,051,461      6,453,335     12,621,474
                                       ==========      ===========    ============    ===========    ===========
Net loss per share -- basic and
  diluted...........................   $    (0.39)     $     (0.60)   $      (1.27)   $     (0.72)   $     (0.61)
                                       ==========      ===========    ============    ===========    ===========
Denominator -- Proforma Net loss per
  share, basic and diluted:
  Weighted average common shares
     outstanding....................                                     8,051,461                    12,621,474
Conversion of preferred stock.......                                    21,094,969                    36,715,410
                                                                      ------------                   -----------
Proforma weighted average common
  shares outstanding................                                    29,146,430                    49,336,944
                                                                      ============                   ===========
Proforma net loss per share, basic
  and diluted.......................                                  $      (0.35)                  $     (0.16)
                                                                      ============                   ===========
Options excluded from diluted net
  loss per share calculation and
  proforma net loss per share
  calculation.......................     6250,000          694,442       5,857,497      3,810,348      5,646,827
                                       ==========      ===========    ============    ===========    ===========
Warrants excluded from diluted
  proforma net loss per share
  calculation.......................                                       924,618                       980,173
                                                                      ============                   ===========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Focalink Communications, Inc.

In our opinion, the accompanying balance sheet and the related statement of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Focalink Communications, Inc. at December 31, 1997, and the results of its operations and cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP
---------------------------------------------------------

San Jose, California
June 25, 1999

                         FOCALINK COMMUNICATIONS, INC.

                                 BALANCE SHEET

                                                              ------------
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    305,995
  Accounts receivable, net of allowance for doubtful
     accounts of $26,426
     at December 31, 1997...................................       237,796
  Prepaid expenses and other current assets.................         2,300
                                                              ------------
       Total current assets.................................       546,091
Property and equipment, net.................................       868,367
Other assets................................................       129,342
                                                              ------------
       Total assets.........................................  $  1,543,800
                                                              ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    312,461
  Accrued payroll and related liabilities...................        58,187
  Other accrued liabilities.................................       123,904
  Deferred revenue..........................................       125,845
  Capital lease obligations, current........................       374,782
                                                              ------------
       Total current liabilities............................       995,179
Capital lease obligations, long-term........................       515,674
Notes payable, long-term....................................     5,027,000
                                                              ------------
                                                                 6,537,853
                                                              ------------
Shareholders' equity:
  Series A Preferred Stock: $0.001 par value; 2,500,000
     shares authorized;
     2,500,000 shares issued and outstanding................         2,500
  Series B Preferred Stock: $0.001 par value; 2,700,000
     shares authorized;
     2,656,250 shares issued and outstanding................         2,656
  Common Stock: $0.001 par value; 11,400,000 shares
     authorized;
     1,478,949 shares issued and outstanding................         1,479
  Additional paid in capital................................     5,285,226
  Note receivable from shareholder..........................       (10,000)
  Accumulated deficit.......................................   (10,275,914)
                                                              ------------
       Total shareholders' equity...........................    (4,994,053)
                                                              ------------
       Total liabilities and shareholders' equity...........  $  1,543,800
                                                              ============

The accompanying notes are an integral part of these financial statements.

                         FOCALINK COMMUNICATIONS, INC.

                            STATEMENT OF OPERATIONS

                                                              ------------
                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Revenues....................................................  $ 1,213,704
Cost of revenues............................................      591,448
                                                              -----------
  Gross profit..............................................      622,256
Operating Expenses:
  Research and development..................................    3,458,826
  Sales and marketing.......................................    2,431,841
  General and administrative................................      676,981
                                                              -----------
          Total operating expenses..........................    6,567,648
                                                              -----------
Loss from operations........................................   (5,945,392)
Interest income.............................................       26,560
Interest expense............................................     (339,994)
                                                              -----------
Net loss....................................................  $(6,258,826)
                                                              ===========

The accompanying notes are an integral part of these financial statements.

                         FOCALINK COMMUNICATIONS, INC.
                       STATEMENT OF SHAREHOLDERS' EQUITY

                                    --------------------------------------------------------------------------------
                                    PREFERRED STOCK A       PREFERRED STOCK B          COMMON STOCK       ADDITIONAL
                                    ------------------   -----------------------   --------------------    PAID IN
                                     SHARES     AMOUNT     SHARES       AMOUNT       SHARES     AMOUNT     CAPITAL
                                    ---------   ------   ----------   ----------   ----------   -------   ----------
Balances, January 1, 1997.........  2,500,000   $2,500    2,656,250   $    2,656    1,820,056   $ 1,821   $5,276,922
Issuance of common stock at
  $0.01...........................         --       --           --           --      553,754       553       16,010
Repurchase of common stock at
  $0.01 per share--                        --       --           --           --     (906,053)     (906)      (8,154)
Stock options exercised at $0.04
  per share--                              --       --           --           --       11,192        11          448
                                    ---------   ------   ----------   ----------   ----------   -------   ----------
Balances, December 31, 1997.......  2,500,000   $2,500    2,656,250   $    2,656    1,478,949   $ 1,479   $5,285,226
                                    =========   ======   ==========   ==========   ==========   =======   ==========

The accompanying notes are an integral part of these financial statements.

                         FOCALINK COMMUNICATIONS, INC.

                            STATEMENT OF CASH FLOWS

                                                              ------------
                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
CASH FLOWS FROM OPERATIONS:
  Net loss..................................................  $(6,258,826)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................      372,144
     Allowance for doubtful account.........................       26,425
     Change in assets and liabilities:
     Accounts receivable....................................     (148,379)
     Prepaids and other current assets......................      342,867
     Other assets...........................................      (72,884)
     Accounts payable.......................................       34,698
     Deferred revenue.......................................       70,921
     Accrued liabilities....................................          524
                                                              -----------
          Net cash used in operating activities.............   (5,632,510)
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................     (560,746)
                                                              -----------
          Net cash used in investing activities.............     (560,746)
                                                              -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from demand note payable.........................    5,027,000
  Payment of demand note payable............................       (4,502)
  Payments of principal under capital lease obligations.....      234,904
                                                              -----------
          Cash provided by financing activities.............    5,257,402
                                                              -----------
Net (decrease) increase in cash and cash equivalents........     (935,854)
Cash and cash equivalents at beginning of year..............    1,241,849
                                                              -----------
Cash and cash equivalents at end of year....................  $   305,995
                                                              ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW ACTIVITIES:
  Cash paid during the year for:
     Interest...............................................  $   339,994
                                                              ===========
     Income tax.............................................  $     1,822
                                                              ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING
  ACTIVITIES:
  Acquisition of fixed assets through capital lease
     obligations............................................  $   462,672
                                                              ===========

The accompanying notes are an integral part of these financial statements.

                         FOCALINK COMMUNICATIONS, INC.

NOTE 1 -- FORMATION AND BUSINESS OF THE COMPANY:

The Company

Focalink Communications ("the Company") is a provider of Web-based software tools for evaluating, placing, and managing advertising campaigns on the Web. Its main products are Smartbanner, which is a Web advertising campaign management service and MarketMatch, which is a media planning tool. The Company is in the development stage and since inception has devoted substantially all of its efforts to developing its products, raising capital and hiring personnel.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity or remaining maturity of three months or less at the time of purchase to be cash equivalents, which include money market funds and commercial paper. The Company has a certificate of deposit which is the deposit for its current facility.

Concentration of Credit Risk

The Company's cash and cash equivalents as of December 31, 1997 are deposited with one U.S. financial institution. The balance of such deposits exceeds federal insured amounts.

Fair Value of Financial Instruments:

The carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of capital lease obligations approximate fair value.

Property and Equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally three to five years. Leased assets are amortized on a straight-line basis over the lesser of the estimated useful life or the lease term. Gains and losses upon asset disposal are recognized in operations in the year of disposition.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities, measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Revenue Recognition

Revenues from subscriptions are recognized on a month-to-month basis. Revenues from contracts are deferred and recognized ratably over the life of the contract which is generally one year.

                         FOCALINK COMMUNICATIONS, INC.

Research and Development Expenditures

Research and development expenditures are charged to operations as incurred.

Advertising

The Company expenses advertising costs as incurred. Advertising costs for 1997 were $1,632,398.

NOTE 3 -- PROPERTY AND EQUIPMENT, NET:

Property and equipment consist of the following:

                                                              ------------
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Furniture and fixture.......................................   $   88,010
Computer software and equipment.............................    1,255,911
                                                               ----------
                                                                1,343,921
Less accumulated depreciation and amortization..............      475,554
                                                               ----------
                                                               $  868,367
                                                               ==========

Property and equipment under capital leases consist of the following:

                                                              ------------
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Computer equipment..........................................   $1,158,271
Office equipment............................................       86,078
                                                               ----------
                                                                1,244,349
Less accumulated amortization...............................      469,979
                                                               ----------
                                                               $  774,370
                                                               ==========

NOTE 4 -- COMMITMENTS AND CAPITAL LEASE OBLIGATIONS:

The Company leases its current facilities under noncancelable operating leases expiring through December 2002.

The Company has entered into an arrangement with a leasing company whereby the leasing company reimburses the Company for purchases of property and equipment through the use of an equipment lease line of credit.

                         FOCALINK COMMUNICATIONS, INC.

Future minimum payments under these agreements are as follows:

                                                              ------------------------
                                                              OPERATING      CAPITAL
                                                                LEASES        LEASES
                                                                 1997          1997
                                                              ----------    ----------
Year Ended December 31,
1998........................................................  $  315,531    $  496,248
1999........................................................     316,494       470,833
2000........................................................     317,181       104,581
2001........................................................     317,181            --
2002........................................................     289,990            --
                                                              ----------    ----------
Minimum lease payments......................................  $1,556,377    $1,071,662
Less amount representing interest...........................                  (181,206)
                                                                            ----------
Present value of minimum lease payments.....................                   890,456
Less current portion........................................                  (374,782)
                                                                            ----------
Amount due after one year...................................                $  515,674
                                                                            ==========

The capital lease obligations, which expire through May 2000, are collateralized by the related assets. Under the terms of the capital lease obligations, the Company is responsible for taxes, insurance and maintenance costs.

Rent expense was $327,429 for the year ended December 31, 1997.

In conjunction with the capital leases, 29,269 warrants to purchase Series A preferred stock were outstanding at December 31, 1997, 700,746 warrants to purchase Series A-1 preferred stock were outstanding at December 31, 1997 and 43,438 warrants to purchase Series B preferred stock were outstanding at December 31, 1997. These warrants expire on November 30, 2005 and June 30, 2006, respectively.

NOTE 5 -- SHAREHOLDERS' EQUITY:

Common Stock

The Company had certain restricted stock purchase agreements with certain employees. Under these agreements, the Company has the right to repurchase any unvested shares upon termination of employment for a period up to 90 days from the date of termination. As of December 31, 1997, 404,174 shares are unvested. The shares will vest through 1999.

Convertible Preferred Stock

Dividends

The holders of shares of Series A and Series B preferred stock are entitled to receive dividends, out of any assets legally available prior and in preference to any declaration or payment of any dividend to the common stockholders, at the rate of $0.0328 and $0.128 per share per annum, respectively or if greater, amounts equal to dividends paid on the outstanding shares of common stock of the Company, when and as declared by the Board of Directors. Such dividends are not cumulative. After payment of the dividend preference, outstanding shares of Series A and Series B preferred stock shall participate with shares of common stock as to any additional declaration or payment of any dividend. As of December 31, 1997, no dividends have been declared.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A and Series B preferred stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of common stock, an amount per share equal to the sum of (i) $0.41 for each outstanding share of

                         FOCALINK COMMUNICATIONS, INC.

Series A preferred stock and $1.60 for each outstanding share of Series B preferred stock and (ii) an amount equal to declared but unpaid dividends on such shares. If upon the occurrence of such an event, the assets and funds distributed among the holders of the Series A and Series B preferred stock shall be insufficient to permit the payment of preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A and Series B preferred stock in proportion to the aggregate liquidation preference for the shares of such stock owned by each such holder.

Conversion

Each share of Series A and Series B preferred stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of common stock as determined by dividing the applicable original issue price by the conversion price applicable to such share in effect at the date of conversion. Each share of Series A and Series B preferred stock shall automatically be converted into shares of common stock immediately upon the earlier of the closing of a firm commitment under written public offering in which the public offering results in $10,000,000 or more in gross proceeds to the Company and the per share price to the public which is at least $5.00. At December 31, 1997, each share of Series A and Series B preferred stock can be converted to one share of common stock, subject to adjustments under specific circumstances. The Company has reserved a total of 5,126,250 shares of common stock in the event of preferred stock conversion.

Redemption

The Series A and Series B preferred stock is not redeemable.

Voting rights

The holder of each share of Series A and Series B preferred stock is entitled to one vote for each share of common stock into which such share of preferred stock is convertible. Fractional voting rights resulting from fractional shares shall be disregarded.

1995 Stock Option/Stock Issuance Plan

During 1995, the Company adopted the 1995 Stock Option Plan (the "Plan"). The options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Board of Directors at the time of grant. Options are granted at an exercise price determined by the Board of Directors. Stock Purchase Rights may also be granted, either alone, in addition to, or in tandem with other awards granted under the Plan.

Activity under the Plan is as follows:

                                              -----------------------------------------------------------------
                                                                            OUTSTANDING OPTIONS
                                                            ---------------------------------------------------
                                                                                                       WEIGHTED
                                                SHARES                                    AGGREGATE    AVERAGE
                                              AVAILABLE     NUMBER OF      EXERCISE       EXERCISE     EXERCISE
                                              FOR GRANT      SHARES          PRICE          PRICE       PRICE
                                              ----------    ---------    -------------    ---------    --------
Balances, January 1, 1997...................     255,636    1,057,008    $0.04 - $0.16    $139,825      $0.13
Options reserved............................     191,983           --
Options granted.............................    (134,895)     134,895             0.16      21,583      $0.16
Options exercised...........................          --      (11,192)            0.04        (448)      0.04
Options cancelled...........................     257,875     (257,875)    0.04 -  0.16     (32,579)      0.13
                                              ----------    ---------                     --------
Balances, December 31, 1997.................     570,599      922,836    $0.04 - $0.16     128,381      $0.14
                                              ==========    =========                     ========

As of December 31, 1997, options to purchase 240,047 shares of common stock were exercisable.

                         FOCALINK COMMUNICATIONS, INC.

The following table summarizes information with respect to stock options outstanding at December 31, 1997:

  ---------------------------------------------------------------------------------------
                                  WEIGHTED
   RANGE                           AVERAGE        WEIGHTED                       WEIGHTED
     OF                           REMAINING       AVERAGE                        AVERAGE
  EXERCISE        NUMBER         CONTRACTUAL      EXERCISE        NUMBER         EXERCISE
   PRICE        OUTSTANDING         LIFE           PRICE        EXERCISABLE       PRICE
  --------      -----------      -----------      --------      -----------      --------
   $0.04          183,667            8.7           $0.04          112,917         $0.04
   $0.16          739,169            9.5           $0.16          127,130         $0.16
                  -------                                         -------
                  922,836                                         240,017
                  =======                                         =======

The following disclosures concerning the Company's stock option plan are provided in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company accounts for the plan in accordance with APB No. 25 and related Interpretations.

The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1997:

Risk free interest rate.....................................     6.23%
Expected life...............................................  5 years

The weighted average fair value of the options granted in 1997 was $0.04.

NOTE 6 -- INCOME TAXES:

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using current tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

At December 31, 1997, the Company has federal and state net operating loss carryforwards of approximately $6,390,448 available to offset future regular and alternative minimum taxable income, if any. These operating loss carryforwards will expire between 2003 to 2011, if not utilized beforehand.

The difference between the effective tax rates at December 31, 1997 and the statutory federal income tax rate is due to the operating losses not benefited.

For federal and state tax purposes, a portion of the Company's net operating loss carryforwards may be subject to certain limitations on annual utilization in case of a change in ownership, as defined by federal and state tax law.

Temporary differences which give rise to significant portions of deferred tax assets and liabilities at December 31, 1997 are as follows:

                                                              -----------
                                                                 1997
                                                              -----------
DEFERRED TAX ASSETS AND LIABILITIES:
  Net operating loss carryforwards..........................  $ 4,349,000
  Capitalized research and development costs................       86,000
  Research and development credit...........................      109,000
  Depreciation and amortization.............................     (148,000)
  Other.....................................................       76,000
                                                              -----------
                                                                4,472,000
Valuation allowance.........................................   (4,472,000)
                                                              -----------
                                                              $        --
                                                              ===========

The Company has established a 100% valuation allowance against the deferred tax asset due to uncertainties concerning their realization.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts other than the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee are estimates.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC registration fee........................................  $
NASD filing fee.............................................
Nasdaq National Market listing fee..........................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Printing and engraving......................................
Blue sky fees and expenses (including legal fees)...........
Transfer agent fees.........................................
Miscellaneous...............................................
                                                              --------
          Total.............................................  $
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

As permitted by the Delaware General Corporation Law, the Registrant's Second Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Registrant or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases), or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the bylaws of the Registrant provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (3) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (4) the rights conferred in the bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Reference is also made to Section        of the Underwriting Agreement, which
provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Certificate of Incorporation, bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act of 1933.

The Registrant has applied for liability insurance for its officers and directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere in this prospectus:

                          DOCUMENT                            EXHIBIT NUMBER
                          --------                            --------------
Underwriting Agreement (draft dated                      ,
  1999).....................................................
Form of Certificate of Incorporation of Registrant..........
Form of Bylaws of Registrant................................
Form of Indemnification Agreement...........................
Form of Indemnification Agreement...........................

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

The Registrant has sold and issued the following securities since August 1, 1996:

(1) The Registrant from time to time has granted stock options to employees and consultants in reliance upon exemption from registration pursuant to either (1)
Section 4(2) of the Securities Act of 1933 or (2) Rule 701 promulgated under the Securities Act of 1933. The following table sets forth certain information regarding such grants:

                                                              NUMBER OF      EXERCISE
                                                               SHARES         PRICES
                                                              ---------   --------------
August 1, 1996 to December 31, 1996.........................   625,000    $         0.01
January 1, 1997 to December 31, 1997........................  1,827,255   $0.01 - $0.047
January 1, 1998 to December 31, 1998........................  6,345,885   $0.06 - $ 0.19
January 1, 1999 to August 12, 1999..........................  2,303,891   $0.06 - $ 0.50

For additional information concerning these transactions, please see "Management -- Benefit Plans" in the prospectus included in this registration statement.

(2) On September 5, 1996, we issued 525,000 shares of Series A preferred stock for an aggregate consideration of $105,000.

(3) On March 14, 1997, we issued 5,512,000 shares of Series B preferred stock for an aggregate consideration of $2,590,640.

(4) On December 31, 1997, we issued to the shareholders of Focalink in connection with the acquisition of Focalink: 336,909 shares of Common Stock for an aggregate consideration of $15,892; 569,525 shares of Series C-1 preferred stock for an aggregate consideration of $468,338.02; 605,122 shares of Series C-2 preferred stock for an aggregate consideration of $497,610.53; 2,282,730 shares of Series C-3 preferred stock for an aggregate consideration of $1,877,159.45; warrants to purchase 6,667 shares of Series C-1 preferred stock in consideration for exchanging Focalink warrants; warrants to purchase 9,894 shares of Series C-2 preferred stock in consideration for exchanging Focalink warrants; and warrants to purchase 159,636 shares of Series C-3 preferred stock in consideration for exchanging Focalink warrants.

(5) On March 4, 1998 and March 30, 1998, we issued 14,432,618 shares of Series D preferred stock for an aggregate consideration of $7,937,940.

(6) On August 26, 1998, we issued a warrant to Phoenix Leasing Incorporated exercisable for 76,305 shares of common stock at an exercise price of $0.69 per share in consideration for entering into a loan agreement.

(7) On August 26, 1998, we issued a warrant to Robert A. Kingsbrook exercisable for 8,479 shares of common stock at an exercise price of $0.69 per share in consideration for entering into a loan agreement.

(8) On November 30, 1998, we issued a warrant to Comdisco, Inc. exercisable for 72,337 shares of common stock at an exercise price of $0.72715 per share in consideration for entering into a letter of credit loan agreement.

(9) On November 30, 1998, we issued a warrant to Comdisco, Inc. exercisable for 515,712 shares of common stock at an exercise price of $0.72715 per share in consideration for entering into a loan agreement.

(10) On December 29, 1998, we issued a warrant to Silicon Valley Bank exercisable for 33,333 shares of common stock at an exercise price of $0.90 per share in consideration for entering into a loan agreement.

(11) On February 10, 1999, we issued a warrant to Comdisco, Inc. exercisable for 55,555 shares of common stock at an exercise price of $0.90 per share in consideration for entering into an equipment leaseline.

(12) On February 10, 1999, we issued 15,555,557 shares of Series E Preferred Stock for an aggregate purchase price of $14 million.

The above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to either (1) Section 4(2) of the Securities Act of 1933 as transactions not involving any public offering, or (2) Rule 701 promulgated under the Securities Act of 1933. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

NUMBER                            DESCRIPTION
------                            -----------
 1.1*     Form of Underwriting Agreement.
 2.1      Agreement and Plan of Merger by and among ClickOver, Inc.,
          Focalink Acquisition Corporation, Focalink Communications,
          Inc., Cupertino National Bank & Trust, Mayfield VII and
          Mayfield Associates Fund II, dated November 22, 1997.
 3.1*     Certificate of Incorporation, as amended.
 3.2*     Form of Amended and Restated Certificate of Incorporation to
          be in effect upon the closing of this offering.
 3.3*     Bylaws, as amended.
 3.4*     Form of Restated Bylaws to be in effect upon the closing of this offering.
 4.1*     Specimen common stock certificate.
 5.1*     Opinion of Brobeck, Phleger & Harrison LLP.
10.1      Series A Preferred Stock Purchase Agreement, dated September
          5, 1996.
10.2      Series B Preferred Stock Purchase Agreement, dated March 14,
          1997.
10.3      Series D Preferred Stock Purchase Agreement, dated March 4,
          1998.
10.4      Series E Preferred Stock Purchase Agreement, dated February
          10, 1999.
10.5      Amended and Restated Investor Rights Agreement, dated
          February 10, 1999.
10.6*     Senior Loan and Security Agreement between us and Phoenix
          Leasing Incorporated, dated August 26, 1998.
10.7*     Subordinated Loan and Security Agreement between us and
          Comdisco, Inc., dated November 30, 1998.
10.8*     L.O.C. Subordinated Loan and Security Agreement between us and Comdisco, Inc., dated November 30, 1998.
10.9*     Master Lease Agreement between us and Comdisco dated
          November 30, 1998.
10.10*    Loan and Security Agreement between us and Silicon Valley
          Bank, dated December 29, 1998.
10.11*    Loan and Security Agreement between us, MMC/GATX Partnership
          No. 1 and Comdisco, Inc., dated August 20, 1999.
10.12*    Lease Agreement between us and Harbor Investment Partners, dated November 20, 1998.
10.13*    Office Lease between us and ADS Bayshore Associates, dated
          September 17, 1996.
10.14*    Sublease between us and Whitelight Systems, Inc., dated
          January 13, 1999.
10.15*    Lease between us and Stanford BMW, dated April 25, 1997.
10.16*    Lease between us and Bar Building Associates Joint Venture, dated May 9, 1997, as addended.
10.17*    Agreement between us and i-traffic, dated December 23, 1998.
10.18*    Form of Employee Confidentiality and Inventions Agreement.
10.19*    Form of Indemnification Agreement between us and each of our directors.
10.20*    Form of Indemnification Agreement between us and each of our officers.
10.21     1996 Stock Option Plan.
10.22     1996 Stock Option Plan Form of Incentive Stock Option
          Agreement.
10.23     1996 Stock Option Plan Form of Nonqualified Stock Option
          Agreement.
10.24     1996 Stock Option Plan Form of Stock Purchase Agreement.
10.25     1998 Stock Option/Stock Issuance Plan.

NUMBER                            DESCRIPTION
------                            -----------
10.26     1998 Stock Option/Stock Issuance Plan Form of Stock Option
          Agreement.
10.27     1998 Stock Option/Stock Issuance Plan Form of Stock Purchase
          Agreement.
10.28     1998 Stock Option/Stock Issuance Plan Form of Stock Issuance
          Agreement.
10.29     1998 Stock Option/Stock Issuance Plan Form of Notice of
          Grant.
23.1      Independent Accountants' Consent.
23.2*     Consent of Brobeck, Phleger & Harrison LLP (included in
          Exhibit 5.1).
24.1      Powers of Attorney (See Signature Page on Page II-4).
27.1      Financial Data Schedule.

---------------
* To be filed by amendment.

(b) Financial Statement Schedules.

    Schedule II -- Valuation and Qualifying Accounts and Reserves

    Schedules other than that listed above are either not required or the information required to be furnished therein is included elsewhere in the financial statements.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Palo Alto, California, on this 27th day of August, 1999.

                                 ADKNOWLEDGE INC.

                                 By: /s/ SCOTT L. KAUFFMAN
                                   ---------------------------------------------
                                     Scott L. Kauffman, President and Chief
                                     Executive Officer

                               POWER OF ATTORNEY

We, the undersigned directors and/or officers of AdKnowledge Inc. (the "Company"), hereby severally constitute and appoint Scott L. Kauffman, with full powers of substitution and resubstitution, our true and lawful attorney in fact, with full powers to him to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 field with the SEC, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under such Act of the Company's equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney, and full power and authority to do and perform each and every act and thing necessary or appropriate to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorney, or his substitute or substitutes, shall do or cause to be done by virtue of this Power Attorney.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated:

                  SIGNATURE                                           TITLE(S)                        DATE
                  ---------                                           --------                        ----

/s/ SCOTT L. KAUFFMAN
---------------------------------------------          President and Chief Executive Officer
Scott L. Kauffman                                      (principal executive officer) and a Director   August 27, 1999
/s/ KIMBERLY A. FINDER
---------------------------------------------          Secretary and Director of Finance (principal
Kimberly A. Finder                                     financial and accounting officer)              August 27, 1999

/s/ PHILIPPE CASES
---------------------------------------------
Philippe Cases                                         Director                                       August 27, 1999

/s/ SAMANTHA MCCUEN
---------------------------------------------
Samantha McCuen                                        Director                                       August 27, 1999

/s/ STEVEN ESKENAZI
---------------------------------------------
Steven Eskenazi                                        Director                                       August 27, 1999

/s/ RUSSELL SIEGELMAN
---------------------------------------------
Russell Siegelman                                      Director                                       August 27, 1999

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors
of AdKnowledge Inc.

Our audits of the financial statements referred to in our report dated June 25, 1999 on page F-2 also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

San Jose, California
June 25, 1999

              SCHEDULE II -- PURSUANT TO REGULATION S-X RULE 12-09
                                ADKNOWLEDGE INC.
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

                                                  -----------------------------------------------------------------
                                                                                            DEDUCTIONS
                                                  BALANCE AT     ADDITIONS     ADDITIONS     (CHARGES     BALANCES
                                                  BEGINNING     (CHARGES TO    (ACQUIRED     AGAINST       AT END
                  DESCRIPTION                     OF PERIOD      EXPENSES)     RESERVES)    RESERVES)     OF PERIOD
                  -----------                     ----------    -----------    ---------    ----------    ---------
For the period from July 10, 1996 (date of
  inception)
  to December 31, 1996
  Allowance for doubtful accounts...............     $ --          $ --          $ --          $ --         $ --
                                                     ====          ====          ====          ====         ====
Year ended December 31, 1997
  Allowance for doubtful accounts...............     $ --          $ 88            26          $ --         $114
                                                     ====          ====          ====          ====         ====
Year ended December 31, 1998
  Allowance for doubtful accounts...............     $114          $199          $ --          $224         $ 89
                                                     ====          ====          ====          ====         ====

                               INDEX TO EXHIBITS

NUMBER                            DESCRIPTION
------                            -----------
 1.1*     Form of Underwriting Agreement.
 2.1      Agreement and Plan of Merger by and among ClickOver, Inc.,
          Focalink Acquisition Corporation, Focalink Communications,
          Inc., Cupertino National Bank & Trust, Mayfield VII and
          Mayfield Associates Fund II, dated November 22, 1997.
 3.1*     Certificate of Incorporation, as amended.
 3.2*     Form of Amended and Restated Certificate of Incorporation to
          be in effect upon the closing of this offering.
 3.3*     Bylaws, as amended.
 3.4*     Form of Restated Bylaws to be in effect upon the closing of this offering.
 4.1*     Specimen common stock certificate.
 5.1*     Opinion of Brobeck, Phleger & Harrison LLP.
10.1      Series A Preferred Stock Purchase Agreement, dated September
          5, 1996.
10.2      Series B Preferred Stock Purchase Agreement, dated March 14,
          1997.
10.3      Series D Preferred Stock Purchase Agreement, dated March 4,
          1998.
10.4      Series E Preferred Stock Purchase Agreement, dated February
          10, 1999.
10.5      Amended and Restated Investor Rights Agreement, dated
          February 10, 1999.
10.6*     Senior Loan and Security Agreement between us and Phoenix
          Leasing Incorporated, dated August 26, 1998.
10.7*     Subordinated Loan and Security Agreement between us and
          Comdisco, Inc., dated November 30, 1998.
10.8*     L.O.C. Subordinated Loan and Security Agreement between us and Comdisco, Inc., dated November 30, 1998.
10.9*     Master Lease Agreement between us and Comdisco dated
          November 30, 1998.
10.10*    Loan and Security Agreement between us and Silicon Valley
          Bank, dated December 29, 1998.
10.11*    Loan and Security Agreement between us, MMC/GATX Partnership
          No. 1 and Comdisco, Inc., dated August 20, 1999.
10.12*    Lease Agreement between us and Harbor Investment Partners, dated November 20, 1998.
10.13*    Office Lease between us and ADS Bayshore Associates, dated
          September 17, 1996.
10.14*    Sublease between us and Whitelight Systems, Inc., dated
          January 13, 1999.
10.15*    Lease between us and Stanford BMW, dated April 25, 1997.
10.16*    Lease between us and Bar Building Associates Joint Venture, dated May 9, 1997, as addended.
10.17*    Agreement between us and i-traffic, dated December 23, 1998.
10.18*    Form of Employee Confidentiality and Inventions Agreement.
10.19*    Form of Indemnification Agreement between us and each of our directors.
10.20*    Form of Indemnification Agreement between us and each of our officers.
10.21     1996 Stock Option Plan.
10.22     1996 Stock Option Plan Form of Incentive Stock Option
          Agreement.
10.23     1996 Stock Option Plan Form of Nonqualified Stock Option
          Agreement.
10.24     1996 Stock Option Plan Form of Stock Purchase Agreement.
10.25     1998 Stock Option/Stock Issuance Plan.
10.26     1998 Stock Option/Stock Issuance Plan Form of Stock Option
          Agreement.
10.27     1998 Stock Option/Stock Issuance Plan Form of Stock Purchase
          Agreement.
10.28     1998 Stock Option/Stock Issuance Plan Form of Stock Issuance
          Agreement.
10.29     1998 Stock Option/Stock Issuance Plan Form of Notice of
          Grant.
23.1      Independent Accountants' Consent.
23.2*     Consent of Brobeck, Phleger & Harrison LLP (included in
          Exhibit 5.1).
24.1      Powers of Attorney (See Signature Page on Page II-4).
27.1      Financial Data Schedule.

---------------
* To be filed by amendment.